As filed with the U.S. Securities and Exchange Commission on July 14, 2025.

Registration No. 333-286965

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Elite Express Holding Inc.

(Exact name of registrant as specified in its charter)

Delaware	4210	99-2516128
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23046 Avenida De La Carlota, Suite 600

Laguna Hills, CA 92653

(949) 758-0650

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yidan Chen

Chief Executive Officer

23046 Avenida De La Carlota, Suite 600

Laguna Hills, CA 92653

(949) 758-0650

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Sally Yin, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2206	David Danovitch, Esq. Aaron Schleicher, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 (212) 660-3060

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

DATED JULY 14, 2025

4,000,000 Shares of Class A Common Stock

ELITE EXPRESS HOLDING INC.

This is an initial public offering on a firm commitment basis of 4,000,000 shares of Class A common stock, par value $0.000001 (“Class A common stock”), of Elite Express Holding Inc., a Delaware corporation (“ETS”). Prior to this offering, there has been no public market for our Class A common stock. We expect the initial public offering price of the Class A common stock to be $4.00 per share.

We have reserved the symbol “ETS” for purposes of listing our Class A common stock and have applied to list our Class A common stock on The Nasdaq Capital Market. At this time,  the Nasdaq Stock Market LLC (“Nasdaq”) has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on The Nasdaq Capital Market.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Mr. Huan Liu, our Chairman of the Board of Directors, currently holds approximately 52.63% of the aggregate voting power of our issued and outstanding shares of Class A and Class B common stock. Immediately after the consummation of this offering, assuming the sale of 4,000,000 shares of Class A common stock and no exercise of the underwriters’ over-allotment option, Mr. Huan Liu’s voting power is anticipated to decrease to approximately 49.83%, falling below 50% threshold. As a result, we expect that we will not be classified as a “controlled company” under Nasdaq Rule 5615(c). Nevertheless, significant voting influence will remain concentrated among our directors, executive officers, and major stockholders, who will collectively continue to exert substantial direct or indirect control over our company. For further information, see “Principal Stockholders” and “Risk Factors – Trading Risks - The dual-class structure of our common stock has the effect of concentrating voting control with those stockholders who hold our Class B common stock. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments to our organizational documents, and a change in control, merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Initial public offering price of Class A common stock	$	$	$
Underwriters' discounts and commissions(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance to 1.0% of the gross proceeds raised in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option).

(2)

See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the representative of the underwriters in this offering (the “Representative”) an option for a period of 45 days after the date of this prospectus to purchase up to an additional 15% of the total number of shares of Class A common stock to be offered by us pursuant to this offering (excluding shares of Class A common stock subject to this option), solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discounts and commissions. If the Representative exercises the option in full, the total underwriting discounts payable will be $[●], based on an assumed initial public offering price of $4.00 per share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $[●].

The underwriters expect to deliver the shares of our Class A common stock against payment in U.S. dollars in New York, New York on or about [●], 2025.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2025

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell the Class A common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

For Investors Outside the United States: The underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting” for additional information on these restrictions.

ABOUT THIS PROSPECTUS

Basis of Presentation

In this prospectus, unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer (i) prior to the consummation of the reorganization transactions on October 25, 2024 described in “Business—Corporate History and Structure,” to JAR Transportation Inc, a California general stock corporation and (ii) after the consummation of the reorganization transactions on October 25, 2024 described in “Business—Corporate History and Structure,” to Elite Express Holding Inc., a Delaware corporation and its subsidiary, JAR Transportation Inc, and other subsidiaries if any. References to “Predecessor” are to JAR Transportation Inc prior to October 26, 2024 and “Successor” are to Elite Express Holding Inc. and its subsidiary, JAR Transportation Inc, after October 25, 2024. For further information, see “Business—Corporate History and Structure.”

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Representative of its over-allotment option.

Numerical figures included in this prospectus may have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Certain Definitions

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

·	“AI” are to artificial intelligence;

·	“Bylaws” are to our bylaws, as amended;

·	“Certificate of Incorporation” are to our certificate of incorporation, as amended;

·	“Class A common stock” are to our shares of Class A common stock, par value $0.000001 per share;

·	“Class B common stock” are to our shares of Class B common stock, par value $0.000001 per share;

·	“common stock” are to our shares of Class A common stock and Class B common stock combined;

·	“ETS” are to Elite Express Holding Inc., a Delaware corporation;

·	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

·	“FedEx” are to Federal Express Corporation;

·	“JAR” or “operating entity” are to JAR Transportation Inc, a California corporation;

·	“preferred stock” are to our shares of preferred stock, par value $0.000001 per share, none of which are issued and outstanding;

·	“SEC” are to the United States Securities and Exchange Commission;

·	“Securities Act” are to the Securities Act of 1933, as amended;

·	“U.S.”, “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

·	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

·	“we,” “us,” “our,” “our Company,” or the “Company” are to ETS and its subsidiary, JAR, and other subsidiaries, as the case may be.

Market and Industry Data

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of the estimates of the Company’s management presented herein are based upon review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information by the Company’s management. Third-party industry publications and forecasts state that the information contained therein has been obtained from sources generally believed to be reliable, yet not independently verified. The industry data, market data and estimates used in this prospectus involve assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although we have no reason to believe that the information from industry publications and surveys included in this prospectus is unreliable, we have not verified this information and cannot guarantee its accuracy or completeness. We believe that industry data, market data and related estimates provide general guidance, but are inherently imprecise. The industry in which the Company’s operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

Trademarks, Service Marks and Trade Names

This prospectus contains references to our trademark and service marks and to those belonging to other entities. Solely for convenience, trademarks, and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A common stock, discussed under “Risk Factors,” before deciding whether to buy our Class A common stock.

Business Overview

Our Company

We are a holding company incorporated in Delaware. Through our wholly owned subsidiary, JAR Transportation Inc., a California-based operating entity, we specialize in last-mile delivery services within California. Our core business focuses on retrieving packages from distribution hubs and ensuring their prompt and secure delivery to recipients’ doorsteps. Committed to innovation and efficiency, our mission is to optimize last-mile logistics by providing efficient, reliable, and innovative delivery solutions.

As of the date of this prospectus, we employ approximately 25 full-time and 3 part-time staff, including approximately 20 drivers. Our fleet consists of approximately 23 trucks and trailers. We provide exclusive pickup and delivery services within our designated service area, covering approximately 1,665.28 square miles. We utilize GroundCloud, a leading logistics software, during our course of business, for route optimization, driver management, and compliance monitoring. Additionally, we are actively expanding our investment in advanced technologies to enhance our scalability, automate our operations, and drive our data-driven decision-making. On an average day, we complete between 1,000 to 1,700 stops, facilitating the pickup and delivery of approximately 1,200 to 2,000 packages. During peak seasons, our daily stops rise to an estimated 2,000, allowing us to meet heightened demand with efficiency and reliability.

For the year ended November 30, 2023 (Predecessor), we reported total revenue of $2,426,026 and incurred a net loss of $208,390. For the period from December 1, 2023 to October 25, 2024 (Predecessor), we reported a total revenue of $2,192,893 and a net loss of $77,735. For the period from October 26, 2024 to November 30, 2024 (Successor), we reported total revenue of $251,049 and a net loss of $300,703. For the six months ended May 31, 2025, we reported total revenue of $1,322,393 and incurred a net loss of $312,603. During this period, 100% of our revenue was derived from our subsidiary’s last-mile delivery services to our sole customer, FedEx.

Our Strengths

We believe the following competitive advantages are essential for our success and distinguish us from our competitors:

·	Service capacity;
·	Service quality;
·	Operating independence;
·	Relative exclusivity in the service areas;
·	Predictable revenue model;
·	Safety maintenance; and
·	Professional management.

For further information on our strengths, see “Business—Our Competitive Strengths.”

Growth Strategies

We have the following growth strategies to strengthen our competitive position, broaden our market reach, and enhance our operational efficiency:

·	Expansion of delivery routes;
·	App development;
·	Eco-friendly transition, technology, and automation; and
·	Operational optimization.

For further information on our growth strategies, see “Business—Growth Strategies.”

Corporate Information

ETS was incorporated under the laws of the State of Delaware as a corporation on April 3, 2024. For more details on our corporate history and structure, please refer to “Business—Corporate History and Structure.”

Our principal executive office is located at 23046 Avenida De la Carlota, Suite 600, Laguna Hills, CA, 92653. Our telephone number is (949) 758-0650 and our website address is https://eliteexpressholding.com/. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

Summary of Risk Factors

Investing in our Class A common stock involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A common stock. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risk relating to our business (for a more detailed discussion, see “Risk Factors—Risk relating to our business and industry” beginning on page 9 of this prospectus)

Risks and uncertainties related to our businesses include, but are not limited to, the following:

·	Our business is heavily dependent on FedEx, making us vulnerable to changes in our relationship with FedEx (see page 9 of this prospectus);
·	Our business depends on our ability to attract new customers and retain and provide services to our existing customer. Any decline in customer acquisition or retention would harm our business (see page 9 of this prospectus);
·	Our business depends on our ability to provide consistently high-quality services (see page 9 of this prospectus);
·	We experience significant seasonal fluctuations in our business (see page 10 of this prospectus);
·	If we fail to recruit or retain capable drivers or other qualified employees, we may be unable to maintain our service quality (see page 10 of this prospectus);
·	Changing fuel and energy prices, and interruptions in supplies of these commodities could materially adversely affect us (see page 10 of this prospectus);
·	Our business involves safety risks and the materialization of such risks will affect our business operations and financial results (see page 10 of this prospectus);
·	Our industry is rapidly evolving. We expect to continue to face significant competition, which could materially adversely affect us (see page 10 of this prospectus);
·	Systems failures and technological interruptions could adversely affect our business (see page 11 of this prospectus); and
·	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful (see page 11 of this prospectus).

Legal, Regulatory, and Compliance Risks (for a more detailed discussion, see “Risk Factors—Legal, Regulatory, and Compliance Risks” beginning on page 14 of this prospectus)

Risks and uncertainties related to legal, regulatory, and compliance include, but are not limited to, the following:

·	We are exposed to potential regulatory and compliance risks (see page 14 of this prospectus);
·	Our business is subject to complex and evolving laws and regulations regarding data protection (see page 14 of this prospectus);
·	We may be affected by global climate change or by legal, regulatory, or market responses to such change (see page 14 of this prospectus);
·	We maintain significant physical operations. Increases in operational security requirements impose substantial costs on us and we could be the target of an attack or have a security breach, which could materially adversely affect us (see page 15 of this prospectus);
·	Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance (see page 15 of this prospectus); and
·	We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page 15 of this prospectus).

Trading Risks (for a more detailed discussion, see “Risk Factors—Trading Risks” beginning on page 16 of this prospectus)

·	There has been no public market for our Class A common stock prior to this offering, and you may not be able to resell our Class A common stock at or above the price you pay for them, or at all (see page 16 of this prospectus);
·	The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares of Class A common stock at or above the initial public offering price (see page 16 of this prospectus);

·	The price of our Class A common stock could be subject to rapid and substantial volatility (see page 16 of this prospectus);
·	You will experience immediate and substantial dilution in the net tangible book value of Class A common stock purchased in this offering (see page 17 of this prospectus);
·

Our Certificate of Incorporation and Bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock and could deprive our investors of the opportunity to receive a premium for their shares (see page 17 of this prospectus);

·	If we fail to implement and maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected (see page 18 of this prospectus);
·	We will incur substantial increased costs as a result of being a public company (see page 18 of this prospectus);
·	We may not be able to maintain the listing of our Class A common stock on The Nasdaq Capital Market (see page 19 of this prospectus);
·	Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline (see page 19 of this prospectus);
·	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A common stock, the price of our Class A common stock and trading volume could decline (see page 19 of this prospectus); and
·	Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A common stock (see page 19 of this prospectus).

Implications of Being an “Emerging Growth Company” and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

·	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

·	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

·	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

·	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

·	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

·	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

We are also a “smaller reporting company” as defined under the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting Common Stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

THE OFFERING

Shares of Class A common stock offered	4,000,000 shares, based on an assumed initial public offering price of $4.00 per share.

Price per share	We currently estimate that the initial public offering price will be $4.00 per share.

Shares of common stock outstanding prior to completion of this offering

12,916,672 shares, including 8,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock.

Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock will be entitled to one vote per share of Class A common stock and each holder of Class B common stock will be entitled to fifteen votes per share of Class B common stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class.

Shares of common stock outstanding immediately after this offering

16,916,672 shares of common stock, including (i) 12,750,005 shares of Class A common stock and (ii) 4,166,667 shares of Class B common stock assuming no exercise of the Representative’s over-allotment option

17,516,672 shares of common stock, including (i) 13,350,005 shares of Class A common stock and (ii) 4,166,667 shares of Class B common stock assuming full exercise of the Representative’s over-allotment option

Listing	We have applied to have our Class A common stock listed on The Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on The Nasdaq Capital Market.

Proposed ticker symbol	“ETS”

Transfer Agent	VStock Transfer, LLC

Over-allotment Option

We have granted to the Representative an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of our Class A common stock (15% of the total number of shares offered by us in the offering).

Use of proceeds

We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $14,040,923 (or approximately $16,272,923 if the Representative exercises its over-allotment, in full), based on an assumed initial public offering price of $4.00 per share.

We intend to use approximately 60% of the net proceeds raised from this offering for equity acquisitions, asset acquisitions, and other investments in businesses, approximately 30% for upgrading our fleet, which includes transitioning to electric vehicles and integrating advanced technology, approximately 5% for working capital and general corporate purposes, and approximately 5% for maintaining and upgrading a mobile application to connect drivers with businesses that have route business demands. See “Use of Proceeds” on page 22 for more information.

Lock-up agreements

We have agreed not to, for a period of six months from the closing of this offering, (i) offer, pledge, sell, or otherwise transfer or dispose of, directly or indirectly, any number of shares issued by us or any securities convertible into or exercisable or exchangeable for shares issued by us, and (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares issued by us or any securities convertible into or exercisable or exchangeable for shares issued by us.

All of our directors and officers and our principal stockholders (5% or more stockholders) have agreed with the underwriters, subject to certain exceptions, not to offer, sell, pledge, or otherwise transfer or dispose of, directly or indirectly, any number of shares issued by us or any securities convertible into or exercisable or exchangeable for shares issued by us for a period of 180 days after the effective date of this registration statement. See “Underwriting—Lock-up Agreements” for more information.

Risk factors	The Class A common stock offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 9 for a discussion of factors to consider before deciding to invest in our Class A common stock.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A common stock if you can bear the risk of loss of your entire investment.

Risks Relating to Our Business and Industry

Our business is heavily dependent on FedEx, making us vulnerable to changes in our relationship with FedEx.

Our business model is heavily dependent on FedEx. For the reporting periods from December 1, 2022, to May 31, 2025, and as of the date of this prospectus, FedEx has been our sole customer to which we provided pickup and delivery service. This heavy dependence on FedEx makes our business vulnerable if our relationship with such customer deteriorates or if such customer significantly reduces the demand for our service. As of the date of this prospectus, we are exploring connections with potential customers who require last-mile delivery service but we have not yet entered into any definitive agreements for securing new customers. The impact of a significant customer on our revenue and profitability can vary based on a number of factors, including: contractual volume amounts; pricing terms; e-commerce or other industry trends, including those related to the holiday season; business combinations and the overall growth of a customer’s underlying business; as well as any disruptions to a customer’s business. A significant customer could choose to divert all or a portion of its business with us to one of our competitors, demand pricing concessions, request enhanced services that increase our costs, or develop their own logistics capabilities that result in a loss of relationship with us. In addition, certain contractual arrangements with a significant customer can increase the vulnerability of our business. For example, we usually enter into contracts with FedEx for a duration of approximately one year and such contracts generally provide that (i) there is no obligation or expectation for entry into a subsequent contract at the expiration of a contract; and (ii) the contract includes certain termination rights of either party upon the occurrence of certain events or without cause by mutual agreement at any time. If all or a portion of our business relationship with a significant customer were to terminate or significantly change, this could materially adversely affect us.

Our business depends on our ability to attract new customers and retain and provide services to our existing customer. Any decline in customer acquisition or retention would harm our business.

Our business depends upon our ability to attract new customers, and maintain and expand our relationship with our existing customer. To retain the business of our only customer FedEx, we have committed to consistently meeting performance metrics and optimizing our operations. See “Business—Our Customer” for further details. We need to add new customers to grow our business. If our only customer terminates or does not renew its business relationship with us, or renew its service contract on less favorable terms or for fewer services, and we do not acquire replacement customers or otherwise grow our customer base, our business and results of operations will be materially and adversely affected.

Our business depends on our ability to provide consistently high-quality services.

Our ability to attract and retain customers is dependent in part on our ability to provide high-quality services. As of the date of this prospectus, we adhere to rigorous industrial and contractual standards to ensure our service quality. For example, our employees providing delivery service must satisfy certain appearance, safety, qualification, and other requirements. Our vehicles for the provision of delivery service must satisfy specific size, type, color, and other requirements. See “Business—Our Competitive Strengths.” As we continue to grow our business and improve our offerings, we will face challenges related to providing high-quality services at scale, such as heightened risks of theft, loss, damage, destruction, or delay in the handling, transporting, and storing of packages, rude conduct and speeding violations of our drivers, and severe traffic accidents. Any failure to maintain high-quality services, or a market perception that we do not maintain high-quality services, could harm our reputation and adversely affect our ability to scale our business, our financial condition, and results of operations.

We experience significant seasonal fluctuations in our business.

Our business is highly dependent on consumer spending habits. We are susceptible to changes in consumer activity over the course of the calendar year. For example, consumer activity is impacted by sales during holiday seasons. Sales during holiday seasons generally lead to increased volume of online purchases and increased order volume in our services. Our estimated daily operations are 1,000 to 1,700 stops, with around 1,200 to 2,000 packages to be picked up and delivered per day on average. However, during peak seasons, we estimate to make approximately 2,000 stops on a daily basis. See “Business—Our Services.” We seek to address seasonality by making advance forecasts and allocating our resources accordingly. Our resource allocation measures may include temporary hiring of additional drivers and flexible routing strategies for delivery. Seasonality has caused and will likely continue to cause fluctuations in our financial results on a quarterly basis. In addition, other seasonal trends may develop and the existing seasonal trends that we experience may become more pronounced and contribute to greater fluctuations in our results of operations as we continue to scale and our growth slows. As such, we may not accurately forecast our results of operations and we may not be able to adjust or plan quickly enough if our revenue is less than expected, causing our results of operations to fail to meet our expectations or the expectations of investors.

If we fail to recruit or retain capable drivers or other qualified employees, we may be unable to maintain our service quality.

We depend on the skills and continued service of capable drivers and other qualified employees for the provision of pickup and delivery service. We regularly hire part-time and seasonal workers. Labor costs are a significant component of our cost structure as of the date of this prospectus. See our consolidated financial statements and related notes included elsewhere in this prospectus for further details. We must be able to attract, develop and retain skillful and qualified workforce. If we are unable to hire, properly train or retain qualified employees, we could experience decreased service quality, higher labor costs, reduced revenues, regulatory noncompliance, customer losses and diminution of our company culture. Our ability to control labor costs has in the past been, and is expected to continue to be, subject to numerous factors, including labor-related contractual obligations, turnover, training costs, regulatory changes, market pressures, inflation, unemployment levels and healthcare and other benefit costs. While we invest in regular training programs to improve our workforce and offer benefit programs, it may not fully eliminate the risk of employee turnover. Our inability to retain experienced and motivated employees may materially adversely affect us.

Changing fuel and energy prices, and interruptions in supplies of these commodities could materially adversely affect us.

Fuel and energy costs have a significant impact on our operations and account for a material percentage of our cost structure as of the date of this prospectus. See our consolidated financial statements and related notes included elsewhere in this prospectus for further details. We require significant quantities of fuel for our delivery vehicles and are exposed to the risks associated with variations in the market price for petroleum products, including gasoline. We seek to mitigate our exposure to changing fuel prices through exploring the adoption of electric vehicles to reduce our dependency on fuel. There can be no assurance that this strategy will be effective. If we are unable to maintain or increase our fuel surcharges, higher fuel costs could materially adversely impact our operating results. Even if we are able to offset changes in fuel costs with surcharges, high fuel surcharges may result in an overall reduction in service volume, revenue and profitability. Moreover, we could experience a disruption in energy supplies as a result of weather-related events, natural disasters, political disruptions or wars involving oil-producing countries, economic sanctions imposed against oil-producing countries or specific industry participants, changes in governmental policy concerning fuel production, transportation, taxes, or marketing, changes in refining capacity, environmental concerns, cyberattacks, public and investor sentiment, or other factors beyond our control, which could have a material adverse effect on us.

Our business involves safety risks and the materialization of such risks will affect our business operations and financial results.

Our business centers around transportation and involves inherent safety risks, which may not be eliminated through implementing the current risk management policies and control measures, such as safety inspections on our vehicles and safety awareness training for our drivers. The provision of delivery service may present risks and dangers, such as mal-manipulation of the vehicles, vehicle or equipment failure and other issues arising from driving. The materialization of any of such risks may result in personal injury, business disruption or negative impact on our business.

Our industry is rapidly evolving. We expect to continue to face significant competition, which could materially adversely affect us.

Our industry continues to rapidly evolve, including demands for faster deliveries, increased visibility into shipments, and development of other services. We expect to continue to face significant competition. As of the date of this prospectus, we mainly operate and compete in the State of California. We face competition from companies of various operational scales, which include Amazon Logistics, Aramex, DHL, DoorDash, DPD, Grubhub, Postmates, UPS, USPS, and certain regional service providers. New technologies may also create additional sources of competition. Competitors have cost, operational and organizational structures that differ from ours and may offer services or pricing terms that we are not willing or able to offer. Competitors may improve their financial capacity and strengthen their competitive positions as a result of transportation market growth. Business combinations could also result in competitors providing a wider variety of services and products at competitive prices, which could also materially adversely affect us. If we do not appropriately respond to competitive pressures, including replacing any lost volume or maintaining our profitability, we could be materially adversely affected.

Systems failures and technological interruptions could adversely affect our business.

We implement information technology systems to facilitate the provision of our services and to process, transmit, and store information in relation to our operations. For example, we employ software, which provides GPS and route navigation functionality and is developed by third parties and licensed to us, to help optimize delivery routes, particularly during peak seasons. These information technology systems may be vulnerable to interruption due to a variety of events beyond control, including but not limited to, natural disasters, telecommunications failures, computer viruses, hacking and other security issues. Any material interruptions or failures in these information technology systems could cause disruptions in business operations and may require a significant investment to update, remediate or replace with alternate systems. The costs and potential problems associated with supporting, maintaining, remediating and upgrading the existing information technology systems, or with implementing new systems, may severely disrupt our business operations.

We may use AI in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability, and adversely affect our results of operations.

We may incorporate AI solutions into our offerings, services, and features, or in support of internal business operations, and these applications may become important in our operations over time. Our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our results of operations. Additionally, if the content, analyses, or recommendations that AI applications assist in producing are or are alleged to be deficient, inaccurate, inappropriate, or biased, or if the use of AI results in, or is alleged to have resulted in, the infringement of the intellectual property of third parties, we may be subject to legal claims or liability and our business, financial condition, and results of operations may be adversely affected. The use of AI applications may result in data leakage or unauthorized exposure of data, including confidential business information, the personal data of end users, or other sensitive information. Such leakage or unauthorized exposure of data related to our use of AI applications could result in legal claims or liability or otherwise adversely affect our reputation and results of operations. AI also presents emerging ethical issues and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including potential government regulation of AI, may require significant resources to develop, test, and maintain our offerings, services, and features to help us implement AI in a manner that complies with applicable laws and regulations and ethically in order to minimize unintended, harmful impact.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We launched operations on May 27, 2020. We have incurred operating losses in the past. We incurred $208,390 in net loss for the year ended November 30, 2023 (Predecessor), $77,735 in net loss from December 1, 2023 to October 25, 2024 (Predecessor), and $300,703 in net loss from October 26, 2024 to November 30, 2024 (Successor). During the six months ended May 31, 2025, we incurred $312,603 in net loss. We cannot guarantee that we will generate sufficient revenue to offset our operating costs. If we cannot successfully earn revenue at a rate that exceeds the operational costs associated with our service, we will not be able to achieve or sustain profitability or generate positive cash flow on a sustained basis.

Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

·	accurately forecast our revenue and plan our operating expenses;

·	increase the number of and retain existing customers;

·	successfully compete with current and future competitors;

·	successfully expand our business in existing markets and categories and enter new markets and categories;

·	successfully integrate acquired technologies and businesses into our own;

·	anticipate and respond to macroeconomic changes and changes in the markets in which we operate, including with respect to inflation and other fluctuations in prices such as gasoline and fuel costs;

·	maintain and enhance the value of our reputation and brand;

·	adapt to rapidly evolving trends in the ways corporate customers and individual consumers interact with technology;

·	avoid interruptions or disruptions in our service;

·	develop and maintain a scalable, high-performance infrastructure that can efficiently and reliably handle increased service demand;

·	hire, integrate, motivate, and retain talented technology, customer service, and other personnel;

·	effectively manage growth in our personnel and operations; and

·	effectively manage our costs related to our operations.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future results of operations may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our business, financial condition, and results of operations could be adversely affected.

If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.

We expect our business to grow in terms of scale and diversity of operations. In addition, we plan to execute certain growth strategies to strengthen our competitive position, broaden market reach, and enhance operational efficiency. See “Business—Growth Strategies.” Such expansions will increase the complexity of our operations and may cause strain on our managerial, operational, and financial resources. We must continue to hire, train, and effectively manage new employees. The expansion of our services will also require us to maintain consistency in the quality of our services so that our market reputation is not damaged by any deviations in quality, whether actual or perceived.

Our future results of operations also depend largely on our ability to execute our future plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

·	we face challenges in responding to evolving industry standards and government regulation that impact our business and industry in general;

·	the technological or operational challenges may arise from the new services;

·	the execution of our future plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and

·	the successful execution of our strategies is subject to factors beyond our control, such as general market conditions, and economic and political developments in the United States and globally.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. There is no assurance that the investment to be made by our Company as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

Our inability to effectively integrate any acquired businesses and realize the anticipated benefits of any acquisitions, joint ventures, strategic alliances or dispositions could materially adversely affect us.

From time to time we may acquire businesses, form joint ventures and strategic alliances, and dispose of operations. See “Business.” Whether we realize the anticipated benefits from these transactions depends, in part, upon successful integration between the businesses involved, the performance of the underlying operations, capabilities or technologies and the management of the acquired operations. Accordingly, our financial results could be materially adversely affected by our failure to effectively integrate acquired operations, unanticipated performance or other issues or transaction-related charges.

Any acquisitions and investments that we make could require significant management attention, disrupt our business, result in dilution to our stockholders, and could adversely affect our business, operating results, and financial condition.

Our failure to close transactions with acquisition targets for which we may invest significant time and resources or other potential acquisition targets could have a material adverse effect on our financial condition and cash flows.  In addition, even if consummated, the anticipated benefits of any acquisition or investment may not be realized, and we may be exposed to unknown risks, any of which could adversely affect our business, results of operations and financial condition, including risks arising from:

·	ineffectiveness or incompatibility of acquired businesses or services;

·	potential loss of key employees of the acquired business;

·	inability to maintain key business relationships and reputation of the acquired business;

·	diversion of management attention from other business concerns;

·	litigation arising from the acquisition or the activities of the acquired business, including claims from terminated employees, customers, former stockholders or other third parties;

·	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our risk of liability;

·	complications in the integration of acquired businesses or diminished prospects;

·	failure to generate the expected financial results related to an acquisition on a timely manner or at all; and

·	failure to accurately forecast the impact of an acquisition transaction; and implementation or remediation of effective controls, procedures, and policies for acquired businesses.

To fund any future acquisitions, we may pay cash or issue additional shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock, which could dilute our stockholders or diminish our cash reserves. Borrowing to fund any acquisitions would result in increased fixed obligations and could also subject us to covenants or other restrictions that could limit our ability to effectively run our business.

If we are unable to secure sufficient financing when needed, our ability to execute our business plan as outlined in this prospectus will be impaired, which may negatively impact our business and prospects.

Sustaining our ongoing operations and propelling future growth requires a significant investment in capital assets, coupled with sufficient working capital. In particular, as a growing company, we expect to require additional capital to finance our operations, make strategic investments, or respond to market conditions. There can be no assurance that we will be able to obtain the necessary financing to support our growth plans on favorable terms or at all. Factors beyond our control, such as unfavorable market conditions, general economic downturns, or investor sentiment, may make it challenging for us to secure additional funding. In the event we are unable to obtain additional financing, we may have to significantly limit, or even terminate, our primary operations, or delay, reduce, or eliminate certain of our planned operations, resulting in a complete loss of investment for our stockholders. Our inability to obtain financing on acceptable terms when needed may have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including pandemics such as COVID-19, earthquake, fire, flood, tsunami, climate change, or other weather event, power loss, telecommunications failure, software or hardware malfunctions, cyberattacks, war or terrorist attacks, could result in lengthy interruptions in our services. In addition, acts of terrorism could cause disruptions to the internet, the electric grid or the economy as a whole. If the transportation routes or supply chains were to be negatively impacted as a result of a natural disaster or other catastrophic event, our ability to deliver our services to our customers would be impaired. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business could be harmed.

Our business and results of operations may be harmed by the misconduct of authorized employees that have access to important assets of our Company such as bank accounts and confidential information.

During the course of our business operations, some of our employees have access to certain valuable assets of our Company, such as bank accounts and confidential information. In the event of misconduct by such authorized employees, our Company could suffer significant losses. Employee misconduct may include misappropriating bank accounts, falsifying bank records, improper use or disclosure of confidential information to the public or our competitors, and failure to comply with our internal policies or with federal or state laws or regulations regarding the use and safeguarding of classified or other protected information, and any other applicable laws or regulations. Although we have implemented policies, procedures, and controls to regulate employee conduct, these precautions may not prevent all intentional or negligent misconduct, and as a result, we could face unknown risks or losses. Furthermore, such unethical, unprofessional, or even criminal behavior by employees could damage our reputation, result in fines, penalties, restitution, or other damages, and lead to the loss of current and future customers, all of which would adversely affect our business, financial condition, and results.

We may be the subject of detrimental conduct by third parties, which could have a negative impact on our reputation.

We may be the target of anti-competitive, harassing, or other detrimental conduct by third parties including our competitors. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, business relationships, business prospects, and business ethics. Additionally, anyone may post false allegations online against us on an anonymous basis. We may be subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there can be no assurance that each of the allegations will be refuted conclusively within a reasonable period of time, or at all. Our business may also be materially negatively affected as a result of such public dissemination of anonymous allegations or malicious statements.

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success depends, to a large extent, on the efforts of our key personnel, including our executive officers, senior management, and other key employees who have valuable experience, knowledge, and connections in our industry. See “Management.” There is no assurance that these key personnel will not voluntarily terminate their employment with us. We plan to purchase the directors’ and officers’ liability insurance by the completion of our initial public offering. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our financial condition, operating results, and business prospects.

Certain of the Company’s executive officers work with other companies and organizations and such other positions may create conflicts of interest in the future.

Some of the Company’s executive officers are subject to potential conflicts of interest due to their management, advisory or directorship positions with other companies or organizations. For example, Ms. Yidan Chen, our Chief Executive Officer, has agreed to devote approximately 40 hours per week to the Company’s business, but will devote as much time as necessary in excess of 40 hours. Ms. Yidan Chen also works part-time in a consulting or advisory capacity for SYC Properties LLC for approximately 2 to 3 hours per week. Further, Mr. Robert Cook, our Chief Financial Officer, also provides consulting services for RWC Consulting, LLC at various times but generally not exceeding an average of approximately 5 hours per week. While we believe that the Company will not encounter any issue as a result of such additional roles or responsibilities, the duties to such businesses or organizations may compete for such persons’ full attention to the Company’s business; accordingly, they may have conflicts of interest in allocating time between the separate business activities.

The external commitments and any future commitments of our officers to other companies may potentially divert time and attention away from the strategic and operational needs of our Company. Their divided focus could lead to delays in decision-making, hinder effective communication within our organization, give rise to potential conflicts of interest, and introduce a divergence in priorities, consequently impacting the overall efficacy of leadership. Additionally, the potential for conflicting interests arising from commitments to multiple entities may pose challenges in aligning those officers’ priorities with the long-term goals and interests of our Company, thereby introducing an element of uncertainty and potential disruption to our operations. We acknowledge and will address these complexities as needed to ensure that our officers effectively balance their responsibilities and fulfill their commitments to our Company while maintaining transparency and integrity in their various roles. Failure to do so may adversely affect our business, financial conditions, and results of operations.

We may not maintain adequate insurance, which could expose us to significant costs and business disruption.

We maintain certain insurance policies to safeguard against risks and unexpected events. See “Business—Insurance.” However, there can be no assurance that such insurance coverage will always be available or will always be sufficient to cover any damages resulting from any kind of claims. In addition, there are certain types of risks that may not be covered by our insurance policies, such as war, force majeure events, or certain business interruptions. Claims that are not covered by the policies or the failure to renew the insurance policies may materially adversely affect our business, financial condition, and results of operations.

Legal, regulatory, and compliance risks

We are exposed to potential regulatory and compliance risks.

Our operations are subject to various regulatory and safety requirements. For example, we are subject to complex and stringent transportation, environmental, security, labor, employment, safety, privacy, disclosure and data protection and other governmental laws, regulations and policies, at the federal, state and local levels. Non-compliance or changes in these regulations, including those affecting transportation, labor practices, or environmental standards, could result in legal liabilities, fines, or disruptions to our services.

Our business is subject to complex and evolving laws and regulations regarding data protection.

There has recently been heightened regulatory and enforcement focus relating to the collection, use, retention, transfer, and processing of personal data in the U.S. (at both the state and federal level), including the California Privacy Rights Act, and other similar laws that have been or will be enacted by other jurisdictions. In addition, in the U.S., there has been increased legislative and regulatory activity related to AI and the risks and challenges AI poses. An actual or alleged failure to comply with applicable U.S. data protection laws, regulations, or other data protection standards may expose us to litigation (including, in some instances, class action litigation), fines, sanctions, or other penalties, which could harm our reputation and adversely affect our business, results of operations, and financial condition. This regulatory environment is increasingly challenging, based on discretionary factors, and difficult to predict. Consequently, compliance with all applicable regulations at the federal, state and local levels may present material obligations and risks to our business, including significantly expanded compliance burdens, costs, and enforcement risks; require us to make extensive system or operational changes; or adversely affect the cost or attractiveness of the services we offer. All of these evolving compliance and operational requirements, as well as the uncertain interpretation and enforcement of laws, impose significant costs and regulatory risks that are likely to increase over time.

We may be affected by global climate change or by legal, regulatory, or market responses to such change.

Concern over climate change, including the effect of global warming, has led to significant U.S. legislative and regulatory efforts to limit greenhouse gas (“GHG”) emissions, including our vehicle engine emissions. Increasingly, state and local governments are also considering environmental-related regulatory and reporting requirements. Compliance with such regulation and the associated potential cost is complicated by the fact that various regions are following different approaches to the regulation and reporting of climate change and other environmental matters. Increased regulation and reporting obligations regarding GHG emissions, especially vehicle engine emissions, could impose substantial taxes, fees, and other costs on us. These include an increase in the cost of the fuel and other energy we may purchase, investments required to obtain electricity capacity, and capital and impairment costs associated with updating or replacing our vehicles or infrastructure prematurely. Until the timing, scope, and extent of such possible regulation becomes known, we cannot predict its effect on our cost structure or our operating results. It is reasonably possible, however, that it could materially increase our operating expenses and have an adverse direct or indirect effect on our business, if instituted.

We may also incur additional expenses as a result of U.S. regulators requiring additional disclosures regarding GHG emissions and other environmental matters. Moreover, even without such regulation, increased awareness and any adverse publicity in the marketplace about the GHGs emitted by companies in the transportation industries could harm our reputation, reduce customer demand for our services, and increase our liability.

We maintain significant physical operations. Increases in operational security requirements impose substantial costs on us and we could be the target of an attack or have a security breach, which could materially adversely affect us.

As a result of concerns about global terrorism and homeland security, various levels of the U.S. governments have adopted and may adopt additional heightened security requirements, resulting in significantly increased operating costs. Regulatory and legislative requirements may change periodically in response to evolving threats. We cannot determine the effect that any new requirements will have on our operations, cost structure or operating results, and new rules or other future security requirements may significantly increase our operating costs and reduce operating efficiencies. Regardless of our compliance with security requirements or our own security measures, we could also be the target of an attack or security breaches could occur, which could materially adversely affect one or more of our operations, or our business.

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Customers or other third parties with which we conduct business may be subject to regulatory penalties or punishments because of their regulatory compliance failures or infringement upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. We cannot be certain whether such third parties have violated any regulatory requirements or infringed or will infringe any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties, or both.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which we conduct business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations, and financial performance.

Moreover, regulatory penalties or punishments against our business stakeholders such as third-party service providers, whether or not resulting in any legal or regulatory implications upon us, may nonetheless cause business interruptions or even suspension of these business stakeholders, which could in turn disrupt our usual course of business and result in material negative impact on our business operations, results of operation and financial condition.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

From time to time, we may be involved in various claims, controversies, lawsuits, legal proceedings, or regulatory inquiries that arise in the ordinary course of business involving labor and employment, wage and hour, and other matters. See “Business—Legal Proceedings.” We expect that the number and significance of these potential disputes or claims may increase as our business expands and our Company grows larger. Contractual provisions and insurance coverage may not cover potential claims and may not be adequate to indemnify us for all liabilities we may face. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources. Litigation is inherently unpredictable, and the results of any claims may have a material adverse effect on our business, financial condition, results of operations, and prospects. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

We are subject to various U.S. anti-corruption laws, and any failure to comply with such laws, and any laws to which we may become subject, whether in existence now or hereafter, could harm our business, financial condition, and results of operations.

We are subject to various U.S. anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries, from directly or indirectly authorizing, offering, or providing improper payments or benefits to government officials and other recipients for improper purposes. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We anticipate that our exposure for violating these laws will increase as we continue to expand our presence, and any failure to comply with such laws could harm our business, financial condition, and results of operations.

Provisions in our Bylaws could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and to have consented to this provision.

Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We believe the forum selection provision in our Bylaws may benefit us by providing increased consistency in the application of federal securities laws by judges, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, this provision may have the effect of discouraging lawsuits against us and/or our directors, officers and employees as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers or employees. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a future court could find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations promulgated thereunder.

Trading Risks

There has been no public market for our Class A common stock prior to this offering, and you may not be able to resell our Class A common stock at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A common stock. We have applied for the listing of our Class A common stock on The Nasdaq Capital Market. An active public market for our Class A common stock, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A common stock will be materially and adversely affected.

The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares of Class A common stock at or above the initial public offering price.

The initial public offering price for our Class A common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A common stock following our initial public offering. If you purchase our Class A common stock in our initial public offering, you may not be able to resell at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A common stock, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our Class A common stock that have occurred from time to time prior to our initial public offering. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

·	actual or anticipated fluctuations in our revenue and other operating results;

·	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

·	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

·	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

·	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

·	lawsuits threatened or filed against us; and

·	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Class A common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A common stock.

In addition, if the trading volumes of our Class A common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A common stock. This low volume of trades could also cause the price of our Class A common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A common stock. As a result of this volatility, investors may experience losses on their investment in our Class A common stock. A decline in the market price of our Class A common stock also could adversely affect our ability to issue additional shares of Class A common stock or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A common stock will develop or be sustained. If an active market does not develop, holders of our Class A common stock may be unable to readily sell the shares of Class A common stock they hold or may not be able to sell at all.

You will experience immediate and substantial dilution in the net tangible book value of Class A common stock purchased in this offering.

The initial public offering price of our Class A common stock is substantially higher than the (pro forma) net tangible book value per share of our Class A common stock. Consequently, when you purchase shares of our Class A common stock in the offering, upon completion of the offering, you will incur immediate dilution of $2.89 per share, assuming an initial public offering price of $4.00. See “Dilution.” Our authorized capital stock consists of (i) 1,000,000,000 shares of common stock, par value $0.000001 per share, of which 12,916,672 shares of common stock are issued and outstanding prior to the completion of this offering, including 8,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock, and (ii) 5,000,000 shares of preferred stock, par value $0.000001 per share, none of which are issued and outstanding. See “Description of Share Capital.” Our management will have broad discretion to issue shares of our common stock, preferred stock, warrants, options, and other securities in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required under our articles of incorporation, Bylaws, or the applicable laws and regulations. If a substantial number of the Company’s shares of Class A common stock are issued in such transactions, you may experience further dilution to your ownership position.

Our Certificate of Incorporation and Bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock and could deprive our investors of the opportunity to receive a premium for their shares.

Our Certificate of Incorporation authorizes our board of directors to issue preferred stock without stockholder approval in one or more series, designate the number of shares constituting any series, and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders. These provisions include:

·	providing that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, only be filled by the affirmative vote of a majority of directors then in office;

·	permitting special meetings of our stockholders to be called only by our Chief Executive Officer, the chairman of our board of directors and our board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships;

·	subject to the rights of the holders of shares of any series of our preferred stock, requiring the affirmative vote of the holders of at least a majority in voting power of all then outstanding common stock entitled to vote generally in the election of directors, voting together as a single class, to remove any of all of the directors from office at any time;

·	prohibiting cumulative voting in the election of directors;

·	establishing advance notice provisions for stockholder proposals and nominations for elections to our board of directors to be acted upon at meetings of stockholders; and

·	providing that our board of directors is expressly authorized to adopt, or to alter or repeal our Bylaws.

Anti-takeover provisions in our articles of incorporation and Bylaws and under Delaware law could prevent or delay an acquisition of us, which may be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

If we fail to implement and maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended November 30, 2024, we identified a material weakness in our internal control over financial reporting and other control deficiencies as of November 30, 2024. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified to date relate to the Company’s lack of an internal review function to monitor the control execution, which may lead to material audit adjustments to the financial statements.

Following the identification of this material weakness, we plan to take remedial measures including (i) setting up additional financial procedures and entity-level controls as well as engaging an external consulting firm as necessary to assist us with the assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (ii) appointing independent directors and strengthening corporate governance.

Specifically, we have assembled a core finance team consisting of a chief financial officer and a financial controller, both of whom possess deep expertise in U.S. GAAP and rich experience in accounting for U.S. public companies. In parallel, the Company’s finance team is also in the process of developing and implementing financial procedures and entity-level controls designed to achieve and maintain effective internal control over financial reporting. These efforts include the design and execution of robust financial closing policies and procedures, as well as the institution of an effective internal review process. To further strengthen our financial reporting function and control framework, the Company plans to implement additional remedial measures as necessary, including (i) enhancing U.S. GAAP accounting and financial reporting training for its accounting and financial reporting personnel; (ii) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience, and (iii) engaging an external consulting firm to assist our assessment of Sarbanes-Oxley compliance requirements and improvement of our overall internal control.

In addition, Mr. Francis A. Braun III, one of our three independent director appointees, is a recently retired partner from a major independent accounting firm with significant experience in finance, accounting, and corporate governance. Another independent director appointee, Mr. Ninoslav Vasic also has multiple years of experience in financial planning and analysis, business process management, and financial management. Our board of directors has also determined that both Mr. Francis A. Braun III and Mr. Ninoslav Vasic qualifies as audit committee financial experts within the meaning of the SEC rules or possess financial sophistication within the meaning of the Nasdaq listing rules.

However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting. Our failure to correct the material weakness or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our Class A common stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending November 30, 2025. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a smaller reporting company. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. These additional costs could negatively affect our financial results. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these laws, rules, and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. These laws, regulations, and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior May 31, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may not be able to maintain the listing of our Class A common stock on The Nasdaq Capital Market.

Even if our shares of Class A common stock are approved for listing on The Nasdaq Capital Market, there can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares of Class A common stock held by unaffiliated stockholders, and market capitalization above certain specified levels. If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our Class A common stock might cease to trade on The Nasdaq Capital Market, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient and that provide less liquidity in the shares of Class A common stock than The Nasdaq Capital Market.

Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. An aggregate of 8,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock are outstanding before the consummation of this offering. An aggregate of 12,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock will be outstanding immediately after the consummation of this offering, assuming no exercise of the over-allotment option, and 13,350,005 shares of Class A common stock and 4,166,667 shares of Class B common stock will be outstanding immediately after the consummation of this offering, assuming the full exercise of the over-allotment option. Sales of these shares of Class A common stock into the market could cause the market price of our Class A common stock to decline.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A common stock, the price of our Class A common stock and trading volume could decline.

Any trading market for our Class A common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A common stock and the trading volume to decline.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A common stock.

We anticipate that we will use approximately 60% of the net proceeds raised from this offering for equity acquisitions, asset acquisitions, and other investments in businesses, approximately 30% for upgrading our fleet, which includes transitioning to electric vehicles and integrating advanced technology, approximately 5% as working capital, and approximately 5% for maintaining and upgrading our interactive app platform. See “Use of Proceeds.” Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A common stock.

The dual-class structure of our common stock has the effect of concentrating voting control with those stockholders who hold our Class B common stock. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments to our organizational documents, and a change in control, merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval.

Our Class B common stock has fifteen votes per share, and our Class A common stock, which we are selling pursuant to the registration statement of which this prospectus forms a part, has one vote per share. Following the issuance of our Class A common stock as a result of this offering, our chairman of the Board of Directors, Mr. Huan Liu, and our Chief Executive Officer and Director, Ms. Yidan Chen will collectively hold all of the issued and outstanding shares of our Class B common stock. Accordingly, upon the closing of this offering, assuming no exercise of the underwriters’ over-allotment option, Mr. Huan Liu and Ms. Yidan Chen will hold approximately 49.83% and 33.22% of the voting power of our outstanding capital stock respectively, and together they will hold approximately 83.05% of the voting power of our outstanding capital stock. Therefore, Mr. Huan Liu and Ms. Yidan Chen, individually or together, will be able to exert significant influence on matters requiring stockholder approval. This includes the election of directors, amendments to our organizational documents, and approval of major corporate transactions such as a change in control, merger, consolidation, or the sale of assets. They may, individually or together, have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control of our Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our Company and might ultimately affect the market price of our Class A common stock.

Our Bylaws provide that the affirmative vote of a majority of the voting power of shares present in person or represented by proxy at a stockholders’ meeting and entitled to vote on a matter generally shall be the act of the stockholders, except under certain specified circumstances and except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Company or our Certificate of Incorporation. Future transfers by the holders of Class B common stock will generally result in those shares converting into shares of Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. As long as Mr. Huan Liu and Ms. Yidan Chen, individually or collectively, hold more than 50% of the voting power of the company, they will continue to control the outcome of matters submitted to stockholders for approval. For information about our dual-class structure of our common stock, see the section titled “Description of Share Capital.”

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenue exceeds $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our Class A common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, or (ii) our annual revenue is equal to or less than $100 million during the most recently completed fiscal year and the market value of our Class A common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

Our pre-IPO stockholders will be able to sell their shares of Class A common stock upon completion of this offering subject to restrictions under Rule 144 under the Securities Act and the lock-up agreements.

All of our directors and officers and our stockholders owning 5% or more of our shares of Class A common stock have agreed with the underwriters not to sell, transfer, or dispose of, directly or indirectly, any of our Class A common stock or securities convertible into or exercisable or exchangeable for our Class A common stock for a period of 180 days from the effective date of this registration statement. See “Underwriting—Lock-up Agreements.” Our pre-IPO stockholders may be able to sell their shares of Class A common stock under Rule 144 after the completion of this offering and following the expiration of that lock-up period, if applicable. See “Shares Eligible for Future Sale.” Because these stockholders have paid a lower price per share of our Class A common stock than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144 and following the expiration of the lock-up period, if applicable, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Class A common stock following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO stockholders can sell their shares of Class A common stock, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Class A common stock to be sold pursuant to Rule 144 during the pendency of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

·	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

·	our ability to execute our growth strategies, including our ability to meet our goals;

·	current and future economic and political conditions;

·	our capital requirements and our ability to raise any additional financing which we may require;

·	our ability to attract clients and further enhance our brand recognition;

·	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

·	trends and competition in the last-mile delivery service industry; and

·	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $4.00 per share of our Class A common stock, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions, and the estimated offering expenses payable by us, of approximately $14,040,923 if the underwriters do not exercise their over-allotment option, and $16,272,923 if the underwriters exercise their over-allotment option in full.

·	Approximately 60% of the net proceeds from this offering are expected to be allocated towards equity acquisitions, asset acquisitions, and other strategic investments in businesses providing the ground transportation services. These acquisitions and investments are aimed at expanding our service area and customer base. Additionally, the Company does not plan to acquire assets other than in the ordinary course of business.

·	Approximately 30% of the proceeds from this offering will be allocated toward upgrading our fleet, including transitioning to electric vehicles and integrating advanced technology.

·	Approximately 5% of the proceeds will be directed toward the development and ongoing maintenance of a mobile application designed to connect drivers with businesses requiring route-based services.

·	The remaining 5% will be allocated to working capital and general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we may invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the amount of proceeds to us from this offering available by approximately $3.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, would increase (decrease) the amount of proceeds to us from this offering available by approximately $3.7 million.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends on our common stock, and our board of directors intends to continue a policy of retaining earnings, if any, for use in our operations, though we may change this policy in the future. We are organized under the Delaware General Corporation Law, which prohibits the payment of a dividend if the corporation’s capital is less than the capital represented by all outstanding share having a preference upon the distribution of assets. Any determination by our board of directors to pay dividends in the future to stockholders will be dependent upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of May 31, 2025:

·	on an actual basis;

·	on a pro forma basis to reflect a $100,000 capital contribution from Apex Management Limited on June 17, 2025; and

·	on as-adjusted basis to reflect the issuance and sale of 4,000,000 shares of Class A common stock by us in this offering at the assumed initial public offering price of $4.00 per share, after deducting the estimated discounts and commissions to the underwriters and the estimated offering expenses payable by us.

The information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering as determined at pricing. You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	May 31, 2025
	Actual	Pro forma	As-adjusted
Cash	$55,027	$155,027	$14,195,950
Short-term debt (2)	$247,070	$247,070	$247,070
Stockholders’ Equity:
Common stock, par value $0.000001, 1,000,000,000 shares authorized, 12,916,672 shares issued and outstanding as of May 31, 2025; 16,916,672 shares issued and outstanding, as adjusted
Class A common Stock, par value $0.000001, 900,000,000 shares authorized; 8,750,005 shares issued and outstanding; 12,750,005 shares issued and outstanding, as adjusted	$9	$9	$13
Class B common stock, par value $0.000001, 100,000,000 shares authorized, 4,166,667 shares issued and outstanding	$4	$4	$4
Additional paid-in capital (1)	$2,164,988	$2,264,988	$16,305,907
Accumulated deficit	$(621,612)	$(621,612)	$(621,612)
Total Stockholders’ Equity	$1,543,389	$1,643,389	$15,684,312
Total Capitalization	$1,790,459	$1,890,459	$15,931,382

(1)	Reflects the sale of the Class A common stock in this offering at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The as-adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $14,040,923.
(2)	Includes $0.2 million in other payables and other current liabilities.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the amount of proceeds to us from this offering available by approximately $3.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, would increase (decrease) the amount of proceeds to us from this offering available by approximately $3.7 million.

DILUTION

If you invest in our Class A common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock in this offering and the net tangible book value per share of Class A common stock upon completion of this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares of Class A common stock.

Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock will be entitled to one vote per share of Class A common stock and each holder of Class B common stock will be entitled to fifteen votes per share of Class B common stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. Shares of Class B common stock are not being converted as part of this offering.

Our net tangible book value as of May 31, 2025 was $63,253, or $0.01 per share of Class A common stock or Class B common stock. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per share of Class A common stock (as adjusted for the offering) from the initial public offering price per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Because the shares of Class A common stock and Class B common stock have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding shares of common stock, including Class A and Class B common stock.

On June 17, 2025, the Company received a capital contribution of $100,000 from one shareholder, Apex Management Limited. This contribution resulted in an increase in the Company's net tangible book value. Approximately $80,000 of the contribution was used to acquire electric vehicles, which increased property, plant and equipment, while the remaining $20,000 was allocated to working capital. As a result, our pro forma NTBV as of May 31, 2025 would have been $163,253 or $0.02 per share of Class A common stock or Class B common stock.

Other than this transaction, there were no additional material pro forma events between May 31, 2025 and the date of this prospectus.

After giving effect to our sale of 4,000,000 shares of Class A common stock offered in this offering based on the initial public offering price of $4.00 per share, after deduction of the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our as-adjusted net tangible book value as of May 31, 2025, would have been $14,204,176, or $1.11 per outstanding share of Class A common stock. This represents an immediate increase in net tangible book value of $1.10 per share of Class A common stock and Class B common stock to the existing stockholders, and an immediate dilution in net tangible book value of $2.89 per share to investors purchasing the Class A common stock in this offering. The as-adjusted information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

The following table illustrates such dilution:

Post-Offering
Assumed initial public offering price per share of Class A common stock	$4.00
Pro forma net tangible book value per share of Class A common stock as of May 31, 2025	$0.02
Increase in pro forma net tangible book value per share of Class A common stock attributable to payments by new investors in this offering	$1.09
Pro forma as-adjusted net tangible book value per share of Class A common stock immediately after this offering	$1.11
Amount of dilution in pro forma net tangible book value per share of Class A common stock to new investors in the offering	$2.89

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the amount of proceeds to us from this offering available by approximately $3.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, would increase (decrease) the amount of proceeds to us from this offering available by approximately $3.7 million. If the Representative exercises its over-allotment option, in full, the as adjusted net tangible book value after this offering would be $1.23 per share, the increase in pro forma net tangible book value per share would be $16,436,176 and the dilution per share to new investors would be $2.77 per share, in each case assuming an initial public offering price of $4.00 per share.

The following tables summarize, on an pro-forma as-adjusted basis described above, as of May 31, 2025, the differences between existing stockholders and the new investors with respect to the number of shares of our Class A common stock purchased from us, the total consideration paid and the average price per share before deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

	Shares purchased		Total consideration		Average price
	Number	Percent	Amount	Percent	Per share
Existing stockholders	8,750,005	68.63%	$1,825,384	10.24%	$0.21
New investors	4,000,000	31.37%	$16,000,000	89.76%	$4.00
Total	12,750,005	100.00%	$17,825,384	100.00%	$1.40

The pro-forma as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A common stock and other terms of this offering determined at the pricing.

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering and no sale of any pre-funded warrants. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, the number of shares of our Class A common stock held by existing stockholders would be reduced to 65.54% of the total number of shares of our Class A common stock outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations as of, and for, the periods presented. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements”for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” elsewhere in this prospectus. Information presented for the three and six months ended May 31, 2025 is derived from our Successor’s unaudited consolidated financial statements included elsewhere in this prospectus. Information presented for the three and six months ended May 31, 2024 is derived from the Predecessor’s unaudited consolidated financial statements included elsewhere in this prospectus. Information presented for the period from October 26, 2024 to November 30, 2024 is derived from our Successor’s audited consolidated financial statements included elsewhere in this prospectus. Information presented for the period from December 1, 2023 to October 25, 2024 and for the year ended November 30, 2023 is derived from the Predecessor’s audited consolidated financial statements included elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements.

Overview

We are a holding company incorporated in Delaware. Through our wholly owned subsidiary, JAR, a California-based operating entity, we specialize in last-mile delivery services within California. Our core business focuses on retrieving packages from distribution hubs and ensuring their prompt and secure delivery to recipients’ doorsteps. Committed to innovation and efficiency, our mission is to optimize last-mile logistics by providing efficient, reliable, and innovative delivery solutions.

As of the date of this prospectus, we employ approximately 25 full-time and 3 part-time staff, including approximately 20 drivers. Our fleet consists of approximately 23 trucks and trailers. We provide exclusive pickup and delivery services within our designated service area, covering approximately 1,665.28 square miles. We utilize GroundCloud, a leading logistics software, during our course of business, for route optimization, driver management, and compliance monitoring. Additionally, we are actively expanding our investment in advanced technologies to enhance our scalability, automate our operations, and drive our data-driven decision-making. On an average day, we complete between 1,000 to 1,700 stops, facilitating the pickup and delivery of approximately 1,200 to 2,000 packages. During peak seasons, our daily stops rise to an estimated 2,000, allowing us to meet heightened demand with efficiency and reliability.

Currently, we pick up packages from the distribution hubs of  FedEx and deliver them to recipients within designated service areas. While FedEx has been our only customer under an Independent Service Provider (“ISP”) agreement, we are actively exploring opportunities to expand our customer base, diversify our revenue streams and strengthen our market presence.

The holding company, prior to the acquisition of JAR on October 25, 2024 (the “Acquisition Date”), did not have any active business operations.

Key Factors Affecting Our Results of Operations

Our results of operations are influenced by several interrelated factors that reflect the dynamic nature of our business environment. The following are the key factors that impact our performance:

·	E-Commerce Growth: We believe the rapid growth of e-commerce is a driving force behind the increased demand for last-mile delivery services. As consumer habits continue to shift toward online shopping, we anticipate benefitting from rising delivery volumes. Meeting customer expectations for fast and reliable service requires ongoing investments in technology and operational capacity.

·	Labor Costs and Workforce Management: Labor costs are one of the largest components of our cost structure, accounting for approximately 50% or more of our total costs through May 31, 2025. Retaining a skilled and motivated workforce is critical to maintaining service quality. We strive to mitigate these challenges by optimizing staffing models, including employing part-time and gig workers during peak demand periods, and investing in workforce training and retention programs to improve driver efficiency and reduce turnover.

·	Fuel Costs and Operational Efficiency: Fuel costs are another significant component of our cost of revenue and fluctuations in fuel prices can directly affect our profitability. We managed fuel expenses through standard route planning and operational adjustments on or prior to the Acquisition Date. To further enhance efficiency, we have implemented route optimization strategies aimed at reducing mileage and improving fuel efficiency. In addition, we are exploring the integration of electric vehicles to reduce our reliance on traditional fuel sources and align with our sustainability objectives.

·	Seasonal Demand and Resource Scaling: Peak seasons, such as the holiday period, account for a substantial portion of our annual revenue. Managing this demand requires precise planning and execution, including the temporary hiring of additional drivers, flexible routing strategies, and leveraging the FedEx DRO system, a predictive tool to anticipate delivery patterns. Successfully navigating these high-demand periods is essential to maintaining our reputation and customer relationships.

·	Technology Investments: We utilize GroundCloud, a leading logistics software, for route optimization, driver management, and compliance monitoring. While continuing to leverage this system, we are also expanding our investments in advanced technologies to enhance operational scalability, data-driven decision-making, and automation. By continuously evaluating and adopting innovative solutions, we aim to enhance efficiency, improve service reliability, and optimize operational costs. These ongoing investments in logistics technology are expected to strengthen our capacity to manage growing delivery volumes and position us for long-term success.

·	Customer Concentration and Diversification: As of the date of this prospectus, 100% of our revenue is derived from FedEx. While this partnership provides operational stability, it also exposes us to risks associated with customer dependency. To mitigate these risks, we are actively exploring opportunities to partner with additional carriers and expand our customer base, which we believe will diversify our revenue streams and reduce dependency on a single client.

·	Capital Investments in Infrastructure: Sustained growth depends on strategic investments in vehicles, the transition to electric vehicle, and operational infrastructure, which includes tools and software that support our operations. We focused primarily on maintaining existing operations prior to the Acquisition Date. Following the Acquisition Date, we are adopting a more proactive investment strategy to expand capacity, enhance efficiency, and integrate advanced logistics solutions. These investments support our ability to scale operations, meet customer expectations, and enhance operational efficiency. While these expenditures may impact short-term profitability, they are essential for long-term success.

Results of Operations

Comparison of Results of Operations for the Three and Six Months Periods ended May 31, 2025 (Successor) and May 31, 2024 (Predecessor):

	For the Three Months						For the Six Months
	Ended May 31,						Ended May 31,
	2025		2024				2025		2024
	(Successor)		(Predecessor)		Change		(Successor)		(Predecessor)		Change
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Revenue	$630,250	100.0%	$589,720	100.0%	$40,530	6.9%	$1,322,393	100.0%	$1,223,940	100.0%	$98,453	8.0%
Cost of Revenue
Cost of service	49,851	7.9%	39,112	6.6%	10,739	27.5%	120,010	9.1%	87,063	7.1%	32,947	37.8%
Cost of labor	347,132	55.1%	331,459	56.2%	15,673	4.7%	737,940	55.8%	640,813	52.4%	97,127	15.2%
Fuel	102,033	16.2%	98,067	16.6%	3,966	4.0%	209,946	15.9%	215,863	17.6%	(5,917)	(2.7)%
Maintenance and repairs	51,064	8.1%	77,051	13.1%	(25,987)	(33.7)%	144,566	10.9%	145,064	11.9%	(498)	(0.3)%
Depreciation and amortization	62,168	9.9%	60,618	10.3%	1,550	2.6%	124,336	9.4%	119,827	9.8%	4,509	3.8%
Total cost of revenue	612,248	97.2%	606,307	102.8%	5,941	1.0%	1,336,798	101.1%	1,208,630	98.8%	128,168	10.6%

Gross Profit (Loss)	18,002	2.8%	(16,587)	(2.8)%	34,589	208.5%	(14,405)	(1.1)%	15,310	1.2%	(29,715)	(194.1)%

General and administrative expenses	141,762	22.5%	34,003	5.8%	107,759	316.9%	425,381	32.2%	69,019	5.6%	356,362	516.3%
Total operating expenses	141,762	22.5%	34,003	5.8%	107,759	316.9%	425,381	32.2%	69,019	5.6%	356,362	516.3%

Loss from Operations	(123,760)	(19.7)%	(50,590)	(8.6)%	(73,170)	(144.6)%	(439,786)	(33.3)%	(53,709)	(4.4)%	(386,077)	(718.8)%

Other Income (Expenses)
Interest expenses, net	-	0.0%	(640)	(0.1)%	640	(100.0)%	-	0.0%	(16,671)	(1.4)%	16,671	(100.0)%
Other income, net	16,556	2.6%	2,812	0.5%	13,744	488.8%	21,285	1.6%	3,185	0.3%	18,100	568.3%
Total other expenses, net	16,556	2.6%	2,172	0.4%	14,384	662.2%	21,285	1.6%	(13,486)	(1.1)%	34,771	(257.8)%

Loss before Income Tax Provision	(107,204)	(17.1)%	(48,418)	(8.2)%	(58,786)	(121.4)%	(418,501)	(31.7)%	(67,195)	(5.5)%	(351,306)	(522.8)%

Income Tax Provision (Benefit)	400	0.1%	(294)	-%	106	36.1%	(105,898)	(8.0)%	800	0.1%	(106,698)	(13,337.3%
Net Loss	$(107,604)	(17.2)%	$(48,712)	(8.2)%	$(58,892)	(120.9)%	$(312,603)	(23.7)%	$(67,995)	(5.6)%	$(244,608)	(359.7)%

Revenue

Our revenue is structured into two main categories: (i) fixed revenue, which includes weekly service charges, branding-related reimbursements, and peak season surcharges, and (ii) activity-based revenue, which includes charges based on the number of stops, packages delivered, e-commerce orders, fuel surcharges, and other variable components.

For the three months ended May 31, 2025 (Successor), we generated total revenue of $630,250, representing an increase of $40,530, or 6.9%, compared with $589,720 for the three months ended May 31, 2024 (Predecessor). For the six months ended May 31, 2025 (Successor), we generated total revenue of $1,322,393, representing an increase of $98,453, or 8.0%, compared with $1,223,940 for the six months ended May 31, 2024 (Predecessor). These increases were primarily attributable to higher volume-based activity revenue, particularly from e-commerce deliveries, which offset the decline in fixed weekly service fees. This growth reflects our ongoing improvements in operational execution, including optimized route allocation and enhanced workforce scheduling under the FedEx ISP framework.

The table below sets forth a breakdown of revenue components for the periods indicated:

	For the Three Months						For the Six Months
	Ended May 31,						Ended May 31,
	2025		2024				2025		2024
	(Successor)		(Predecessor)		Change		(Successor)		(Predecessor)		Change
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Fixed:
Weekly service charges	$147,717	23.4%	$164,294	27.9%	$(16,577)	(10.1)%	$291,961	22.1%	$326,211	26.7%	$(34,250)	(10.5)%
Branding-related	8,756	1.4%	10,278	1.7%	(1,522)	(14.8)%	17,306	1.3%	20,020	1.6%	(2,714)	(13.6)%
Subtotal:	$156,473	24.8%	174,572	29.6%	(18,099)	(10.4)%	$309,267	23.4%	346,231	58.7%	(36,964)	(10.7)%
Activity-based:
Stops	103,031	16.3%	101,119	17.1%	1,912	1.9%	203,902	15.4%	194,775	15.9%	9,127	4.7%
Packages	15,928	2.5%	16,537	2.8%	(609)	(3.7)%	29,714	2.2%	32,413	2.6%	(2,699)	(8.3)%
E-Commerce	263,757	41.8%	228,617	38.8%	35,140	15.4%	566,919	42.9%	483,547	39.5%	83,372	17.2%
Large packages	19,017	3.0%	16,457	2.8%	2,560	15.6%	36,040	2.7%	31,500	2.6%	4,540	14.4%
Fuel Surcharge	69,093	11.0%	50,164	8.5%	18,929	37.7%	143,119	10.8%	106,340	8.7%	36,779	34.6%
Surge Stops	-	0.0%	-	0.0%	-	0.0%	29,983	2.3%	26,844	2.2%	3,139	11.7%
Subtotal:	470,826	74.6%	412,894	70.0%	57,932	14.0%	1,009,677	76.3%	875,419	71.5%	134,258	15.3%

Other Pickup and Delivery (P&D)	2,951	0.5%	2,254	0.4%	697	30.9%	3,449	0.3%	2,290	0.4%	1,159	50.6%

Total Revenue	$630,250	100.0%	$589,720	100.0%	$40,530	6.9%	$1,322,393	100.0%	$1,223,940	100.0%	$98,453	8.0%

Activity-based revenue accounted for $470,862, or 74.6% of total revenue during the three months ended May 31, 2025, up from $412,894, or 70.0% of total revenue in the same period of the prior year. This growth reflects our continued emphasis on operational throughput under the FedEx ISP structure. In contrast, fixed revenue, including weekly service charges and branding-related revenue, declined by 10.4%, primarily due to reduced baseline compensation under our updated service contract. Starting in October 2024, FedEx adjusted its weekly fixed service fees downward and increased its activity-based pricing standards based on its operational strategies. Purstant to our agreement with FedEx dated October 12, 2024, our weekly fixed service fees will remain unchanged from October 2024 through January 2026.

Activity-based revenue accounted for $1,009,677, or 76.3% of total revenue in the six months ended May 31, 2025, up from $875,419, or 71.5% of total revenue in the same period of the prior year. This growth reflects the increased pricing standard instituted by FedEx, and our continued emphasis on operational throughput under the FedEx ISP structure, especially during periods of heightened delivery demand. Fixed revenue, including weekly service charges and branding-related revenue, declined by $36,964 or 10.7%, primarily due to reduced baseline compensation under our updated service contract.

Among all revenue categories, e-commerce deliveries and weekly service charges remained the two largest contributors to our total revenue for both the three and six months ended May 31, 2025 (Successor) and May 31, 2024 (Predecessor).

·	E-commerce deliveries generated $263,757 in revenue during the three months ended May 31, 2025 (Successor), or 41.8% of total revenue, compared with $228,617, or 38.8%, during the three months ended May 51, 2024 (Predecessor). E-commerce deliveries generated $566,919 in revenue during the six months ended May 31, 2025 (Successor), or 42.9% of total revenue, compared with $483,547, or 39.5%, during the six months ended May 51, 2024 (Predecessor).The increases in both periods, $35,140, or 15.4% during the second fiscal quarter of 2025 and $83,372, or 17.2% during the first six months of 2025, were primarily driven by increased standard pricing, sustained residential delivery demand and route density improvements within our assigned FedEx service areas. E-commerce deliveries represented the largest revenue component in both periods.

·	Weekly service charges totaled $147,717, or 23.4% of total revenue, for the three months ended May 31, 2025 (Successor), compared with $164,294, or 27.9%, during the three months ended May 31, 2024 (Predecessor), and totaled $291,961, or 22.1% of total revenue, for the six months ended May 31, 2025 (Successor), compared with $326,211, or 26.7%, during the six months ended May 31, 2024 (Predecessor). The declines of $16,577, or 10.1%, and $34,250, or 10.5%, respectively, were primarily attributable to the decrease in the baseline contractual rates under our updated ISP agreement with FedEx. Although the dollar amounts decreased, these fixed service charges continued to provide a stable recurring revenue base that provided some predictability in our operating model. Our weekly service charges are expected to maintain stable through January 2026.

Cost of Revenue

The table below summarizes the total cost of revenue and its components for the interim periods presented:

	For the Three Months						For the Six Months
	Ended May 31,						Ended May 31,
	2025		2024				2025		2024
	(Successor)		(Predecessor)		Change		(Successor)		(Predecessor)		Change
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Cost of service	$49,851	8.1%	$39,112	6.5%	$10,739	27.5%	$120,010	9.0%	$87,063	7.2%	$32,947	37.8%
Cost of Labor	347,132	56.7%	331,459	54.7%	15,673	4.7%	737,940	55.2%	640,813	53.0%	97,127	15.2%
Fuel	102,033	16.7%	98,067	16.2%	3,966	4.0%	209,946	15.7%	215,863	17.9%	(5,917)	(2.7)%
Maintance and repairs	51,064	8.3%	77,051	12.7%	(25,987)	(33.7)%	144,566	10.8%	145,064	12.0%	(498)	(0.3)%
Depreciation and amortization	62,168	10.2%	60,618	9.9%	1,550	2.6%	124,336	9.3%	119,827	9.9%	4,509	3.8%
Total Cost of Revenue	$612,248	100.0%	$606,307	100.0%	$5,941	1.0%	$1,336,798	100.0%	$1,208,630	100.0%	$128,168	10.6%

For the three months ended May 31, 2025 (Successor), our cost of revenue was $612,248, or 97.2% of total revenue, compared with $606,307, or 102.8%, for the three months ended May 31, 2024 (Predecessor). This slight increase was primarily due to higher service and labor costs, which were partially offset by lower maintenance and repair fees.

For the six months ended May 31, 2025 (Successor), our cost of revenue was $1,336,798, or 101.1% of total revenue, compared with $1,208,630, or 98.8%, for the six months ended May 31, 2024 (Predecessor), representing an increase of $128,168, or 10.6%. This increase was mainly driven by higher labor and service costs, and to a lesser extent new amortization expenses related to intangible assets recognized after our acquisition of JAR.

The cost of revenue consists of labor, fuel, depreciation and amortization, service and maintenance related expenses. Each component of our cost of revenue impacted the overall cost structure during the three months and six months ended May 31, 2025 (Successor) and the three months and six months ended May 31, 2024 (Predecessor), as discussed below:

·	Service: Service expenses totaled $49,851, or 8.1% of total cost of revenue, during the three months ended May 31, 2025 (Successor), compared with $39,112 during the three months ended May 31, 2024 (Predecessor). For the six months ended May 31, 2025 (Successor) and May 31, 2024 (Predecessor), service expenses totaled $120,010, or 9.0% of total cost of revenue, and $87,063 or 7.2% of total cost of revenue respectively. These increases were primarily attributable to higher insurance premiums and technology-related upgrades, including route management software and the replacement and data usage of handheld scanner devices. In addition, through the first fiscal quarter of 2025, we incurred certain training and related expenses following the JAR acquisition to support operational compliance and improve service delivery under our FedEx ISP obligations.

·	Labor: Labor expenses remained the largest component of our cost of revenue, totaling $347,132, or 56.7% during the three months ended May 31, 2025 (Successor), an increase of $15,673, or 4.7%, compared with the three months ended May 31, 2024 (Predecessor). Labor expenses for the six months ended May 31, 2025 (Successor) totaled $737,940, or 55.2% of total cost of revenues, compared with $97,127, or 15.2%, for the six months ended May 31, 2024 (Predecessor). These increases reflected higher service volume and staffing adjustments driven by increased activity-based service. In addition, through the first fiscal quarter of 2025, we incurred expense for training activities carried out as part of our workforce alignment following the JAR acquisition. These efforts were focused on adjusting workforce capacity to meet updated routing plans and service standards.

·	Maintenance and Repair: Maintenance and repair expense decreased by $25,987, or 33.7%, to $51,064 during the three months ended May 31, 2025 (Successor), compared with $77,051 for the three months ended May 31, 2024 (Predecessor). This decrease occurred primarily as a result of route and scheduling improvements achieved since the merger, as well as enhanced "gentle driving" training and performance-based incentives that encourage drivers to properly maintain their vehicles. Maintenance and repair expense was maintained at approximately $145,000 during the six months ended May 31, 2025 (Successor), compared with the six months ended May 31, 2024 (Predecessor). The cost of maintenance and repair reflected higher deferred maintenance activities performed during the post-acquisition period in the first fiscal quarter of 2025, partially offset by decreased daily maintenance expenditures in the second fiscal quarter of 2025.

·	Depreciation and Amortization: Depreciation and amortization expenses totaled $62,168 during the three months ended May 31, 2025 (Successor), up $1,550, or 2.6%, over the comparable Predecessor period. For the six months ended May 31, 2025 (Successor), depreciation and amortization totaled $124,336, up $4,509 or 3.8%, over the comparable Predecessor period. Amortization of intangible assets, which we recorded after the JAR acquisition, accounted for the increase while depreciation remained relatively unchanged.

·	Fuel: Fuel expense increased by $3,966, or 4.0%, to $102,033 for the three months ended May 31, 2025 (Successor). The modest increase of fuel was attributable to higher operational activity. However, the 4.0% increase in fuel expense compares favorably to the 10% activy-based increase in revenue, primarily due to improved route planning and enhanced driver operations, which led to more efficient fuel usage and reduced average mileage per route. For the six months ended May 31, 2025 (Successor), fuel expense decreased by $5,917, or 2.7%, to $209,946 primarily due to improved energy management and route planning over the comparable Predecessor period.

Gross Profit (Loss)

For the three months ended May 31, 2025 (Successor), we recorded a gross profit of $18,002, or 2.8% of total revenue, compared with a gross loss of $16,587, or (2.8)%, for the three months ended May 31, 2024 (Predecessor). The increase of $34,589 was primarily driven by increased revenue.

For the six months ended May 31, 2025 (Successor), we recorded a gross loss of $14,405, or (1.1)% of total revenue, compared with a gross profit of $15,310, or 1.2% of total revenue for the six months ended May 31, 2024 (Predecessor). The decrease of $29,715 was primarily driven by an increase in operating costs, especially labor and service-related expenses, which included transition expenses described above following the JAR acquisition.

General and Administrative Expenses

The following table sets forth the breakdown of our general and administrative expenses for the periods presented.

	For the Three Months						For the Six Months
	Ended May 31,						Ended May 31,
	2025		2024				2025		2024
	(Successor)		(Predecessor)		Change		(Successor)		(Predecessor)		Change
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
General and administrative expenses
Professional fees	$55,636	39.2%	$23,459	69.0%	$32,177	137.2%	$261,206	61.4%	$44,588	64.6%	$216,618	485.8%
Payroll Expense	80,986	57.1%	-	0.0%	80,986	100.0%	151,689	35.7%	-	0.0%	151,689	100.0%
Others	5,140	3.6%	10,544	31.0%	(5,404)	(51.3)%	12,486	2.9%	24,431	35.4%	(11,945)	(48.9)%
Total general and administrative expenses	$141,762	100.0%	$34,003	100.0%	$107,759	316.9%	$425,381	100.0%	$69,019	100.0%	$356,362	516.3%

For the three months ended May 31, 2025 (Successor), general and administrative expenses were $141,762, compared with $34,003 for the three months ended May 31, 2024 (Predecessor), representing an increase of $107,759, or 316.9%. The current period included $55,636 in legal and accounting fees, primarily related to audit services, financial reporting, and regulatory compliance related to our planned IPO. We also recorded $80,986 in payroll expenses associated with personnel supporting corporate governance, internal controls, and administrative operations that were not incurred in the comparable Predecessor period. Other categories, such as systems support and general office expenses, remained stable relative to the current operational scope.

For the six months ended May 31, 2025 (Successor), general and administrative expenses were $425,381, compared with $69,019 for the six months ended May 31, 2024 (Predecessor), representing an increase of $356,362, or 516.3%. The current period included $261,206 in legal and accounting fees, primarily related to audit services, financial reporting, and regulatory compliance related to the JAR acquisition and the planned IPO. We also recorded $151,689 in payroll expenses associated with personnel supporting corporate governance, internal controls, and administrative operations that were not incurred in the comparable Predecessor period. Other categories, such as systems support and general office expenses, remained stable relative to the current operational scope.

Other Income (Expenses)

Interest expense, net

Interest expense was nil for the three and six months ended May 31, 2025 (Successor), compared with $640 and $16,671, respectively, for the three and six months ended May 31, 2024 (Predecessor). These decreases were primarily attributable to the fact that we assumed no debt obligations as part of the JAR acquisition.

Other Income, net

Other income, net for the three months ended May 31, 2025 (Successor) was $16,556, compared with $2,812 for the three months ended May 31, 2024 (Predecessor), Other income, net recorded in the second fiscal quarter of 2025 consisted mainly of net commission income from stock purchase agreements with two independent last-mile delivery service providers. On January 18, 2025, we entered into separate stock purchase agreements with two last-mile delivery service providers, Wandun Enterprise Inc (“Wandun”) and WJ Management Inc (“WJ”), along with all of their respective stockholders, to acquire the 100% equity interest in each company. Amendment No. 1 to both agreements was executed on February 7, 2025 and the stock purchase agreements were terminated on March 28, 2025. The terminations were primarily driven by the fact that, following our assumption of operational control, the financial performance of the target businesses did not meet our expectations. The income we earned under these agreements during the time they were in force was recognized as other income.

Other income, net for the six months ended May 31, 2025 (Successor) was $21,285, compared with $3,185 for the six months ended May 31, 2024 (Predecessor). The increase was mainly driven by the net commission income from the stock purchase agreements with two independent last-mile delivery service providers as explained above.

Income Tax Provision

Our income tax provision was $400 for the three months ended May 31, 2025 (Successor), compared with an income tax provision of $294 for the three months ended May 31, 2024 (Predecessor).

Our income tax benefit was $105,898, for the six months ended May 31, 2025 (Successor), compared with a provision of $800 for the six months ended May 31, 2024 (Predecessor), representing an increase of $106,298, or 13,287.3%. This increase in tax benefit was mainly driven by a significantly larger loss before income taxes incurred during the six months ended May 31, 2025 (Successor).

Net Loss

As a result of the above factors, for the three months ended May 31, 2025 (Successor), we reported a net loss of $107,604, compared with a net loss for the three months ended May 31, 2024 (Predecessor) of $48,712. For the six months ended May 31, 2025 (Successor), we reported a net loss of $312,603, compared with a net loss for the six months ended May 31, 2024 (Predecessor) of $67,995.

Comparsion for the Period From October 26, 2024 to November 30, 2024 (Successor), for the Period From December 1, 2023 to October 25, 2024 (Predecessor), and for the Year Ended November 30, 2023 (Predecessor):

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	For the Period From October 26, 2024 to November 30, 2024 (Successor)		For the Period From December 1, 2023 to October 25, 2024 (Predecessor)		For the Year Ended November 30, 2024 (Combined)		For the Year Ended November 30, 2023 (Predecessor)		Change
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Revenue	$251,049	10.3%	$2,192,893	89.7%	$2,443,942	100.0%	$2,426,026	100.0%	$17,916	0.7%
Cost of Revenue
Cost of service	34,740	1.5%	172,228	7.0%	206,968	8.5%	163,360	6.7%	43,608	26.7%
Cost of labor	183,703	7.5%	1,106,231	45.3%	1,289,934	52.8%	1,207,344	49.8%	82,590	6.8%
Depreciation and Amortization	25,323	1.0%	220,858	9.0%	246,181	10.1%	230,947	9.5%	15,234	6.6%
Fuel	42,776	1.8%	368,108	15.1%	410,884	16.8%	395,155	16.3%	15,729	4.0%
Maintenance and repairs	15,597	0.6%	258,481	10.6%	274,078	11.2%	257,963	10.6%	16,115	6.2%
Total cost of revenue	302,139	12.4%	2,125,906	87.0%	2,428,045	99.4%	2,254,769	92.9%	173,276	7.7%

Gross Profit (Loss)	(51,090)	(2.1)%	66,987	2.7%	15,897	0.6%	171,257	7.1%	(155,360)	(90.7)%

General and administrative expenses	291,716	11.9%	122,462	5.0%	414,178	16.9%	360,977	14.9%	53,201	14.7%
Total operating expenses	291,716	11.9%	122,462	5.0%	414,178	16.9%	360,977	14.9%	53,201	14.7%

Loss from Operations	(342,806)	(14.0)%	(55,475)	(2.3)%	(398,281)	(16.3)%	(189,720)	(7.8)%	(208,561)	109.9%

Other Income (Expenses)
Interest expenses, net	-	-	(27,808)	(1.1)%	(27,808)	(1.1)%	(29,949)	(1.3)%	2,141	(7.1)%
Other income, net	-	-	5,164	0.2%	5,164	0.2%	8,925	0.4%	(3,761)	(42.1)%
Total other expenses, net	-	-	(22,644)	(0.9)%	(22,644)	(0.9)%	(21,024)	(0.9)%	(1,620)	7.7%

Loss before Income Tax Benefit	(342,806)	(14.0)%	(78,119)	(3.2)%	(420,925)	(17.2)%	(210,744)	(8.7)%	(210,181)	99.7%

Income Tax Benefit	(42,103)	(1.7)%	(384)	-	(42,487)	(1.7)%	(2,354)	(0.1)%	(40,133)	1,740.9%
Net Loss	$(300,703)	(12.3)%	$(77,735)	(3.2)%	$(378,438)	(15.5)%	$(208,390)	(8.6)%	$(170.048)	81.6%

For the year ended November 30, 2024, we reported total revenue of $2,443,942 on a combined basis and a net loss of $378,438. The results include both the Predecessor period (December 1, 2023 to October 25, 2024) and the Successor period (October 26, 2024 to November 30, 2024), following the Company’s acquisition of JAR Transportation Inc. Management’s discussion focuses primarily on the Successor period, during which we had operational control and oversight.

Revenue

During the Successor period, from October 26 to November 30, 2024, we generated revenue of $251,049, accounting for 10.3% of total combined revenue for fiscal year 2024. The remaining $2,192,893 was earned in the period from December 1, 2023 to October 25, 2024 (Predecessor period). Compared with total revenue of $2,426,026 for the year ended November 30, 2023 (Predecessor period), revenue increased by $17,916, or 0.7%.

Revenue composition was as follows:

	For the Period From October 26, 2024 to November 30, 2024 (Successor)		For the Period From December 1, 2023 to October 25, 2024 (Predecessor)		For the Year Ended November 30, 2024 (Combined)		For the Year Ended November 30, 2023 (Predecessor)
	Amount	%	Amount	%	Amount	%	Amount	%
Fixed:
Weekly service charges	$57,698	23.0%	$585,731	26.7%	$643,429	26.3%	$668,164	27.5%
Branding-related	3,560	1.4%	36,540	1.7%	40,100	1.6%	41,585	1.7%
Peak Service Charges	4,575	1.8%	10,675	0.5%	15,250	0.6%	21,250	0.9%
Subtotal:	$65,833	26.2%	632,946	28.9%	698,779	28.6%	730,999	30.1%
Activity-based:
Stops	34,940	13.9%	343,785	15.7%	378,725	15.5%	361,116	14.9%
Packages	4,568	1.8%	56,676	2.6%	61,244	2.5%	63,390	2.6%
E-Commerce	108,958	43.4%	862,751	39.3%	971,709	39.8%	929,634	38.3%
Large packages	6,269	2.5%	58,957	2.7%	65,227	2.7%	53,253	2.2%
Fuel Surcharge	26,634	10.6%	182,821	8.3%	209,455	8.6%	217,548	9.0%
Surge Stops	3,661	1.5%	26,844	1.2%	30,505	1.2%	45,347	1.9%
Subtotal:	185,030	73.7%	1,531,836	69.9%	1,716,865	70.2%	1,670,288	68.9%

Other P&D	186	0.1%	28,112	1.3%	28,298	1.2%	24,739	1.0%

Total Revenue	$251,049	100.0%	$2,192,893	100.0%	$2,443,942	100.0%	$2,426,026	100.0%

Our revenue is structured into two main categories: (i) fixed revenue, which includes weekly service charges, branding-related reimbursements, and peak season surcharges, and (ii) activity-based revenue, which includes charges based on the number of stops, packages delivered, e-commerce orders, fuel surcharges, and other variable components.

For the year ended November 30, 2024, the combined fixed revenue totaled $698,779, accounting for approximately 28.6% of total combined revenue, compared with 30.1% in year ended November 30, 2023. In contrast, activity-based revenue increased to $1,716,865, or 70.2% of total revenue, up from 68.9% in the prior year. This shift reflects a continued trend toward volume-driven revenue under the FedEx ISP framework, especially during peak e-commerce delivery periods.

Among all revenue categories, e-commerce deliveries and weekly service charges were the two largest contributors to total revenue during the years ended November 30, 2024 and 2023.

·	E-commerce deliveries contributed a total of $971,709, or 39.8% of combined revenue for the year ended November 30, 2024. This included $108,958 recognized during the Successor period (October 26, 2024 to November 30, 2024) and $862,751 during the Predecessor period (December 1, 2023 to October 25, 2024), representing an increase from $929,634 (38.3%) in 2023. The increase was primarily driven by elevated residential package volume during the holiday season and higher stop density within the Company’s assigned FedEx routes. Notably, e-commerce deliveries accounted for 43.4% of revenue during the Successor period, the highest percentage of revenue across all periods presented.

·	Weekly service charges amounted to $643,429, or 26.3% of total combined revenue for the year ended November 30, 2024, compared to $668,164, or 27.5% in the prior year. Of the 2024 amount, $57,698 was earned during the Successor period and $585,731 during the Predecessor period. Although the absolute value of weekly service charges remained relatively stable year over year, their percentage contribution declined slightly due to the faster expansion of activity-based earnings. These fixed service fees continued to provide a reliable baseline of recurring revenue and served as an important stabilizing factor within our revenue model.

In support of these revenue trends, our daily operations typically involve handling a high volume of delivery stops and packages. Based on management estimates, average volumes during regular and peak periods are currently as follows:

Metric	Average Volume	Peak Season Volume
Daily Delivery Stops	1,000 to 1,700	Over 2,000
Daily Packages Delivered	1,200 to 2,000	Approximately 2,500

While the Company’s combined revenue for the year ended November 30, 2024 remained relatively consistent with the prior year, management believes that certain operational factors contributed meaningfully to revenue performance during the Successor period. These included:

·	Increased volume of e-commerce deliveries during the peak holiday season, leading to higher activity-based revenues;

·	A consistent base of fixed weekly service charges from uninterrupted route operations;

·	Volume-based surcharges such as fuel and surge stop charges, reflecting seasonal demand variability;

·	Effective route fulfillment and workforce continuity during the transition period.

These dynamics supported topline performance despite the limited duration of Successor operations and reflect our ability to maintain continuity in service while integrating acquired operations.

Cost of Revenue

The table below summarizes the total cost of revenue for the periods presented:

	For the Period From October 26, 2024 to November 30, 2024	For the Period From December 1, 2023 to October 25, 2024	For the Year Ended November 30, 2024	For the Year Ended November 30, 2023	Year over Year Change
	(Successor)	(Predecessor)	(Combined)	(Predecessor)	Amount	%
Total Cost of Revenue	$302,139	$2,125,906	$2,428,045	$2,254,769	$173,276	7.7%

The cost of revenue consists of labor costs, fuel expenses, depreciation and amortization, service costs and maintenance related costs. Our cost of revenue was $302,139 for the period from October 26, 2024 to November 30, 2024 (Successor) and $2,125,906 for the period from December 1, 2023 to October 25, 2024 (Predecessor), representing a total amount of $2,428,045 for the year ended November 30, 2024, compared with $2,254,769 for the year ended November 30, 2023, an increase of $173,276, or 7.7%. The percentage increase in cost of revenue was higher than in revenue during the same period, primarily due to additional costs incurred during the transition period following the acquisition. These transition-related costs were driven by: (i) driver training programs to ensure compliance with FedEx safety standards, (ii) route optimization efforts that required temporary increases in staffing and fuel expenditures; and (iii) fleet maintenance and upgrades to enhance delivery efficiency, as discussed in “—Gross Profit” below.

	For the Period From October 26, 2024 to November 30, 2024 (Successor)		For the Period From December 1, 2023 to October 25, 2024 (Predecessor)		For the Year Ended November 30, 2024 (Combined)		For the Year Ended November 30, 2023 (Predecessor)
	Amount	%	Amount	%	Amount	%	Amount	%
Cost of Service	$34,740	11.5%	$172,228	8.1%	$206,968	8.5%	$163,360	7.3%
Cost of Labor	183,703	60.8	1,106,231	52.0	1,289,934	53.1	1,207,344	53.6
Maintenance and repair	15,597	5.2	258,481	12.2	274,078	11.3	257,963	11.4
Depreciation and Amortization	25,323	8.4	220,858	10.4	246,181	10.2	230,947	10.2
Fuel expenses	42,776	14.1	368,108	17.3	410,884	16.9	395,155	17.5
Total Cost of revenue	$302,139	100.0%	$2,125,906	100.0%	$2,428,045	100.0%	$2,254,769	100.0%

Each component of our cost of revenue contributed to the overall cost structure during the Successor period, (October 26, 2024 to November 30, 2024) and Predecessor periods (December 1, 2023 to October 25, 2024 and for the year ended November 30, 2023), as discussed below:

·	Cost of Service: Cost of service expenses amounted to $206,968, with $172,228 incurred during the Predecessor period and $34,740 during the Successor period, compared with $163,360 in 2023. This component represented 8.5% of total combined cost of revenue in 2024, up from 7.3% in 2023. The increase of $43,608, or 26.7%, was attributable to integration-related expenses, including branding compliance, uniforms, technology systems, and insurance costs associated with FedEX requirements.

·	Cost of Labor: Labor expenses for the combined period were $1,289,934, including $1,106,231 in the Predecessor period and $183,703 in the Successor period, compared with $1,207,344 in fiscal year 2023. Labor accounted for 53.1% of total cost of revenue in 2024, compared with 53.6% in 2023. The increase of $82,590, or 6.8%, was largely driven by expanded staffing, driver onboarding, and compensation premiums during peak season.

·	Maintenance and Repair: Maintenance and repair costs totaled $274,078, including $258,481 in the Predecessor period and $15,597 in the Successor period, compared with $257,963 in fiscal year 2023. This component made up 11.3% of total cost of revenue in 2024, consistent with 11.4% in 2023. The increase of $16,115, or 6.2%, reflects deferred maintenance activities performed during the post-acquisition transition.

·	Depreciation and Amortization: Depreciation and amortization expenses were $246,181, including $220,858 in the Predecessor period and $25,323 in the Successor period, compared with $230,947 in fiscal year 2023 (Predecessor) . This item represented 10.2% of the total cost of revenue in 2024, compared with 10.2% in 2023. The increase of $15,234, or 6.6%, reflected the amortization of intangible assets acquired in connection with the JAR Transportation transaction.

·	Fuel: Fuel expenses totaled $410,884, with $368,108 incurred during the Predecessor period and $42,776 during the Successor period, compared with $395,155 in fiscal year 2023. Fuel represented 16.9% of total cost of revenue in 2024, slightly down from 17.5% in 2023. The year-over-year increase of $15,729, or 4.0%, was primarily due to increased delivery volume and higher fuel prices in the fourth quarter.

Many of the incremental cost increases were concentrated in the Successor period, which we view as one-time transitional investments. As integration activities are completed, we anticipate improvements in delivery efficiency, cost structure normalization, and gross margin stabilization in future reporting periods.

Gross Profit (Loss)

For the period from October 26, 2024 to November 30, 2024 (Successor), we reported a gross loss of $51,090, and combined with the Predecessor’s gross profit of $66,987 for the period from December 1, 2023 to October 25, 2024 (Predecessor), the year 2024 combined gross profit was $15,897, compared with $171,257 for the year ended November 30, 2023, a decrease of $155,360, or 90.7%. The decline in gross profit was primarily driven by increased expenses incurred during the post-acquisition transition period. These higher costs were a result of efforts to integrate operations, comply with FedEx Ground’s ISP requirements, and maintain service continuity. While these transition-related expenses negatively impacted short-term profitability, we consider them one-time costs. As the integration process stabilizes, we expect cost efficiencies to improve, supporting a margin recovery in future periods.

General and Administrative Expenses

The following table sets forth the breakdown of our general and administrative expenses for the periods presented.

	For the period from October 26, 2024 to November 30, 2024	For the period from December 1, 2023 to October 25, 2024	Total for Year Ended November 30, 2024	Year Ended November 30, 2023	Year over Year Change
	(Successor)	(Predecessor)	(Combined)	(Predecessor)	Amount	%
General and administrative expenses
Professional fees	$1,636	$64,625	$66,261	$72,360	$(6,099)	(8.4)%
Travel & entertainment expenses	808	16,092	16,900	18,699	(1,799)	(9.6)%
Legal & accounting fees	100,236	13,395	113,631	49,355	64,276	130.2%
Settlement fees	-	-	-	166,847	(166,847)	(100.0)%
Computer and internet expenses	-	11,510	11,510	16,001	(4,491)	(28.1)%
Acquisition related costs	186,000	-	186,000	-	186,000	100.0%
Others	3,036	16,840	19,876	37,715	(17,839)	(47.3)%
Total general and administrative expenses	$291,716	$122,462	$414,178	$360,977	$53,201	14.7%

General and administrative expenses totaled $414,178 for the year ended November 30, 2024, consisting of $291,716 incurred during the Successor period (October 26, 2024 to November 30, 2024) and $122,462 incurred during the Predecessor period (December 1, 2023 to October 25, 2024). This represents an increase of $53,201, or 14.7%, compared with $360,977 for the year ended November 30, 2023. The increase was mainly driven by higher legal and accounting fees, which increased by $64,276, due to additional professional services required for financial reporting and regulatory compliance after the acquisition. We also incurred $186,000 in acquisition-related costs for transaction activities and integration efforts. These increases were partially offset by the absence of $166,847 in settlement fees incurred in the prior year but not in the year ended November 30, 2024, as well as a reduction in professional fees and travel expenses. While acquisition-related costs led to a temporary rise in expenses, we expect a more stable cost structure moving forward as these one-time costs subside.

Interest expenses, net

	For the period from October 26, 2024 to November 30, 2024	For the period from December 1, 2023 to October 25, 2024	Year Ended November 30, 2023	Change
	(Successor)	(Predecessor)	(Predecessor)	Amount	%
Business Loans	$-	$18,674	$29,949	$(11,275)	(37.6)%
Stockholder Loan	$-	$9,134	$-	$9,134	100.0%

Interest expense was $nil for the period from October 26, 2024 to November 30, 2024 (Successor) and $27,808 for the period from December 1, 2023, to October 25, 2024 (Predecessor), compared with net interest expense of $29,949 for the year ended November 30, 2023, representing a 7.1% decrease year-over-year. The decrease was primarily due to lower interest expenses on business loans, which were used to finance vehicle purchases, partially offset by interest incurred on a stockholder loan related to a litigation settlement.

Income Tax Benefit

Our income tax benefit was $42,103 for the period from October 26, 2024 to November 30, 2024 (Successor) and $384 for the period from December 1, 2023 to October 25, 2024 (Predecessor), resulting in a total benefit of $42,487 for the year ended November 30, 2024, compared with $2,354 for the prior year, an increase of $40,133, or 1,704.9%. The increase in benefit for income tax was mainly due to a higher deferred tax benefit recognized from net operating loss carryforwards during the period from October 26, 2024 to November 30, 2024 (Successor).

Net Loss

For the period from October 26, 2024, to November 30, 2024 (Successor), we reported a net loss of $300,703, while net loss for the period from December 1, 2023, to October 25, 2024 (Predecessor) was $77,735, compared with net loss of $208,390 for the year ended November 30, 2023. The improvement in the period from December 1, 2023, to October 25, 2024 (Predecessor) was primarily due to the absence of litigation-related expenses, which had negatively impacted profitability in the year ended November 30, 2023 following a one-time legal settlement. In contrast, the net loss in the period from October 26, 2024, to November 30, 2024 (Successor) was driven primarily by acquisition and transition-related expenses, including higher accounting and professional fees incurred post-acquisition.

A significant portion of the net loss for the year ended November 30, 2023, was attributed to litigation-related expenses, as disclosed in Note 13 – Commitments and Contingencies to our consolidated financial statements included elsewhere in this Report. In November 2023, JAR settled a legal claim, resulting in a one-time settlement cost that impacted our profitability. While this expense was fully recognized in the year ended November 30, 2023, its financial effects continued to influence cash flow and operational decision-making in the subsequent year.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand, our ability to generate sufficient revenue, the collection of our accounts receivable, our ability to obtain additional financial support in the future, and our operating and capital expenditure commitments. As of May 31, 2025, we reported cash of $55,027 and working capital of $176,277, reflecting improvements in cash flow from operations. Our working capital at May 31, 2025 is a significant improvement from our working capital at October 31, 2024 and February 28, 2025, reflecting better management of operating cash flows.

As reflected in the accompanying unaudited condensed consolidated financial statements, we reported a net loss of approximately $0.3 million during the six months ended May 31, 2025 (Successor). We also reported cash used in operating activities of approximately $0.6 million for the same reporting period (Successor), and total stockholders’ equity of approximately $1.5 million as of May 31, 2025.

In August 2024, we sold 1,000,000 shares of Class A common stock at a price of $0.90 per share. The gross proceeds amounted to $0.9 million. All proceeds were received prior to November 30, 2024.

On February 4, 2025, we secured two separate revolving credit facilities of $2.0 million from our major stockholders, providing a total of $4.0 million in available liquidity. These facilities carry an annual interest rate of 12%, with quarterly interest payments and full principal repayment due at the end of the 24-month term. Additionally, we have the option to extend the facilities for an additional 12-month period. We have no immediate plans to utilize these facilities. Any use would likely be short term in nature and repaid using working capital, via new equity, or refinanced though other debt financing.

During the six months ended May 31, 2025, we received capital contributions of $480,000 from two shareholders, which included $430,000 from one shareholder, Grand Bright International Holding Ltd. and $50,000 from Mr. Huan Liu through his third-party business contacts on his behalf.

We may require additional cash in excess of the proceeds of this offering to make acquisitions, purchase fixed assets, meet seasonal financing needs, or to address unanticipated changes in business conditions or other unforeseen developments. If additional resources are required, we may issue additional equity or debt securities. The sale of additional equity or equity-linked securities could result in further dilution to stockholders. Incurring additional debt would increase our debt service obligations and could impose operating and financial covenants that may limit our operations. Further, financing may not be available in amounts or on terms that are acceptable to us, or it may not be available at all.

Cash Flows for the six months ended May 31, 2025 (Successor) and May 31, 2024 (Predecessor)

The following table summarizes our cash flows for the periods presented:

	Successor	Predecessor
	For the Six Months Ended May 31, 2025	For the Six Months Ended May 31, 2024
Net cash (used in) provided by operating activities	$(294,052)	$153,558
Net cash provided by (used in) financing activities	178,922	(109,433)
Net (decrease) increase in cash	$(115,130)	$44,125

Operating Activities

Net cash used in operations was $294,052  for the six months ended May 31, 2025 (Successor) compared with net cash provided by operations of $153,558 during the six months ended May 31, 2024 (Predecessor. The change was primarily due to the decrease in net income, largely attributable to legal and accounting service fees incurred for the Company’s planned IPO.

Financing Activities

Net cash provided by financing activities amounted to $178,922  for the six months ended May 31, 2025 (Successor), which included capital contributions from two stockholders totaling $480,000, less repayment of $5,000 to a related party and payment of fees related to our planned IPO of $296,078.

Net cash used in financing activities amounted to $109,433 for the six months ended May 31, 2024 (Predecessor), consisted of repayments of long-term borrowings of $119,890, partially offset by a stockholder’s contribution of $10,457.

Contractual Obligations and Other Commitments

We have no long-term fixed contractual obligations or commitments as of May 31, 2025.

Going Concern Considerations

Our liquidity position and ability to sustain operations for at least the next 12 months have been carefully evaluated as part of management’s going concern assessment.

We have, for the reporting periods and as of the date of this prospectus, realized stable, recurring revenue from FedEx Ground under our ISP Agreement. This structure ensures weekly cash settlements, reducing the risks associated with traditional accounts receivable collection and providing predictable working capital replenishment.

Despite incurring a net loss of $312,603 for the six months ended May 31, 2025 (Successor), primarily due to legal, accounting, and integration-related costs, we maintain satisfactory liquidity, supported by the following key factors:

·	Stable Operating Cash Flow – our ISP Agreement with FedEx provides a consistent revenue stream through automated weekly settlements, reducing concerns regarding short-term liquidity constraints.

·	Stockholder Financial Support – in February 2025, we secured two separate $2.0 million revolving credit facilities from major stockholders, providing a total liquidity buffer of $4.0 million. These facilities carry a 12% annual interest rate, require quarterly interest payments, and full principal repayment due at the end of the 24-months term and offer a flexible extension option for an additional 12 months. In addition, during the six months ended May 31, 2025, we received capital contributions of $480,000 from two shareholders, including $50,000 from Mr. Huan Liu through his third-party business contacts on his behalf.

As of May 31, 2025, our working capital was $176,277, reflecting improvements in cash flow from operating activities. The increase in working capital during the period was partly offset by temporary increases in liabilities related to ongoing integration costs. Management expects a shift to net profitability beginning fiscal year 2027, supported by ongoing revenue growth and cost optimization measures aimed at further strengthening financial performance.

Considering these factors, management has concluded that there is no substantial doubt regarding our ability to continue as a going concern. While the financial statements reflect early-stage operational losses and working capital constraints, they also highlight our adequate liquidity position, access to secured credit facilities, and positive revenue trajectory – all of which reinforce our capacity to sustain operations for the foreseeable future.

Cash Flows for the Period from October 26, 2024 to November 30, 2024 (Successor), for the Period From December 1, 2023 to October 25, 2024 ( Predecessor), and for the Year Ended November 30, 2023 (Predecessor):

The following table summarizes our cash flows for the periods presented:

	Successor	Predecessor
	For the Period from October 26, 2024 to November 30, 2024	For the Period from December 1, 2023 to October 25, 2024	For the Year Ended November 30, 2023
Net cash provided by (used in) operating activities	$(174,836)	$203,775	$(8,822)
Net cash used in investing activities	(899,669)	-	(6,010)
Net cash provided by (used in) financing activities	1,239,000	(194,995)	(30,347)
Net increase (decrease) in cash	$164,495	$8,780	$(45,179)

Operating Activities

Net cash used in operation was $174,836 for the period from October 26, 2024 to November 30, 2024 (Successor). This was primarily driven by a net loss of $300,703, largely attributable to acquisition-related costs and professional fees incurred in connection with the purchase of JAR Transportation. In addition, working capital fluctuations contributed to the operating cash outflow, including an increase in prepaid expenses and other current assets of $93,260, which reflected third-party vendor deposits, and certain transitional costs following the acquisition. These were partially offset by a $272,193 increase in other payables and accrued liabilities, mainly consisting of accrued professional service fees associated with the acquisition.

For the period from December 1, 2023 to October 25, 2024 (Predecessor), net cash provided by operating activities was $203,775. The cash inflow was primarily due to non-cash depreciation expense of $220,858, and a $57,433 reduction in accounts receivable, as the business streamlined its billing and collection cycle under the ISP Agreement. The underlying net loss of $77,735 during this period was mitigated by these favorable working capital movements and non-cash items.

Net cash used in operations was $8,822 for the year ended November 30, 2023 (Predecessor), mainly derived from a net loss of $208,390 for the year, depreciation of fixed assets of $230,947, and net changes in our operating assets and liabilities, which mainly included a decrease in other payables and other current liabilities of $28,440 during the year ended November 30, 2023 (Predecessor).

The comparative analysis of these periods highlights a shift from stable operational cash inflows under the Predecessor to temporary cash outflows during the Successor period, which we believe primarily reflects the impact of transaction-related payments and transitional integration expenditures. Management believes these cash outflows were primarily associated with transitional expenditure following the acquisition. Management expects cashflow to stabilize in subsequent periods as revenue is anticipated to grow and operational efficiencies are expected to be improved.

Investing Activities

Net cash used in investing activities totaled $899,669 for the period from October 26, 2024 to November 30, 2024 (Successor), primarily due to the acquisition consideration paid to previous stockholders of JAR, net of cash acquired.

For the period from December 1, 2023 to October 25, 2024 (Predecessor), net cash used in investing activities was $nil.

For the year ended November 30, 2023 (Predecessor), net cash used in investing activities totaled $6,010, primarily driven by the purchase of property and equipment in the same amount.

Financing Activities

Net cash provided by financing activities amounted to $1,239,000 for the period from October 26, 2024 to November 30, 2024 (Successor), which included capital contributions from a stockholder of $589,000 and proceeds from issuance of common stock of $650,000.

Net cash used in financing activities amounted to $194,995 for the period from December 1, 2023 to October 25, 2024 (Predecessor), which mainly included repayments of long-term borrowings of $205,452.

Net cash used in financing activities amounted to $30,347 for the year ended November 30, 2023 (Predecessor), which mainly included repayments of long-term borrowings of $197,172, which was partially offset by the borrowing from a stockholder of $166,847.

Contractual Obligations and Other Commitments

We have no long-term fixed contractual obligations or commitments as of November 30, 2024.

Off-Balance Sheet Arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet financing arrangements as defined under the rules and regulations of the SEC, or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with the accounting principles generally accepted in the U.S. (“U.S. GAAP”), which require us to make judgments, estimates, and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past fiscal year, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses of accounts receivables, useful lives of property and equipment, the recoverability of long-lived assets, impairment of goodwill, revenue recognition, and the realization of deferred tax assets. Actual results could differ from those estimates.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

·	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

·	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

·	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, prepaid expenses and other current assets, accounts payable, due to a related party, other payables and other current liabilities, approximate the fair value of the respective assets and liabilities as of November 30, 2024 and 2023, based upon the short-term nature of the assets and liabilities.

Business Combinations

Business combinations are accounted for using the acquisition method of accounting. Amounts paid for an acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The accounting for business combinations requires estimates and judgment in determining the fair value of assets acquired, liabilities assumed, and contingent consideration transferred, if any, regarding expectations of future cash flows of the acquired business, and the allocation of those cash flows to the identifiable intangible assets. The determination of fair value is based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. If actual results differ from these estimates, the amounts recorded in the financial statements could result in a possible impairment of intangible assets and goodwill. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses are expensed when incurred.

Income Taxes

Income taxes are accounted for using the asset and liability method, as prescribed under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

Prior to JAR Acquisition, as an S-Corporation, the Predecessor was not subject to federal corporate income taxation, and its taxable income, deductions, and credits were passed through to its stockholders. the Predecessor was subject to the California corporate franchise tax under RTC § 23802, which requires S-Corporations to pay the greater of a minimum tax of $800 or 1.5% of net taxable income derived from California sources. In accordance with ASC 740-10-15-4, deferred tax assets and liabilities were recognized for state-level temporary differences and net operating loss (“NOL”) carryforwards. Following the JAR Acquisition, the Predecessor became a wholly owned subsidiary of the Company, and a C-Corporation, and is subject to corporate income taxation under the Internal Revenue Code and applicable state tax laws.

ASC 740 requires a tax position to meet a recognition threshold before it is recognized in the financial statements. We assess uncertain tax positions based on management’s evaluation of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. This assessment includes consideration of any potential appeals or litigation processes based on the technical merits of the tax position. Because significant assumptions and judgments are involved in determining whether a tax benefit is more likely than not to be sustained, actual results may differ from estimates under different assumptions or conditions. We recognize interest and penalties related to unrecognized tax benefits as part of the income tax provision in the consolidated statements of income.

Impairment of Long-Lived Assets

We review long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If an impairment indicator is present, we evaluate recoverability by comparing the carrying amount of the asset group to the sum of the undiscounted expected future cash flows over the remaining useful life of the asset group. If the carrying amount exceeds the recoverable amount, an impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset. We estimate fair value using the expected future cash flows discounted at a rate consistent with the risks associated with the recovery of the assets. Based on the above analysis, no impairment loss was recognized for the period from October 26, 2024 through November 30, 2024 (Successor), the period from December 1, 2023 through October 25, 2024, and the year ended November 30, 2023 (Predecessor).

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to receive in exchange for those goods or services as performance obligations are satisfied. ASC 606 applies a five-step model for revenue recognition, which requires the Company to: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

We are engaged in providing last-mile delivery services as an Independent Service Provider (ISP) for FedEx. We derive revenue from both fixed service charges and activity-based charges under its ISP Agreement. Performance obligations include (i) weekly service coverage (fixed weekly service charges), (ii) delivery and pickup stops (stop charges and e-commerce stop charges), (iii) handling and delivering packages (package charges, including e-commerce and large package deliveries), and (iv) compliance with branding requirements (apparel and vehicle branding).

Revenue is recognized as follows:

·	Over Time: Fixed weekly service charges and branding-related revenue (e.g., apparel and vehicle branding) are recognized evenly over the service period.

·	Point-in-Time: Activity-based revenue, including stop charges, package charges, and fuel surcharges, is recognized upon completion of the respective performance obligation, such as completing a delivery or pickup stop.

We recognize revenue on a gross basis under the ISP Agreement with FedEx. We are responsible for fulfilling the promised services, managing operational resources, and ensuring compliance with FedEx’s performance standards. All contracts with FedEx contain a single performance obligation for each revenue stream, with no separately identifiable promises.

BUSINESS

Overview

We are a holding company incorporated in Delaware. Through our wholly owned subsidiary, JAR Transportation Inc, a California-based operating entity, we specialize in last-mile delivery services within California. Our core business focuses on retrieving packages from distribution hubs and ensuring their prompt and secure delivery to recipients’ doorsteps. Committed to innovation and efficiency, our mission is to optimize last-mile logistics by providing efficient, reliable, and innovative delivery solutions.

As of the date of this prospectus, we employ approximately 25 full-time and 3 part-time staff, including approximately 20 drivers. Our fleet consists of approximately 23 trucks and trailers. We provide exclusive pickup and delivery services within our designated service area, covering approximately 1,665.28 square miles. We utilize GroundCloud, a leading logistics software, during our course of business, for route optimization, driver management, and compliance monitoring. Additionally, we are actively expanding our investment in advanced technologies to enhance our scalability, automate our operations, and drive our data-driven decision-making. On an average day, we complete between 1,000 to 1,700 stops, facilitating the pickup and delivery of approximately 1,200 to 2,000 packages. During peak seasons, our daily stops rise to an estimated 2,000, allowing us to meet heightened demand with efficiency and reliability.

For the year ended November 30, 2023 (Predecessor), we reported total revenue of $2,426,026 and incurred a net loss of $208,390. For the period from December 1, 2023 to October 25, 2024 (Predecessor), we reported a total revenue of $2,192,893 and a net loss of $77,735. For the period from October 26, 2024 to November 30, 2024 (Successor), we reported total revenue of $251,049 and a net loss of $300,703. For the six months ended May 31, 2025, we reported total revenue of $1,322,393 and a net loss of $312,603. During this period, 100% of our revenue was derived from our subsidiary’s last-mile delivery services to our sole customer, FedEx.

Our Industry

We mainly compete in the route delivery industry, which has several material barriers of entry, including:

·	Substantial time and capital investment. Establishing a robust and efficient logistics network requires substantial financial and time commitments. This includes investments in employee recruitment and training, software procurement and maintenance, regulatory compliance, and the acquisition of transportation assets such as trucks, vans, and bikes.

·	Technological proficiency. Operational efficiency and customer satisfaction rely on: (i) advanced technologies, including route optimization software, real-time tracking systems, and automated dispatching software, (ii) continuous investments in technology training, and (iii) continuous efforts in developing, maintaining, and upgrading the technological infrastructure to keep pace with the industrial changes and challenges.

·	Regulatory barriers. It could be both time-consuming and costly to comply with various local, state, and federal regulations related to transportation, safety, and data privacy. For further information on the relevant laws and regulations, see “—Regulations.”

·	Balancing service quality and cost efficiency. Customers expect fast, reliable, and seamless delivery services at competitive prices. Maintaining a reputation and gaining customer trust while optimizing costs in a competitive market presents an ongoing challenge.

·	Effective Management. Strong leadership and strategic decision-making are critical for aligning operations with market demands and driving long-term success.

As of the date of this prospectus, we primarily operate and compete in California. Our competitors range from large multinational corporations to regional service providers, including Amazon Logistics, Aramex, DHL, DoorDash, DPD, Grubhub, Postmates, UPS, USPS, and certain regional logistics companies. We believe the route delivery industry is highly competitive, with key competitive factors including:

·	Price Pressure. Customers that need delivery services can easily switch service providers due to low replacement costs, leading to intense price competition.

·	Service quality. Speed and reliability are critical factors that influence customer decisions when selecting a delivery provider.

·	Technology adoption. Companies that fail to implement advanced technologies, such as AI-powered route optimization or real-time tracking systems, will risk falling behind more tech-savvy competitors.

·	Financial resources. We believe the e-commerce boom has attracted a surge of large companies entering into the parcel delivery industry, such as Uber Eats, DoorDash, and Instacart. These large companies usually have significantly greater financial resources and revenue streams than smaller competitors.

·	Regional Specialization. Local or regional providers often cater to niche markets, such as medical supplies or perishables goods, enabling them to carve out specialized segments and compete effectively against larger players.

·	Seasonal Demand. Peak periods, such as holidays, create intense competition for limited resources, including drivers, vehicles, and fulfillment centers. Scalability and efficient resource allocation become critical competitive factors during these times.

Our Services

For the reporting period from December 1, 2022 to May 31, 2025, and as of the date of this prospectus, 100% of our revenue was derived from providing last-mile delivery services.

As of the date of this prospectus, we have approximately 25 full-time and 3 part-time employees, including approximately 20 drivers, and we own a fleet of approximately 23 vehicles consisting of trucks and trailers.

We operate seven days a week, typically from 6:00 am and 11:00 pm. Our designated service area, where we provide exclusive pickup and delivery services to our customer, spans approximately 1,665.28 square miles. On an average day, our operations include 1,000 to 1,700 stops, with around 1,200 to 2,000 packages to be picked up and delivered per day on average. However, during peak seasons, we estimate to make approximately 2,000 stops on a daily basis. Our pickup and delivery process generally follows a structured sequence of steps to ensure efficiency and reliability.

Package pickup

We collect packages for delivery from designated locations assigned by our customer, load packages into our vehicles, and implement necessary safety measures to ensure secure storage and handling throughout the delivery process.

To manage fluctuations in service demand, we receive package volume forecasts from our customer, usually one week before the service day. Based on these forecasts, we strategically plan and allocate our trucks and drivers to ensure adequate service capacity. To optimize delivery routes, particularly during peak seasons, we utilize GroundCloud software on all of our delivery trucks. Powered by AI, GroundCloud enhances operational efficiency by monitoring driving conditions, detecting risky and unsafe driving behaviors, and optimizing delivery routes in real time. We have set up automatic renewal of our subscription to GroundCloud as of the date of this prospectus.

Package transportation

We optimize transportation routes, assign drivers efficiently to their respective workloads, monitor real-time delivery status, and maximize efficient delivery by relying on the operation team’s expertise and leveraging advanced technology. Each of our delivery vehicle is equipped with GPS and route navigation systems to enhance accuracy and efficiency. We transport packages from distribution centers to the address specified or designated for each package. Unlike predetermined package delivery sequence, our drivers determine their own routes and delivery sequence based on real-time traffic conditions and their personal experience in their service area, supplemented by route recommendations from the installed navigation technology.

Package delivery

Delivery recipients are able to track their shipment status in real-time through the tracking system. Our delivery team is professionally trained to ensure packages are delivered to the correct address and interact positively with delivery recipients. To minimize mis-deliveries, we utilize GroundCloud, a navigation and support software that assists our drivers throughout their routes. If a mis-delivery occurs and a recipient files complaint with FedEx, FedEx will notify us and we will conduct an investigation. Drivers who are responsible for such mis-deliveries will receive additional training to prevent similar incidents in the future.

Post-delivery feedback

We maintain detailed logs that track each driver’s total stops, packages delivered, estimated speed, driving distance, and overall drive time. These records help us evaluate service performance and operational efficiency. We actively address customer feedback, inquiries, and complaints, taking prompt action to investigate and resolve any reported issues.

Our Customer

For the reporting period from December 1, 2022, to May 31, 2025, and as of the date of this prospectus, FedEx was our sole customer, accounting for 100% of our revenue. As an independent contractor for FedEx, we provide last-mile delivery service, bridging the gap between FedEx and the final delivery recipients. FedEx has designated us as the exclusive service provider in certain service regions in California spanning approximately 1,665.28 square miles.

Material terms of customer engagement

We entered into an Independent Service Provider Agreement with FedEx. The material terms of the current agreement include the following. (i) We agree to provide package pickup and delivery services to FedEx with our own vehicles and our own employees and we retain exclusive authority to determine the best means to meet the expectations and demands of shippers and recipients, including complete discretion over and responsibility for route design, delivery sequence, type and number of equipment, and staffing and personnel decisions, consistent with other terms of the agreement. (ii) We have the exclusive right and obligation to provide pickup and delivery services that serve both businesses and residential recipients in certain contracted service areas, which areas may be redefined by written agreements of both parties. (iii) Our employees providing the services must satisfy certain appearance, safety, qualification, legal and regulatory requirements. (iv) Our delivery vehicles must satisfy certain size, type, color, maintenance, inspection, legal and regulatory requirements. (v) The right, title and interest in and to data and information accessed through, created in the use of, or made available in connection with the provision of the services will remain the exclusive property of FedEx and no right in or to such data is granted, transferred or assigned to the Company. (vi) We derive revenue from both fixed service charges and activity-based charges incurred under the agreement, with average weekly revenue of approximately $61,500 during peak season and $44,500 during off-peak season. The charges are incurred and paid on a weekly basis and   typically include (a) weekly service coverage (fixed weekly service charges), (b) pickup and delivery stop charges and e-commerce stop charges (activity-based charges for each stop), (c) package charges (activity-based charges for picking up or delivering each package when making a stop), (d) surge stop charges (activity-based charges for each stop that exceeds the daily stop threshold specified in the agreement), (e) brand promotion charges for using FedEx’s logos and marks on employee apparel and vehicles during the provision of the services, and (f) large package mix charges (activity-based charges based on the percentage of large packages delivered), etc. (vii) The term of this agreement commenced on October 12, 2024 and will continue through January 30, 2026, unless terminated earlier or extended. This agreement may be terminated without cause at any time by mutual written agreement, or with cause or for changed circumstances by either party. Both parties agree there is no obligation or expectation for the entry into a subsequent agreement at the expiration of this agreement, nor is there any guarantee of, or right to, a subsequent agreement.

Customer retention

We have maintained a stable relationship with FedEx for the reported periods. To retain FedEx’s business, we focus on the following strategies:

·	Meeting Performance Metrics. We consistently aim to meet key performance metrics such as on-time delivery rates, package handling accuracy, and customer satisfaction. We use real-time analytics tools to monitor performance and take corrective actions promptly.

·	Fostering Strong Communication. We maintain a steady relationship with our customer by keeping open and transparent communication with regional managers and operations teams of our customer and proactively addressing concerns or issues before they escalate and demonstrate a commitment to continuous improvement.

·	Investing in Workforce Excellence. We invest in workforce excellence by providing regular training to drivers and staff to ensure compliance with service standards and enhance professionalism.

·	Optimizing Operational Efficiency. We optimize operational efficiency by leveraging technology to improve route planning, reduce fuel costs, and enhance delivery speed, and implementing preventive maintenance programs for vehicles to minimize downtime and ensure reliability.

·	Scaling Flexibility for Peak Seasons. We scale flexibly for peak seasons by maintaining a roster of part-time or gig drivers who can be activated during peak seasons and maintaining cooperation with subcontractors or other parties for temporary support during high-demand periods.

·	Ensuring Compliance and Safety. We ensure compliance and safety by regularly auditing operations to ensure compliance with safety and operational guidelines, and using GPS tracking and other tools to monitor and improve driver behavior.

Customer concentration risk

Relying heavily on a single customer for our business can create vulnerability, especially if the relationship with that customer deteriorates or if they significantly reduce the demand for our services. The loss of our only customer or a reduction in service demand would have a material adverse impact on our business and results of operations. See “Risk Factors—Our business is heavily dependent on FedEx, making us vulnerable to changes in our relationship with FedEx.” We recognize the risk of concentrating our revenue on one customer, and aim to explore additional customers to reduce over-reliance and maintain financial stability while also focusing on retaining our only customer. See “—Growth Strategies.”

Our Suppliers

For the reporting period from December 1, 2022 to October 25, 2024 (Predecessor), our main supplier was ARCO, which supplies fuels and independently accounted for approximately 17% of our total operating costs. For the period from October 26, 2024 to November 30, 2024 (Successor), we transitioned to Robinson Oil Corp. as our main fuel supplier to obtain more favorable pricing. Robinson Oil Corp. independently accounted for approximately 14% of our total operating costs for such period. For the six months ended May 31, 2025, Robinson Oil Corp. independently accounted for approximately 16% of our total operating costs. Such major suppliers were not our related parties. If we lose the major supplier of fuels, we believe it will not have a material adverse impact on our business because of the availability of gas stations and relatively low replacement costs.

Our Competitive Strengths

We believe the following competitive advantages are essential for our success and distinguish us from our competitors.

Service capacity

Since inception, we have dedicated significant time and capital to building and maintaining our service capacity. See “—Our Services” and “—Property, Plants, and Equipment.” We estimate that it will take approximately two to three years to scale operations to match our current capabilities. The costs range from $2 million to $3 million, covering expenses such as employee recruitment, employee training, truck procurement, software procurement, and compliance maintenance. Of this total, $1 million to $1.5 million is expected to be allocated to truck procurement.

Service quality

We adhere to strict industrial and contractual standards to maintain high service quality. For example, our delivery staff must meet certain appearance, safety, qualification, and other requirements. Our vehicles for the provision of delivery service must satisfy specific size, type, color, and other requirements. By upholding these rigorous standards, we have been able to maintain a stable relationship with our sole customer for the reported periods. We are committed to improving the reliability and efficiency of our services while ensuring compliance with applicable regulatory requirements. See “—Regulations.” There have not been any occurrences, warnings, or notifications of non-compliance of our Company with regard to any applicable laws and regulations as of the date of this prospectus.

Operating independence

We operate with full autonomy over our logistics. This includes the recruitment and deployment of our drivers, management and maintenance of vehicles and other equipment, and coordination of deliveries within our service areas. We believe this independence provides us with flexibility in our business operations and enhance our ability to respond to changes and challenges.

Relative exclusivity in the service areas

Our sole customer, FedEx, has designated us as the exclusive service provider in certain service regions. This relative exclusivity in serving our customer reduces direct competition within these designated areas and enables us to focus on optimizing operational efficiency, streamlining delivery routes, reducing vehicle mileage, and improving delivery timelines within our designated zones.

Predictable revenue model

FedEx was our only customer for the reported periods. According to our agreement with FedEx, we derive revenue from both fixed service charges and activity-based charges, and the charges are incurred and paid on a weekly basis. See “—Our Customer.” We believe our revenue from such an arrangement is relatively stable and predictable, resulting in relatively stable cash flows and low risk of bad debts.

Safety maintenance

We are committed to ensuring the security of people, protecting vehicles from unauthorized entry and use, and preventing theft, loss, damage, destruction, or delay in the handling, transporting, and storing of packages. All of our employees undergo comprehensive training based on our customer’s and our own requirements upon employment and are subject to safety tests and evaluations prior to being permitted to deliver packages independently. All of our vehicles are subject to regular and comprehensive inspections by certified mechanics covering tire checks, wheel inspection, and engine oil inspection. Additionally, all vehicles are subject to regular safety inspections conducted by the station managers, including tire and brake checks. Packages are treated in strict accordance with the proper safety standards depending on the package types.

Professional management

Our management team has extensive industry and management experience. Each member of our team has, on average, more than a decade of management experience, along with comprehensive knowledge in areas such as financial management, accounting matters, project management, strategy development, customer relationship maintenance, and operational execution. See “Management.”

Growth Strategies

Our growth strategies focus on acquisition/scale expansion, cost optimization, and technological innovation. These strategies are designed to strengthen our competitive position, broaden our market reach, and enhance our operational efficiency and presented as follows in order of priority.

Expansion of Delivery Routes

We plan to expand our last-mile delivery routes, which are expected to deliver the following three benefits. First, by strategically acquiring new delivery routes, particularly in high-demand metropolitan and suburban areas, we expect to expand our market share and service volume. This expansion will help us to increase revenue and spread fixed costs over a larger volume, ultimately improving profitability. Second, expanding our route network is anticipated to enable us to secure contracts with new customers, such as large e-commerce platforms, retailers, and logistic providers, thereby diversifying our customer base and enhancing our revenue streams. Third, acquiring additional routes in close proximity will help to streamline logistics, optimize delivery sequences, and reduce travel time, fuel consumption, and vehicle wear. This will further improve efficiency and reduce operational costs.

In addition to expanding last-mile delivery, which features relatively short distances, in the long run, we also plan to acquire long-haul trucks to enter the long-haul logistics market. This diversification will enable us to add new revenue by managing the entire logistics chains, from regional distribution centers to last-mile hubs. This service diversification is expected to create a more comprehensive network that can serve clients needing end-to-end logistics solutions, potentially accelerating delivery timelines and capturing additional market share.

As of the date of this prospectus, we are actively seeking new delivery routes with the goal of expanding our service areas and exploring connections with potential customers who require last-mile delivery services.

Among our future plans and investments, expanding our delivery routes is our priority. Accordingly, the net proceeds raised from this offering will be primarily allocated to equity acquisitions, asset acquisitions, and other investments in businesses that serve customers who require last-mile delivery services, allowing us to grow our service area and customer base. Although we have not yet secured definitive agreements with new customers, this initiative remains our foremost focus.

Operational Optimization

We aim to further optimize our operations and maximize our cost-effectiveness by implementing the following measures. First, with expanded route coverage, we have adopted and will continue utilizing flexible staffing models, including part-time drivers and seasonal hires, to efficiently handle fluctuating delivery demands. Additionally, data-driven scheduling helps align workforce needs with package volume. Second, we plan to invest in robust financial systems that streamline payroll, expense tracking, and budgeting. These enhancements will improve cost control and provide greater financial visibility to support our business growth. Third, we remain committed to investing in employee development and retention. Competitive wages and benefits help us attract and retain skilled drivers, reducing turnover and ensuring a reliable workforce.

As of the date of this prospectus, we have already implemented several of these optimization measures and will continue refining our operations to enhance overall efficiency.

App Development

We have partnered with a third-party developer to create an interactive app platform that connects third-party drivers with merchants seeking route delivery services. Once developed, this platform will enable us to search for delivery opportunities based on our drivers’ geographic location, while merchants can post delivery requests and select drivers based on factors such as experience, availability, and vehicle type. The platform is expected to generate revenue by facilitating these connections between drivers and merchants. Funding for the app’s development will come from our own resources, and approximately 5% of the net proceeds from this offering will be allocated for ongoing maintenance and upgrades. We expect to launch the app platform in the near future from the date of this prospectus.

Eco-friendly Transition

As environmental concerns and sustainability trends continue to drive change, we are committed to adopt eco-friendly delivery solutions, such as electric vehicles, bikes, and carbon-neutral delivery methods. The remaining proceeds from this offering will be allocated to support our eco-friendly transition. We believe this initiative is essential for both the future of our business and the long-term health of the environment. Transitioning to electric vehicles (EVs) offers several strategic advantages: (i) moving from fuel-based vehicles to electric vehicles has the potential to lower fuel costs and mitigate the volatility associated with fluctuating fuel prices. While the initial investment in electric vehicles is higher, the long-term savings in fuel, maintenance, and tax incentives  are expected to deliver substantial financial benefits; (ii) as consumer preferences increasingly favor sustainability, our commitment to eco-friendly practices enhance our appeal to environmentally conscious consumers and corporations. This alignment is anticipated to strengthen our reputation as a forward-thinking company dedicated to reducing its carbon footprint, further positioning us a preferred partner in the market place; and (iii) electric vehicles generally require less maintenance than traditional fuel vehicles, resulting in lower repair costs and reduced downtime. We believe that the longer lifespan of the electric vehicles will also contribute to lower overall costs and improve fleet availability, ensuring reliable service for our customers.

To facilitate this transition, we are engaging with electric vehicle dealers and negotiating pricing. We have purchased three electric trucks as of the date of this prospectus, and we plan to deploy the first batch of electric vehicles within one to two months of the completion of this offering.

Technology and Automation

We believe that advances in technology, such as AI-powered customized logistic software and autonomous vehicles, will revolutionize the logistics industry. We plan to invest in suitable AI technologies to further optimize delivery routes and operations. For example, we intend to engage AI solution providers for intelligent vehicles, to develop customized logistics software tailored to our specific needs. Such solutions are expected to integrate advanced features, such as comprehensive vehicle tracking, digital fleet management, intelligent dispatching, and data-driven analytics. By leveraging real-time data, AI-powered monitoring, and predictive maintenance, such technologies are expected to enhance operational efficiency, improve maintenance, optimize delivery schedules, and support data-driven decision-making based on seasonal and demand-based trends. These innovations will contribute to the sustainable development of our fleet. Additionally, we recognize the long-term potential of autonomous vehicle technology. While not yet commercially reliable, when available, autonomous vehicle will offer substantial cost savings and scalability. Self-driving trucks can reduce the reliance on human drivers for long-haul routes, helping to address both high labor costs and staffing challenges. Furthermore, AI-optimized autonomous vehicles can be utilized to enable real-time route adjustments, reduce idle time, conserve fuel or battery life, and ensure more cost-efficient and faster deliveries.

Our plan is to gradually update our delivery system by integrating customized AI technology developed by third-party providers and expect to integrate autonomous vehicles within the next three to five years.

Intellectual Property

As of the date of this prospectus, we have registered two domain names, and we do not own any pending intellectual property applications for the time being. We mainly rely on intellectual property laws to protect our intellectual property rights. There is no assurance to prevent the unauthorized access, use, copying, reverse engineering, infringement, misappropriation or other violation of our intellectual property and other proprietary information. Additionally, our intellectual property rights may not be respected in the future or may be invalidated, circumvented, challenged, narrowed in scope, or rendered unenforceable. As of the date of this prospectus, our intellectual property rights have not been subject to any adverse claims for infringement upon our intellectual property rights in the U.S., and we have not been involved in any litigation or other claims related to any third party’s intellectual property rights in the U.S.

Property, Plants, and Equipment

As of the date of this prospectus, we own a fleet of approximately 20 vehicles consisting of trucks and trailers.

Our principal executive office is located in 23046 Avenida de la Carlota, Suite 600, Laguna Hills, CA 92653. Our office space covers an area of approximately 320 square feet, with a term from January 14, 2025 to January 31, 2026. The lease will automatically renew for another year unless we provide notification for lease termination at least three months prior to the end of the current term. We plan to renew the lease in accordance with its terms when needed. As of the date of this prospectus, we have no reason to believe that this lease agreement will not be renewed upon the expiration of the current term. We believe our office space is adequate for the time being. However, there may be a need to secure additional office space in the future, should it serve our requirements.

Our Employees

The tables below provide a breakdown of our employees by type and function as of November 30, 2024.

	Full-time	Part-time
Number of employees	36	3

	Administration	Finance	Human resources	Logistics
Number of employees	3	1	1	34

In addition, as of the date of this prospectus, we have approximately 25 full-time and 3 part-time employees, including approximately 20 drivers. We believe the attraction, development and retention of skilled employees contribute to our long-term success. To attract talent, we offer market-aligned wages, allow employees certain degree of flexibility in work shifts to accommodate personal needs, and provide incentives for new hires and current employees who refer qualified candidates with appropriate skills. In addition to cash compensation, we offer complementary benefits, including performance-based bonuses, short-term disability insurance, unemployment insurance as well as medical insurance, and 401k retirement plans for select employees.

We recruit and select employees based on certain key criteria, mainly including (i) relevant previous experience in package delivery, courier services, or logistics, and familiarity with last-mile delivery operations or routes in a similar service area, (ii) technical skills and proficiency in using GPS devices, route optimization software, and mobile delivery apps, and basic understanding of vehicle maintenance, (iii) a clean and verifiable driving record, free of major infractions such as driving under the influence or reckless driving, and the possession of a valid driver’s license appropriate for the type of delivery vehicle, and (iv) safety awareness, assessed by whether there is commitment to adhering to all traffic and workplace safety regulations, and participation in safety training programs or certifications.

To enhance our workforce excellence, we provide comprehensive onboarding training for new drivers, focusing on route optimization, safety protocols, and customer service. Promotions and pay raises are awarded based on performance milestones. Our training programs are designed in accordance with the FedEx issued safety guide. Our station managers and experienced drivers take turns conducting in-person training sessions for new drivers. Additionally, new drivers must complete online training and pass assessments on GroundCloud. We are committed to fostering a strong culture of safety. Prior to each driver commencing their deliveries, they must successfully complete multiple tests and assessments to ensure they meet our rigorous standards.

There is no collective bargaining agreement that covers our employees. As of the date of this prospectus, we have not experienced any interruptions of operations or work stoppages due to labor disagreements or disputes. We strive to maintain positive labor relations through open communication and proactive conflict resolution measures.

Material Contracts

On September 16, 2024, the Company entered into a stock purchase agreement (“Purchase Agreement”) to acquire 100% of JAR with a total gross price of $1,475,000 as specified in the original Purchase Agreement. The transaction terms later were revised through two amendments. Following revisions in the first amendment dated November 1, 2024, the final consideration was reduced to $1,367,169.

On September 16, 2024, we entered into a consulting agreement with WJ Management Inc (“WJ”), a pickup and delivery service provider to FedEx. WJ agreed to serve as an independent contractor to our Company and provide advice, consulting and guidance to assist in operating our operating entity’s business. The compensation for such consulting service will be calculated based on the revenue and operating results of our operating entity. The term of the agreement commenced on October 26, 2024 and will continue for one year. The term will automatically renew for one additional year, unless either party notifies the other party of non-renewal within three months of the expiration of the current term. On the same date, we also entered into a commission fee agreement with WJ where WJ agreed to facilitate our acquisition of JAR for a service fee of $165,000. As of the date of this prospectus, we have paid $82,500 to WJ and expect to pay the remaining $82,500 to WJ in late 2025, as agreed upon by the two parties.

On January 18, 2025, we entered into separate stock purchase agreements with two last-mile delivery service providers, Wandun Enterprise Inc (“Wandun”) and WJ, along with all of their respective stockholders, to acquire the 100% equity interest in each company. Amendment No. 1 to both agreements was executed on February 7, 2025. However, on March 28, 2025, both stock purchase agreements were terminated by mutual consent. The terminations were primarily driven by the fact that, following our assumption of operational control, the financial performance of the target businesses did not meet our expectations.

Within the preceding two years from the date of this prospectus, we have entered into no material contracts, excluding the contracts entered into in the ordinary course of our business, other than as described in this prospectus.

Insurance

We maintain certain insurance policies to safeguard against risks and unexpected events. For example, we have non-trucking liability insurance, workers compensation, and employment practices liability insurance, with each insurance coverage category being subject to limitations as provided by the insurance policies. We believe our current insurance coverage is adequate for our business requirements and is consistent with customary industry practice. We renegotiate and renew our insurance contracts annually. We do not anticipate any difficulty in renewing contracts we currently maintain on the same terms. We also plan to purchase the directors’ and officers’ liability insurance by the completion of our initial public offering. During the reporting periods included in this prospectus, we did not make any material insurance claims in relation to our business.

Seasonality

Our business is generally subject to seasonal fluctuations. We usually generate more revenue in October and from mid-November to late December each year. We believe that such seasonality is mainly because our customer has higher service demands during the holiday seasons. Historically, the revenue generated during our peak seasons are estimated to account for approximately 10% to 12% of the annual revenue.

Legal Proceedings

In February 2025, Pablo Aguero (a former employee of JAR, our subsidiary) filed a workers’ compensation claim with the California Workers’ Compensation Appeals Board (WCAB Case No: ADJ20520242). This claim relates to his employment in or around May 2023, prior to our acquisition of JAR. While the WCAB filing does not specify a monetary demand, Pablo Aguero previously issued a pre-litigation demand letter asserting claims totaling approximately $46,600. Pursuant to the terms of the stock purchase agreement for the acquisition of JAR, liabilities arising from pre-closing employment matters remain the responsibility of the sellers. Accordingly, the claim is currently being handled by the sellers and legal counsel designated by JAR’s employment practices liability insurance carrier. We have requested their assistance in responding to subpoenas issued in connection with the WCAB proceeding, which seek personnel and payroll records related to Pablo Aguero, and they are currently in the process of providing the requested documents. Based on the information available to date, the Company does not antipate that the outcome of this proceeding will have a material impact on our business or financial condition.

In June 2025, Rafael Perez Linarez (a former employee of JAR, our subsidiary) filed a workers’ compensation claim with the California Workers’ Compensation Appeals Board (WCAB Case No: unassigned). This claim relates to his employment from around July 2020 to June 2022, prior to our acquisition of JAR. Pursuant to the terms of the stock purchase agreement for the acquisition of JAR, liabilities arising from pre-closing employment matters remain the responsibility of the sellers.

In June 2025, Elma Asusena Oliveros filed a workers’ compensation claim with the California Workers’ Compensation Appeals Board (WCAB Case No: ADJ21112337). This claim relates to her employment from around May 2025. As of the date of this prospectus, this matter has been referred to our workers’ compensation insurance carrier and no cost estimates are currently available.

From time to time, we may become a party to various other legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, breach of contract, and labor and employment claims. We are currently not a party to any material lawsuits, and we are not aware of any threats of lawsuits against us that are anticipated to have a major impact on our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of resources, including the management’s time and attention.

Corporate History and Structure

In connection with this offering, we have conducted the following corporate restructuring steps:

·	On May 27, 2020, JAR Transportation Inc was incorporated under the laws of the State of California as a general stock corporation;

·	On April 3, 2024, our holding company, Elite Express Holding Inc., was incorporated under the laws of the State of Delaware as a corporation;

·	On October 25, 2024, Elite Express Holding Inc. completed the acquisition of the 100% equity interest in JAR Transportation Inc; and

·	On December 19, 2024, our stockholders and board of directors approved to effect a reverse stock split with respect to the issued and outstanding shares of both our Class A common stock and Class B common stock, in each case at a ratio of one for six, such that every holder of Class A common stock shall receive one share of Class A common stock for every six shares of Class A common stock held, and every holder of Class B common stock shall receive one share of Class B common stock for every six shares of Class B common stock held. Unless the context suggests otherwise, all references to our Class A common stock and Class B common stock in the registration statement of which this prospectus forms a part take into account the effect of such reverse stock split.

The following diagram illustrates our corporate structure as of the date of this prospectus. For details of our principal stockholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Stockholders.”

Notes: All percentages reflect the voting ownership interests instead of the equity interests held by each of our stockholders given that each holder of shares of Class A common stock will be entitled to one vote per share and each holder of shares of Class B common stock will be entitled to 15 votes per share.

(1)	Represents 1,666,667 shares of Common B common stock held by Yidan Chen, our Chief Executive Officer and Director, as of the date of this prospectus.

(2)	Represents 2,500,000 shares of Common B common stock held by Huan Liu, our Chairman of the Board of Directors, as of the date of this prospectus.

(3)	Represents an aggregate of 8,750,005 shares of Class A common stock held by 14 corporate and individual stockholders, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

Regulations

Regulations related to transportation and safety

Our package transportation services are regulated by the Department of Transportation (DOT) and its agencies, including the Federal Motor Carrier Safety Administration (FMCSA), the Federal Highway Administration, and the National Highway Traffic Safety Administration. These agencies oversee our delivery business through regulations on operations, safety, insurance and hazardous materials. Additionally, ground transportation also falls under state regulations with respect to the operations, safety and insurance. The transportation of hazardous materials in the U.S. is subject to regulation by the DOT’s Pipeline and Hazardous Materials Safety Administration.

We also must comply with FMCSA safety and fitness regulations, including those relating to drug and alcohol testing and hours of service for drivers. Such matters as weight and dimension of equipment also fall under federal and state regulations.

The Federal Aviation Administration Authorization Act of 1994 limited states’ authority to regulate the rates, routes, or services of most motor carriers. States may now only exercise jurisdiction over safety and insurance. The company is registered in those states that require registration.

The Postal Reorganization Act of 1970 created the U.S. Postal Service as an independent establishment of the executive branch of the federal government, and created the Postal Rate Commission, an independent agency, to recommend postal rates. The Postal Accountability and Enhancement Act of 2006 amended the 1970 Act to give the re-named Postal Regulatory Commission revised oversight authority over many aspects of the U.S. Postal Service, including postal rates, product offerings and service standards. We sometimes participate in proceedings before the Postal Regulatory Commission in an attempt to facilitate compliance with fair competition requirements for competitive services.

Our transportation is also subject to compliance with cargo-security and transportation regulations issued by the U.S. Department of Homeland Security, including oversight by the Transportation Security Administration in the U.S.

Our transportation vehicles are subject to regulation under the California Vehicle Code. Pursuant to applicable law, we are required to register all vehicles used in our delivery operations and pay the corresponding fees. Any individual operating our vehicles on public highways must hold a valid commercial driver’s license in compliance with legal requirements. Additionally, our vehicles are subject to regulations governing safe operation, including, but not limited to, driver hours of service, equipment standards, fuel containers, fueling procedures, inspection and maintenance requirements, recordkeeping, and accident reporting. Our vehicles must also comply with statutory size and weight restrictions.

We are also subject to regulations enforced by the California Highway Patrol (CHP) concerning vehicle inspections, driver logs, load securement, and overall safety compliance. Pursuant to Title 13 of the California Code of Regulations, our vehicles and related records are subject to inspection by the California Highway Patrol to ensure compliance with applicable safety and operational requirements.

Furthermore, we are subject to California Occupational Safety and Health (Cal/OSHA) regulations, which require compliance with vehicle safety standards, driver protection measures, and ergonomic guidelines. Under these regulations, we are required to provide written notice to employees if they have been or are being exposed to toxic materials or harmful physical agents at concentrations or levels exceeding those permitted by applicable standards, orders, or special orders, along with details of the corrective actions being taken. Additionally, we must ensure that workplaces, storerooms, personal service rooms, and passageways are maintained in a clean, orderly, and sanitary condition.

Regulations related to data privacy

We are subject to laws and regulations relating to privacy and data protection. For example, the California Consumer Privacy Act (CCPA) of 2018, which came into effect in January of 2020, gives California residents data privacy rights, including allowing consumers to opt out of certain data sharing with third parties, and provides an additional cause of action for data breaches. Moreover, the California Privacy Rights Act, which went into effect on January 1, 2023, significantly modified the California Consumer Privacy Act of 2018, and imposed additional data privacy and protection obligations on certain companies doing business in California.

The collection, use, retention, and sharing of consumers’ personal information in connection with our business operations are regulated under the CCPA. Our collection and processing of consumer personal information must align with the reasonable expectations of consumers, as defined under the law. Additionally, we are required to establish and maintain clear and accessible mechanisms for consumers to submit CCPA requests and provide consent. These mechanisms must be designed to be easily understandable and executable, free from misleading language or interactive elements, and without impairing or interfering with the consumer’s ability to make informed choices.

Regulations related to environmental protection

We are subject to federal, state and local environmental laws and regulations across our operations. These laws and regulations cover a variety of matters such as disclosures, operations and processes, including, but not limited to: properly storing, handling and disposing of waste materials; complying with laws regarding clean air, including those governing emissions; protecting against and appropriately responding to spills and releases and communicating the presence of reportable quantities of hazardous materials to local responders.

In October 2023, the California Air Resources Board’s (“CARB”) Advanced Clean Fleets (“ACF”) rule requiring subject companies to adopt an increasing percentage of medium and heavy duty zero emission trucks (“ZEVs”) became effective. . The ZEV milestones option ultimately requires fleets to transition to 100% ZEVs by a target date according to vehicle type. While the ACF rule may permit companies to seek exemptions or relief in certain instances, there are no assurances that relief from the regulation will be obtained. At this point, there are virtually no ZEVs widely available that are suitable replacements for vehicles currently used, and there does not appear to be sufficient infrastructure in place to support an electric vehicle fleet operation throughout our current terminal network.. We plan to replace several gasoline-powered trucks with EVs and will further assess the cost-effectiveness of EVs. Given the currently limited subsidies available for electric trucks, we will continue to monitor potential incentives and the progress of ongoing legal challenges to the ACF rule before deciding whether to transition our entire fleet to EVs.

Regulations related to labor

Our U.S. employees are covered by the National Labor Relations Act of 1935, as amended (the “NLRA”). Under the NLRA, employees can unionize in small, localized groups, and government-led mediation is not a required step in the negotiation process.

The U.S. Congress has, in the past, considered adopting changes in labor laws that would make it easier for unions to organize units of our employees. In addition, the NMB and the National Labor Relations Board (“NLRB”) have and may continue to take actions that could make it easier for our employees to conduct certain linehaul and pickup-and-delivery operations, to organize under the NLRA.

Our employees are also protected under the California Labor Code, which imposes various requirements on employers, including those related to wages, hours, working conditions, and workers’ compensation insurance. We are required to compensate our employees in a timely manner, provide mandated meal and rest periods, and comply with regulations governing minimum wages, working hours, and days of work. Noncompliance with these requirements may result in legal liability. As required by State of California Department of Industrial Relations, we are required to post information related to wages, hours and working conditions in an area frequented by employees where it may be easily read during the workday.

Additionally, we are subject to the California Occupational Safety and Health Act of 1973, which mandates that we maintain a safe and healthful working environment for all employees. We are required to provide a workplace that meets applicable safety and health standards. Failure by our company, our management, or supervisors to comply with these obligations may result in penalties, fines, or other liabilities.

We are subject to numerous federal, state and local laws and regulations governing employee health and safety. Compliance with changing laws and regulations from time to time could result in materially increased operating costs and capital expenditures, and negatively impact our ability to attract and retain employees.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

Name	Age	Position(s)
Yidan Chen	52	Chief Executive Officer, President, and Director
Robert Cook	70	Chief Financial Officer
Huan Liu	43	Director and Chairman of the Board of Directors
Adam Eilenberg	68	Independent Director Appointee*
Francis A. Braun III	64	Independent Director Appointee*
Ninoslav Vasic	49	Independent Director Appointee*

*	Adam Eilenberg, Francis A. Braun III, and Ninoslav Vasic have accepted appointments to be our directors, effective immediately prior to the effectiveness of our registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers, directors, and director appointees:

Ms. Yidan Chen has served as our Chief Executive Officer, President, and Director since January 2025. She is a U.S. citizen with over 25 years of experience in investment management and executive leadership, dedicated to exploring and expanding business opportunities between China and the United States. As the founder and manager of SYC Properties LLC since January 2019, Ms. Chen has been responsible for the management of overall business operations, including strategy development, financial oversight, and operational execution. From January 2019 to September 2022, Ms. Chen served as an assistant to the president at Princeton LL Actuarial Consulting LLC, where she was responsible for providing strategic support to the President in business operations, client relations, and project management, coordinating cross-functional teams, and analyzing operational data to identify opportunities for efficiency improvements. From October 2010 to January 2019, Ms. Chen served as the chairman of the board at Beijing Langchen Architectural Decoration Engineering Co. Ltd., and was responsible for managing an architectural decoration firm, spearheading construction projects, and building and maintaining long-term client relationships. From August 1997 to October  2010, Ms. Chen served as the vice general manager at Beijing Mason Investment Co., Ltd., and was responsible for directing strategic investment initiatives, overseeing financial planning and operational management for high-value projects, supervising employees, and establishing strong partnerships with stakeholders. Ms. Chen received her bachelor’s degree in Horticulture from Southwest Agricultural University in 1993. We believe Ms. Chen has the requisite qualifications to serve as our Director because of her vast experience in managing companies and her unique vision in seeking investment opportunities.

Mr. Robert Cook has served as our Chief Financial Officer since November 2024, and he has extensive experience in corporate finance, SEC reporting, public accounting, investor relations, and corporate administration including management of internal controls. Mr. Cook has served as the principal of RWC Consulting, LLC since February 2020, a financial consulting company established in December 2016, where he is responsible for advising management and boards of directors of public and private companies on pre- and post-IPO financing opportunities. From October 2022 to August 2024, Mr. Cook served as the Chief Financial Officer of Cheetah Net Supply Chain Services Inc. (Nasdaq: CTNT, “Cheetah Net”), where he was responsible for all financial functions. From June 2020 to April 2021, Mr. Cook served as the chief financial officer of RenovaCare, Inc. (OTC: RCAR), where he was responsible for all financial functions, investor and public relations, and corporate administration. From February 2017 to February 2020, Mr. Cook served as the chief financial officer at CorMedix Inc. (Nasdaq: CRMD) and was in charge of the company’s overall financial management, investor and public relations, and business development. Mr. Cook received his bachelor’s degree in International Finance from Kogod School of Business of the American University in 1977.

Mr. Huan Liu has served as our Director and Chairman of the Board of Directors since June 2024. As the founder and CEO of Cheetah Net, Mr. Liu has been responsible for the management of day-to-day operations and high-level strategizing and business planning, as well as implementing proposed plans and evaluating the success of the company in achieving its objectives since 2016. From 2014 to 2015, as the founder and chief executive officer at Xinyongjia LLC., he was responsible for developing the business intelligence tool for tracking and managing business spending reports. From 2012 to 2013, Mr. Liu served as the senior investment manager at Beijing Wanze Investment Management Co. Ltd. and was responsible for leading the asset team with accountability for business planning, valuation and optimizing net operating income to drive investment returns, developing investment strategies and managing end-to-end investment process, and evaluating and implementing initiatives to drive investment performance. Mr. Liu received his master’s degree in Finance from the International Business School at Brandeis University in 2012, and his bachelor’s degree in Finance and Law from Harbin Engineering University in 2005. We believe Mr. Liu has the requisite qualifications to serve as our Director because he has extensive experience in business development, investor relations, and corporate administration, including management of internal controls.

Mr. Adam Eilenberg will serve as our Independent Director from the date of the effectiveness of the registration statement on Form S-1 of which this prospectus is a part. As the managing partner and lawyer at Eilenberg & Krause LLP since 1997, Mr. Eilenberg has been responsible for managing the law firm and practicing in corporate and securities law. From July 2023 to December 2024, Mr. Eilenberg served as an independent director of Cheetah Net. Mr. Eilenberg received his Juris Doctor degree from Harvard Law School in 1980, and his bachelor’s degree in Economics and History from Hamilton College in 1977. We believe Mr. Eilenberg has the requisite qualifications to serve as our Director because he has extensive experience in corporate and securities law practice.

Mr. Francis A. Braun III will serve as our Independent Director from the date of the effectiveness of the registration statement on Form S-1 of which this prospectus is a part. Mr. Braun has served as a director at Crown Bank since October 2024. As the proprietor of Francis A. Braun III since April 2024, Mr. Braun has provided financial consulting services. As a member of the advisory council at CrossCountry Consulting since February 2024, Mr. Braun has been responsible for proving consulting and advisory services. Mr. Braun has served as the director and treasurer at Wellington Place II at Kensington Condominium Association. From December 2016 to July 2023, Mr. Braun served as a partner at Grant Thronton LLP, where he supervised the auditing of the financial statements of public and private companies. Mr. Braun received his bachelor’s degree in Accounting from Rider University in 1983. We believe Mr. Braun has the requisite qualifications to serve as our Director because of his extensive experience in finance, accounting and corporate governance.

Mr. Ninoslav Vasic will serve as our Independent Director from the date of the effectiveness of the registration statement on Form S-1 of which this prospectus is a part. As the chief executive officer at Golden Consultancy Inc. since August 2017, Mr. Vasic has been responsible for project management, financial planning and analysis, business process management, financial management and strategy development. As the head of innovation and development at Credit Agricole Banking Group, Mr. Vasic was responsible for managing various departments including cash management, trade finance card business and product department. Mr. Vasic received his Master of Business Administration from Cotrugli Business Chool in 2012, and his bachelor’s degree in Economics from University of Belgrade in 2004. We believe Mr. Vasic has the requisite qualifications to serve as our Director because he has extensive experience in project management, business strategy and financial management.

Family Relationships

There is no family relationship among any directors, executive officers, or persons nominated to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors, director appointees, or executive officers have, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon the date of the effectiveness of our registration statement on Form S-1 of which this prospectus is a part, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act .

Leadership Structure and Risk Oversight

Our board of directors actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The audit committee will assist the board of directors with its oversight of the Company’s major financial risk exposures. While an audit committee will be responsible for evaluating certain risks and overseeing the management of those risks, the entire board of directors will continue to be regularly informed about the risks.

Committees of the Board of Directors

We will establish three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee upon the date of the effectiveness of our registration statement on Form S-1 of which this prospectus is a part. The charters for each of these committees have been adopted by our current board of directors and are filed as exhibits of this registration statement of which this prospectus forms a part. Such charters will become effective from the date of the effectiveness of the registration statement on Form S-1 of which this prospectus is a part. Our independent directors will serve on each of the committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Adam Eilenberg, Francis A. Braun III, and Ninoslav Vasic. Ninoslav Vasic will be the chairperson of our audit committee. We have determined that Adam Eilenberg, and Francis A. Braun III, and Ninoslav Vasic will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Exchange Act. Our board of directors has also determined that both Francis A. Braun III and Ninoslav Vasic qualify as audit committee financial experts within the meaning of the SEC rules or possess financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

·	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

·	reviewing with the independent auditors any audit problems or difficulties and management’s response;

·	discussing the annual audited financial statements with management and the independent auditors;

·	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

·	reviewing and approving all proposed related party transactions;

·	meeting separately and periodically with management and the independent auditors; and

·	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Adam Eilenberg, Francis A. Braun III, and Ninoslav Vasic. Francis A. Braun III will be the chairperson of our compensation committee. We have determined that Adam Eilenberg, Francis A. Braun III, and Ninoslav Vasic will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

·	reviewing and approving the total compensation package for our most senior executive officers;

·	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

·	reviewing periodically and approving any long-term incentive compensation or equity plans;

·	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

·	reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Adam Eilenberg, Francis A. Braun III, and Ninoslav Vasic. Adam Eilenberg will be the chairperson of our nominating and corporate governance committee. We have determined that Adam Eilenberg, Francis A. Braun III, and Ninoslav Vasic will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

·	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

·	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

·	identifying and recommending to our board of the directors the directors to serve as members of committees;

·	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

·	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our current board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 14.1 of this registration statement of which this prospectus forms a part and applicable to all of our directors, officers, and employees. Such code of business conduct and ethics will become effective from the date of the effectiveness of the registration statement on Form S-1 of which this prospectus is a part. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

Conflicts of Interest

Our officers and directors have agreed to present any business opportunities presented to them in their capacity as a director or officer of our company to us.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

·	the corporation could financially undertake the opportunity;

·	the opportunity is within the corporation’s line of business; and

·	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. As of the date of this prospectus, Ms. Yidan Chen, our Chief Executive Officer, President and Director, and Mr. Robert Cook, our Chief Financial Officer, believe that there are no material conflicts of interest that exist or may arise from their outside business relationships, and their outside business activities are in non-competing industries.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth, for the period from October 26, 2024 to November 30, 2024 (Successor), the dollar value of all cash and noncash compensation earned by or paid to our directors and executive officers.

Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plane Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Totals ($)
Shenrui Yin, Chief Executive Officer and Director(1)	2024	0	—	—	—	—	—	—	0
Robert Cook, Chief Financial Officer	2024	0	—	—	—	—	—	—	0
Huan Liu, Director	2024	0	—	—	—	—	—	—	0

(1)	Compensation calculated for the period from October 26, 2024 to November 30, 2024.
(2)	Shenrui Yin stepped down as our Chief Executive Officer and Director, and Yidan Chen was appointed to these roles on January 7, 2025.

Employment Agreements with Our Named Executive Officers

We have entered into employment agreements with Yidan Chen, our Chief Executive Officer and Robert Cook, our Chief Financial Officer. A summary of the terms of each of these employment agreements is set forth below. Currently, the annual compensation of each of the executive officers is fixed by the board of directors. The named executive officers are also entitled to participate in the Company’s benefit plans, which such benefits are generally available to all full-time employees.

Employment Agreement with Yidan Chen

On January 7, 2025, we entered into an employment agreement with Yidan Chen. Pursuant to her employment agreement, effective January 7, 2025, Ms. Chen will serve as the Chief Executive Officer of our Company for an employment term of three years, responsible for overseeing the operations of all divisions in our Company. As consideration for her services, Ms. Chen is entitled to a base salary of $60,000 per year. The agreement will automatically renew unless terminated by either party. The agreement may be terminated upon mutual written consent of Ms. Chen and our Company. Ms. Chen may terminate the agreement (a) upon prior written notice to our Company or (b) immediately if Ms. Chen is subject to materially diminished duties or responsibilities, provided that the retention of a replacement CEO by our Company shall not constitute diminished duties or responsibilities. We may terminate the agreement (i) without prior notice and without further obligation for reasons of just cause, such as fraud, theft, conviction of a felony, improper or dishonest action, or significant acts of misconduct, on the part of Ms. Chen or any of her agents providing services to our Company, and (ii) without just cause upon seven days’ written notice to Ms. Chen.

Employment Agreement with Robert Cook

On November 1, 2024, we entered into an employment agreement with Robert Cook. Pursuant to his employment agreement, Mr. Cook will serve as the Chief Financial Officer of our Company, effective November 1, 2024, responsible for the Company’s overall financial management, tax compliance, and accounting related matters. As consideration for his services, Mr. Cook is entitled to (i) a salary based on an hourly rate of $225 per hour prior to the completion of this offering; and (ii) a base salary of $150,000 per year upon the successful completion of this offering, plus additional bonuses payable to Mr. Cook after the completion of this offering. This employee agreement is “at will,” namely, both Mr. Cook and the Company have the right to terminate his employment at any time for any reason. In the event that either party wishes to terminate Mr. Cook’s employment with the Company, the party initiating the termination shall provide the other party with two weeks’ written notice in advance. Mr. Cook further agrees and acknowledges that any bonus payable to him will be made, if any, at the sole discretion of the Company.

Outstanding Equity Awards at the Fiscal Year-End

Our named executive officers do not hold any equity awards as of the date of this prospectus.

Equity Incentive Plans

As of the date of this prospectus, we do not have any equity incentive plans.

Compensation of Directors

Our Company has not yet implemented a formal compensation plan for our directors but plans to do so prior to the completion of this offering.

Offer Letter to Our Director

We have entered certain director offer letters with our directors, Yidan Chen, Huan Liu, Francis A. Braun III, Ninoslav Vasic, and Adam Eilenberg. A summary of the terms of the offer letters are set forth below.

Offer Letter to Yidan Chen

In addition to the employment agreement with Yidan Chen mentioned above, we also issued an offer letter to her on January 7, 2025. Under the terms of the offer letter, Ms. Chen is entitled to, to the maximum extent, provided under applicable law, indemnification against any expenses, including reasonable attorney’s fees, judgments, fines, settlements, and other legally permissible amounts, incurred in connection with any proceeding arising out of or related to Ms. Chen’s performance of her duties.

Offer Letter to Huan Liu

Pursuant to the offer letter between us and Huan Liu, dated June 29, 2024, Mr. Liu is entitled to (i) cash compensation of US$100,000 per year, starting on the date of effectiveness of our registration statement on Form S-1 of which this prospectus is a part; and (ii) to the maximum extent provided under applicable law, indemnification against any expenses, including reasonable attorney’s fees, judgments, fines, settlements, and other legally permissible amounts, incurred in connection with any proceeding arising out of or related to Mr. Liu’s performance of his duties.

Offer Letter to Francis A. Braun III

Pursuant to the offer letter between us and Francis A. Braun III, dated January 23, 2025, Mr. Braun is entitled to (i) cash compensation of US$20,000 per year, starting on the date of effectiveness of our registration statement on Form S-1 of which this prospectus is a part; and (ii) to the maximum extent provided under applicable law, indemnification against any expenses, including reasonable attorney’s fees, judgments, fines, settlements, and other legally permissible amounts, incurred in connection with any proceeding arising out of or related to Mr. Braun’s performance of his duties.

Offer Letter to Ninoslav Vasic

Pursuant to the offer letter between us and Ninoslav Vasic, dated January 22, 2025, Mr. Vasic is entitled to (i) cash compensation of US$20,000 per year, starting on the date of effectiveness of our registration statement on Form S-1 of which this prospectus is a part; and (ii) to the maximum extent provided under applicable law, indemnification against any expenses, including reasonable attorney’s fees, judgments, fines, settlements, and other legally permissible amounts, incurred in connection with any proceeding arising out of or related to Mr. Eilenberg’s performance of his duties.

Offer Letter to Adam Eilenberg

Pursuant to the offer letter between us and Adam Eilenberg, dated December 10, 2024, Mr. Eilenberg is entitled to (i) cash compensation of US$20,000 per year, starting on the date of effectiveness of our registration statement on Form S-1 of which this prospectus is a part; and (ii) to the maximum extent provided under applicable law, indemnification against any expenses, including reasonable attorney’s fees, judgments, fines, settlements, and other legally permissible amounts, incurred in connection with any proceeding arising out of or related to Mr. Eilenberg’s performance of his duties.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A common stock and Class B common stock as of the date of this prospectus, and as adjusted to reflect the sale of the Class A common stock offered in this offering for:

·	each of our directors and named executive officers; and

·	each person known to us to own beneficially more than 5% of our common stock.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 8,750,005 shares of Class A common stock outstanding and 4,166,667 shares of Class B common stock outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 12,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, named executive officer, or beneficial owner of 5% or more of our Class A or Class B common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of shares of common stock beneficially owned by persons listed below and the percentage ownership of such persons, shares of common stock underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are outstanding, but are not outstanding for computing the percentage ownership of any other person.

	Class A Common Stock Beneficially Owned Prior to this Offering		Class B Common Stock Beneficially Owned Prior to this Offering		Class A Common Stock Beneficially Owned After this Offering		Class B Common Stock Beneficially Owned After this Offering		Voting Power After this Offering
	Number	%	Number	%	Number	%	Number	%	%
Directors and Executive Officers(1):
Yidan Chen	—	—	1,666,667	40.00%	—	—	1,666,667	40.00%	33.22%
Huan Liu	—	—	2,500,000	60.00%	—	—	2,500,000	60.00%	49.83%
Robert Cook	—	—	—	—	—	—	—	—	—
Adam Eilenberg	—	—	—	—	—	—	—	—	—
Francis A. Braun III	—	—	—	—	—	—	—	—	—
Ninoslav Vasic	—	—	—	—	—	—	—	—	—

All directors and executive officers as a group (six individuals):	—	—	4,166,667	100%	—	—	4,166,667	100%	83.05%

5% Stockholders:
Apex Management Limited(2)	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Ping Capital Holdings Ltd(3)	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Grand Bright International Holdings Limited(4)	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Dongsheng Zhou	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Hillhouse Venture Capital Limited(5)	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Hawkeyes Investment Ltd(6)	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Shouqian Jiang	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Jiping Yin	766,667	8.76%	—	—	766,667	6.01%	—	—	1.02%
Zhaoxia Song	516,667	5.90%	—	—	516,667	4.05%	—	—	0.69%
Centurion Tech Holdings Limited(7)	500,000	5.71%	—	—	500,000	3.92%	—	—	0.66%
Eternal Blessing Holdings Limited(8)	500,000	5.71%	—	—	500,000	3.92%	—	—	0.66%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is, 23046 Avenida De La Carlota, Suite 600, Laguna Hills CA 92653, the United States.

(2)	The number of shares of Class A common stock beneficially owned prior to this offering represents 766,667 shares of Class A common stock held by Apex Management Limited, a British Virgin Islands company, which is 100% owned by Jianhui Li. The registered address of Apex Management Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, the British Virgin Islands.

(3)	The number of shares of Class A common stock beneficially owned prior to this offering represents 766,667 shares of Class A common stock held by Ping Capital Holdings Ltd, a British Virgin Islands company, which is 100% owned by Ping Hu. The registered address of Ping Capital Holdings Ltd is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, the British Virgin Islands.

(4)	The number of shares of Class A common stock beneficially owned prior to this offering represents 766,667 shares of Class A common stock held by Grand Bright International Holdings Limited, a British Virgin Islands company, which is 100% owned by Weishu Guo. The registered address of Grand Bright International Holdings Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, the British Virgin Islands.

(5)	The number of shares of Class A common stock beneficially owned prior to this offering represents 766,667 shares of Class A common stock held by Hillhouse Venture Capital Limited, a British Virgin Islands company, which is 100% owned by Shuqin Ma. The registered address of Hillhouse Venture Capital Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, the British Virgin Islands.

(6)	The number of shares of Class A common stock beneficially owned prior to this offering represents 766,667 shares of Class A common stock held by Hawkeyes Investment Ltd, a British Virgin Islands company, which is 100% owned by Qingyu Han. The registered address of Hawkeyes Investment Ltd is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, the British Virgin Islands.

(7)	The number of shares of Class A common stock beneficially owned prior to this offering represents 500,000 shares of Class A common stock held by Centurion Tech Holdings Limited, a British Virgin Islands company, which is 100% owned by Ruiping Yin. The registered address of Centurion Tech Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(8)	The number of shares of Class A common stock beneficially owned prior to this offering represents 500,000 shares of Class A common stock held by Eternal Blessing Holdings Limited, a British Virgin Islands company, which is 100% owned by Haiying Wen. The registered address of Eternal Blessing Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name of related parties	Relationship with the Company
Raymond June	Former President and former stockholder of JAR
Huan Liu	Chairman of the Board of Directors
Centurion Tech Holdings Limited	Stockholder
Eternal Blessing Holdings Limited	Stockholder
Grand Bright International Holdings Limited	Stockholder

Due to Related Parties

Amount due to a related party represents funds borrowed from the Company’s Chairman of the Board of Directors, Mr. Huan Liu, to support investing activities, specifically for ETS’s acquisition of JAR. These payables are unsecured, non-interest bearing, and due on demand. During the period from October 26, 2024 through November 30, 2024 (Successor), the Company borrowed an aggregate of $100,088 from Mr. Huan Liu, either directly or through his third-party business contacts on behalf of Mr. Huan Liu. During this period, the Company made repayments to Mr. Huan Liu in the amount of $71,050. Subsequently, on December 2, 2024, the Company received an additional $120,000 from Mr. Huan Liu again through his third-party business contacts on behalf of Mr. Huan Liu, which was fully repaid as of the date of this prospectus. As a result of these transactions, the outstanding balance due to Mr. Huan Liu was $24,038 as of February 28, 2025, and the date of this prospectus.

On March 31, 2025, the Company issued a promissory note to Mr. Huan Liu, pursuant to which the Company may periodically borrow up to $120,000 from Mr. Huan Liu to fund its working capital needs. Borrowings made pursuant to this note are unsecured, non-interest bearing and repayable upon demand of Mr. Huan Liu.

During the period from October 26, 2024 to November 30, 2024, the Company received capital contribution of $589,000 from two shareholders, which included $300,000 from one shareholder Grand Bright International Holdings Limited and $289,000 from Mr. Huan Liu with fund received from his third-party business contacts on behalf of Mr. Huan Liu. During the six months ended May 31, 2025, the Company received capital contributions of $480,000 from two shareholders, which included $430,000 from one shareholder,  Grand Bright International Holding Ltd. And $50,000 from Mr. Huan Liu through its third-party business contactrs on his behalf.

On June 17, 2025, the Company received a capital contribution of $100,000 from one shareholder, Apex Management Limited.

In February 2025, the Company secured two separate $2.0 million revolving credit facilities from our major stockholders Centurion Tech Holdings Limited and Eternal Blessing Holdings Limited, providing a total liquidity buffer of $4.0 million. These facilities carry a 12% annual interest rate, require quarterly interest payments, and full principal repayment due at the end of the 24-months term and offer a flexible extension option for an additional 12 months.

Stockholder Loan for Litigation Settlement

On November 20, 2023, JAR entered into a secured loan agreement with Mr. Raymond June, a stockholder of JAR for a principal amount of $166,847, with an annual interest rate of 7.0%. The loan is secured by JAR’s property and equipment and accounts receivable, and required 60 monthly payments of $3,303.77, beginning December 20, 2023. The loan was used to fund the settlement of a class-action lawsuit (see Note 13- Commitments and Contingencies to our consolidated financial statements included elsewhere in this Report).

During the six months ended May 31, 2024 (Predecessor), JAR made loan repayments of $136,561, including principal and interest of $119,890 and $16,671, respectively

On November 22, 2024, the Company and JAR entered into a second amended stock purchase agreement, establishing October 25, 2024, as the effective acquisition date. In accordance with the agreement, previous JAR’s owner fully repaid the remaining balance of the stockholder loan prior to the closing of the transaction in November 2024. As a result, no balances remained outstanding as of November 30, 2024.

Business Loan Guarantees

Between August 2020 and January 2022 (Predecessor period), JAR entered into multiple secured term loan agreements with three financial institutions to finance vehicle acquisitions. These included six separate term loans from 1st Source Bank, six from Ford Motor Credit Company, and four from Community Wide Federal Credit Union. The aggregate principal amount of these borrowings was approximately $845,588. Mr. Raymond June, the former president and stockholder of JAR, personally provided unlimited guarantees in connection with eleven of the above loans at the time of origination, with an aggregate principle amount of $544,394.

In connection with the acquisition of JAR by the Company on October 25, 2024, the outstanding balances of these loans were fully repaid at carrying value by JAR’s former stockholders, and the personal guarantees provided by Mr. June were released prior to the closing of the transaction.

Employment Agreements

See “Executive and Director Compensation—Employment Agreements with Our Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete, but is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, and by the provisions of the applicable Delaware law. Reference is made to our Certificate of Incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Under our Certificate of Incorporation, we are authorized to issue up to 1,005,000,000 shares of with par value $0.000001 per share, of which 1,000,000,000 are designated as common stock (including 900,000,000 shares of Class A common stock with one vote per share and 100,000,000 shares of Class B common stock with 15 votes per share and convertible into Class A on a one-to-one basis), and 5,000,000 are designed as preferred stock. As of the date of this prospectus, there are 12,916,672 shares of common stock issued and outstanding, including 8,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock. All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

·	Governing Documents. Holders of shares of our common stock have the rights set forth in our Certificate of Incorporation and Bylaws, and applicable Delaware law;

·	Dividend Rights and Distributions. The holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

·	Conversion Rights. Our Class A common stock is not convertible into any other shares of our capital stock. The shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis;

·	Voting Rights. Each holder of our Class A common stock is entitled to one vote per share, and each holder of our Class B common stock is entitled to 15 votes per share on all matters to be voted upon by stockholders. Holders of our common stock do not have cumulative voting rights.

Preferred Stock

Under our Certificate of Incorporation, we are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.000001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding.

·	Governing Documents. Holders of shares of our preferred stock have the rights set forth in our Certificate of Incorporation and Bylaws, and applicable Delaware law;

·	Dividend Rights and Distributions. The board of directors is authorized to determine the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

·	Ranking. The board of directors is authorized to determine the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Company, and the manner and preference of such payment;

·	Voting Rights. The board of directors is authorized to determine the voting rights, if any, in the shares of each series and any conditions upon the exercising of such rights;

·	Redemption. The board of directors is authorized to determine whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption. The board of directors is also authorized to determine the sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable.

Warrants and Options

We have not issued any warrants to purchase or options exercisable for our capital stock.

Certificate of Incorporation, Bylaws, and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our Certificate of Incorporation, Bylaws, and Delaware law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of the Company, or to remove or replace incumbent directors, that are not first approved by our board of directors, even if those proposed actions are favored by our stockholders.

·

Authorized Shares. Our Certificate of Incorporation currently authorizes the issuance of 1,005,000,000 shares with a par value of $0.000001 per share, of which 1,000,000,000 shares of common stock (including 900,000,000 shares of Class A common stock with one vote per shares and 100,000,000 shares of Class B Common Stock with fifteen votes per share) and 5,000,000 shares of preferred stock. Our board of directors is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our board of directors flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, and grants of stock options. However, the authority of our board of directors also could be used, consistent with its fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

·	Special Meetings of Stockholders. Our Bylaws provide that a special meeting of stockholders may be called by a resolution approved by the board of directors, the chairperson of the board, or president, and may not be called by any other person or persons.

·	Amendment of Bylaws. Our Bylaws authorize our board of directors to adopt, amend, or repeal our Bylaws. The stockholders may make additional bylaws and may adopt, amend, or repeal any bylaws whether such bylaws were originally adopted by them or otherwise.

·	Action by Written Consent. Our Bylaws provide that any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action to be taken shall be signed by the holders of outstanding stock having not less the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy.

Listing

We have applied to list our Class A common stock on The Nasdaq Capital Market under the ticker symbol “ETS.” At the time, Nasdaq has not yet approved our application to list approval of our listing application, and there is no guarantee or assurance our Class A common stock will be approved for listing on The Nasdaq Capital Market.

Transfer Agent

The transfer agent of our Class A common stock is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A common stock or impair our ability to raise equity capital. Upon completion of this offering, we will have outstanding shares of Class A common stock held by public stockholders representing approximately 31.37% of our Class A common stock in issue if the underwriters do not exercise their over-allotment option. All of the Class A common stock sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Arrangements

See “Underwriting — Lock-up Agreements.”

Rule 144

All of the shares of our common stock outstanding prior to the closing of this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those securities, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares of common stock were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares of common stock that is not more than the greater of:

·	1% of the number of shares of Class A common stock then outstanding, which will equal approximately 127,500 shares of Class A common stock immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

·	the average weekly trading volume of our Class A common stock on The Nasdaq Capital Market or other relevant national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases shares of our common stock from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

UNDERWRITING

Dominari Securities LLC is acting as the representative of several underwriters to underwrite this offering (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Underwriters	Number of Shares of Class A common stock
Dominari Securities LLC	[·]
Revere Securities LLC	[·]
Total	[·]

A copy of the form of underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares of Class A common stock are taken, other than those shares of Class A common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the Representative to purchase up to 600,000 additional shares of our Class A common stock representing 15% of the Class A common stock sold in this offering, at an assumed initial public offering price of $4.00 per share, less the underwriting discount, solely to cover over-allotments, if any. The Representative may exercise this option, at its discretion, in whole or in part, for 45 days from the date of this prospectus solely to cover over-allotments, if any. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. If this option is exercised in full, the total offering price to the public will be $18,400,000 and the total net proceeds, before expenses, to us will be $17,112,000, assuming an initial public offering price of $4.00 per share.

Underwriting Discounts and Expenses

The underwriters propose initially to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession. If all of the shares of Class A common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

		Per Share		Total Without Over- Allotment Option		Total With Full Over- Allotment Option
Public offering price	$		$		$
Underwriting discounts and commissions(1)	$		$		$
Non-accountable expense allowance (1%)	$		$		$
Proceeds, before expenses, to us	$		$		$

(1)	Represents an underwriting discount equal to 7% per share. The fees do not include the expense reimbursement provisions described below.

We have agreed to reimburse the Representative up to $150,000 for all reasonable and accountable out-of-pocket expenses relating to this offering, including underwriter counsel fees, background check fees, and necessary travel expenses.

We have paid an advance of $50,000 to the underwriters, for the Representative’s anticipated out-of-pocket expenses. Regardless of whether the engagement is terminated, the advances will be refunded to the extent not actually incurred.

We have agreed to pay the Representative an amount equal to 1% of the gross proceeds of this offering for non-accountable expenses of the offering.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and underwriter expense reimbursement, will be approximately $529,077.

Right of First Refusal

For the 9-month period following closing of this offering, we have agreed to grant the Representative the right of first refusal to provide investment banking services to the Company on an exclusive basis and on terms that are the same or more favorable to the Company compared to terms offered to the Company by other underwriters/placement agents (the “Right of First Refusal”), which is exercisable in the Representative’s sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as sole managing underwriter, placement agent, or sole book runner for any and all future public or private equity, equity-linked or debt offerings undertaken by the Company, or any successor to the Company, and (b) acting as initial purchaser in connection with any private offering of securities of the Company, or any successor to the Company. The Representative shall notify the Company of its intention to exercise the Right of First Refusal within seven (7) days following notice in writing by the Company. The Right of First Refusal granted to the Representative may be terminated by the Company for cause, defined as the Representative’s material failure to provide the underwriting services.

Tail Financing

Subject to FINRA Rule 5110(g)(5)(B), the Representative will be entitled to compensation, equal to seven percent (7%) of the aggregate gross proceeds raised in any public or private offering of securities or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom the Representative had contacted and introduced to the Company during the Engagement Period, if such Tail Financing is consummated at any time within the twelve (12)-month period following the closing of this offering. The Representative shall provide the Company with a list of such identified investors and proof of such communication prior to the receipt of any compensation hereunder. If the Tail Financing is not an underwritten offering, the amount of the underwriting discount shall be paid by the Company to the Representative as a cash fee from the proceeds. “Engagement Period” means the period beginning on January 24, 2025, and ending on the earliest of (i) January 24, 2026, or (ii) the closing date of this offering.

Listing

We have applied to list our Class A common stock on The Nasdaq Capital Market under the symbol “ETS.” At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on The Nasdaq Capital Market.

Indemnification

We have agreed to indemnify the Representative and its control persons, members, managers, officers, employees, agents, or affiliates (each, including the Representative, an “Indemnified Person”) against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, for a period of six months from the closing of this offering, (i) offer, pledge, sell, or otherwise transfer or dispose of, directly or indirectly, any number of shares issued by us or any securities convertible into or exercisable or exchangeable for shares issued by us; and (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares issued by us or any securities convertible into or exercisable or exchangeable for shares issued by us.

Furthermore, each of our directors and executive officers and our principal stockholders (5% or more stockholders) has also agreed to enter into a similar lock-up agreement for a period of 180 days from the effective date of this registration statement , subject to certain exceptions, with respect to our Class A common stock and securities that are substantially similar to our Class A common stock.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of our Class A common stock, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

We offer no assurances that the initial public offering price will correspond to the price at which our securities will trade in the public market subsequent to this offering or that an active trading market for our securities will develop and continue after this offering.

Electronic Offer, Sale, and Distribution of Class A common stock

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of Class A common stock to selling group members for sale to their online brokerage account holders. The Class A common stock to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of Class A common stock available for purchase by the underwriters under option to purchase additional shares of Class A common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing Class A common stock in the open market. In determining the source of Class A common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of Class A common stock compared to the price available under the option to purchase additional shares of Class A common stock. The underwriters may also sell Class A common stock in excess of the option to purchase additional shares of Class A common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Class A common stock in this offering because such underwriter repurchases the shares of Class A common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Class A common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

These activities may stabilize or maintain the market price of our Class A common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of our Class A common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Class A common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Class A common stock, where action for that purpose is required. Accordingly, our Class A common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our Class A common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

·	to legal entities which are qualified investors as defined under the Prospectus Regulation;

·	by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

·	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters as to United States federal securities and New York State law. The validity of the Class A common stock offered in this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC. Sullivan & Worcester LLP is acting as counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements of JAR Transportation Inc for the fiscal year ended November 30, 2023 and for the period from December 1, 2023 to October 25, 2024, and the financial statements of Elite Express Holding Inc. for the period from October 26, 2024 to November 30, 2024, appearing in this prospectus have been audited by Golden Eagle CPAs LLC, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The office of Golden Eagle CPAs LLC is located at 90 Washington Valley Road, Bedminster, New Jersey 07921, U.S.A.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the Class A common stock offered by this prospectus. You should refer to our registration statement and its exhibits and schedules if you would like to find out more about us and about our Class A common stock. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Upon the completion of our initial public offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. We also maintain a website at https://www.eliteexpressholding.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus, and investors should not rely on such information in making a decision to purchase the securities in this offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ELITE EXPRESS HOLDING INC. AND SUBSIDIARY

TABLE OF CONTENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 7154)	F-2
Consolidated Balance Sheets as of November 30, 2024 (Successor) and November 30, 2023 (Predecessor)	F-3
Consolidated Statements of Operations for the Period from October 26, 2024, to November 30, 2024 (Successor), for the Period from December 1, 2023 to October 25, 2024 and for the Year Ended November 30, 2023 (Predecessor)	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Period Ended November 30, 2024 (Successor), for the Equity for the Period from December 1, 2023 to October 25, 2024 and for the Year Ended November 30, 2023 (Predecessor)	F-5
Consolidated Statements of Cash Flows for the Period Ended November 30, 2024 (Successor), for the Period from December 1, 2023 to October 25, 2024 and for the Year Ended November 30, 2023 (Predecessor)	F-6
Notes to the Consolidated Financial Statements	F-7

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of May 31, 2025 (Unaudited) and November 30, 2024 (Successor)	F-20
Condensed Consolidated Statements of Operations for the Three and Six Months Ended May 31, 2025 (Successor), and May 31, 2024 (Predecessor) (Unaudited)	F-21
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Six Months Ended May 31, 2025 (Successor), and May 3, 2024 (Predecessor) (Unaudited)	F-22
Condensed Consolidated Statements of Cash Flows for the Six Months Ended May 31, 2025 (Successor), and May 31, 2024 (Predecessor) (Unaudited)	F-23
Notes to the Unaudited Condensed Consolidated Financial Statements	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and stockholders of
Elite Express Holding, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Elite Express Holding, Inc. (the “Company”) as of November 30, 2024 (Successor Company) and balance sheet of Jar Transportation Inc. as of November 30, 2023 (Predecessor Company), the related consolidated statements of operations, changes in stockholders ‘equity (deficit) and cash flow for the period from October 26, 2024 to November 30, 2024 (Successor Company), and for the period from December 1, 2023 to October 25, 2024 (Predecessor Company) and for the year ended November 30, 2023 (Predecessor Company), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2024 (Successor Company) and as of November 30, 2023 (Predecessor Company), and the results of its operations and its cash flow for the period from October 26, 2024 to November 30, 2024 (Successor Company) and for the period from December 1, 2023 to October 25, 2024 (Predecessor Company) and for the year ended November 30, 2023 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Golden Eagle CPAs LLC

We have served as the Company’s auditor since 2024.

Bedminster, New Jersey

February 20, 2025, except for Notes 4,7, 12 and 14 as to which the date is April 3, 2025 and Notes 8 and 9 as to which the date is May 5, 2025.

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	November 30,	November 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash	$170,157	$54,712
Accounts receivable	56,485	98,041
Prepaid expenses and other current assets	113,260	2,400
TOTAL CURRENT ASSETS	339,902	155,153
NONCURRENT ASSETS:
Property and equipment, net	279,790	562,777
Intangible assets, net	542,800	-
Goodwill	668,858	-
Deferred tax assets	-	5,437
TOTAL ASSETS	$1,831,350	$723,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,000	$-
Due to a related party	29,038	-
Current portion of long-term debt	-	225,301
Accrued liabilities and other current liabilities	298,622	36,082
TOTAL CURRENT LIABILITIES	348,660	261,383
NONCURRENT LIABILITY:
Deferred tax liability	106,698	-
Long-term debt, net of current portion	-	422,022
TOTAL LIABILITIES	455,358	683,405

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Common stock, $0.000001 par value, 1,000,000,000 shares authorized; 12,916,672 shares issued and outstanding as of November 30, 2024, including:*
Class A common stock, $0.000001 par value - 900,000,000 shares authorized; 8,750,005 shares issued and outstanding as of November 30, 2024	9	-
Class B common stock, $0.000001 par value - 100,000,000 shares authorized, 4,166,667 shares issued and outstanding as of November 30, 2024	4	-
Capital Stock, $1.0 par value, 10,000,000 shares authorized; 330,000 shares issued and outstanding as of November 30, 2023	-	330,000
Additional paid-in capital	1,684,988	22,000
Stockholder’s distributions	-	(9,873)
Accumulated deficit	(309,009)	(302,165)
TOTAL STOCKHOLDERS’ EQUITY	1,375,992	39,962

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,831,350	$723,367

*Retrospectively adjusted for the reverse split of the Company’s common stock at a ratio of 1-for-6, which took effect on December 23, 2024 (the “Reverse Stock Split”). See also Note 12.

The accompanying notes are an integral part of these consolidated financial statements.

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	Successor	Predecessor
	For the Period from October 26 2024 to November 30, 2024 Corrected (Note4)	For the Period from December 1, 2023 to October 25, 2024 Corrected (Note 4)	For the Year Ended November 30, 2023 Corrected (Note4)
REVENUE	$251,049	$2,192,893	$2,426,026

COST OF REVENUE
Cost of service	34,740	172,228	163,360
Cost of Labor	183,703	1,106,231	1,207,344
Depreciation and amortization	25,323	220,858	230,947
Fuel	42,776	368,108	395,155
Maintenance and repairs	15,597	258,481	257,963
Total cost of revenue	302,139	2,125,906	2,254,769

GROSS PROFIT (LOSS)	(51,090)	66,987	171,257

OPERATING EXPENSES
General and administrative expenses	291,716	122,462	360,977
Total operating expenses	291,716	122,462	360,977

LOSS FROM OPERATIONS	(342,806)	(55,475)	(189,720)

OTHER INCOME (EXPENSE)
Interest expense, net	-	(27,808)	(29,949)
Other income, net	-	5,164	8,925
Total other expense, net	-	(22,644)	(21,024)

LOSS BEFORE INCOME TAX BENEFIT	(342,806)	(78,119)	(210,744)

Income Tax benefits	(42,103)	(384)	(2,354)

NET LOSS	$(300,703)	$(77,735)	$(208,390)

Loss per common share - basic and diluted	$(0.02)
Weighted average shares - basic and diluted*	12,916,672

*Retrospectively adjusted for the reverse split of the Company’s common stock at a ratio of 1-for-6, which took effect on December 23, 2024 (the “Reverse Stock Split”). See Note 12.

The accompanying notes are an integral part of these consolidated financial statements.

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM OCTOBER 26, 2024 TO NOVEMBER 30, 2024, THE PERIOD FROM

DECEMBER 1, 2023 TO OCTOBER 25, 2024 AND THE YEAR ENDED NOVEMBER 30, 2023

	Capital Stock		Additional paid-in	Stockholder’s Contributions	Retained Earnings (Accumulated	Total Stockholders’ Equity
	Capital stock	Amount	capital	(Distributions)	Deficit)	(Deficit)
Balance, November 30, 2022 (Predecessor)	330,000	$330,000	$22,000	$-	$144,792	$496,792

Cumulative Effect of Change in Accounting Principle (See Note 2)	-	-	-	-	（238,567)	(238,567)
Stockholder’s Distributions	-	-	-	(9,873)	-	(9,873)
Net loss	-	-	-	-	(208,390)	(208,390)

Balance, November 30, 2023 (Predecessor)	330,000	$330,000	$22,000	$(9,873)	$(302,165)	$39,962

Cumulative Effect of Change in Accounting Principle (See Note 2)	-	-	-	-	(4,637)	(4,637)
Stockholder’s Contributions	-	-	-	10,457	-	10,457
Net loss	-	-	-	-	(77,735)	(77,735)

Balance, October 25, 2024 (Predecessor)	330,000	$330,000	$22,000	$584	$(384,537)	$(31,953)

	Common Stock*							Total
	Class A		Class B		Additional			Stockholders’
	Common		Common		paid-in	Subscription	Accumulated	Equity
	stock	Amount	stock	Amount	capital	Receivable	Deficit	(Deficit)
Balance, October 26, 2024 (Successor)	8,750,000	$9	4,166,667	$4	$1,095,988	$(650,000)	$(8,306)	$437,695

Stock issuance	-	-	-	-	-	650,000	-	650,000
Capital Contributions from a stockholder	-	-	-	-	589,000	-	-	589,000
Fraction shares issued due to reverse stock split	5	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(300,703)	(300,703)

Balance, November 30, 2024 (Successor)	8,750,005	$9	4,166,667	$4	$1,684,988	$-	$(309,009)	$1,375,992

*Retrospectively adjusted for the reverse split of the Company’s common stock at a ratio of 1-for-6, which took effect on December 23, 2024 (the “Reverse Stock Split”). See Note 12.

The accompanying notes are an integral part of these consolidated financial statements.

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Successor	Predecessor
	For the Period from October 26, 2024 to November 30, 2024	For the Period from December 1, 2023 to October 25, 2024	For The Year Ended November 30, 2023
Cash flows from operating activities:
Net loss	$(300,703)	$(77,735)	$(208,390)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangible assets	9,200	-	-
Depreciation of property and equipment	16,122	220,858	230,947
Deferred tax provision (benefit)	(42,903)	1,016	(7,437)
Changes in operating assets and liabilities:
Accounts receivable	(56,485)	57,433	(6,146)
Prepaid expenses and other current assets	(93,260)	(1,000)	10,644
Accounts payable	21,000	-	-
Other payables and other current liabilities	272,193	3,203	(28,440)
Net cash provided by (used in) operating activities	(174,836)	203,775	(8,822)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(899,669)	-	-
Purchase of property and equipment	-	-	(6,010)
Net cash used in investing activities	(899,669)	-	(6,010)

Cash flows from financing activities:
Proceeds from issuance of common stock under private placement agreement	650,000	-	-
Capital contributions from a stockholder	589,000	-	-
Repayments of long-term borrowings	-	(205,452)	(197,172)
Borrowing from a stockholder	-	-	166,847
Stockholders’ withdraw	-	10,475	(22)
Net cash provided by (used in) financing activities	1,239,000	(194,995)	(30,347)

Net increase (decrease) in cash	164,495	8,780	(45,179)
Cash, beginning of period	5,662	54,712	99,891
Cash, end of period	$170,157	$63,492	$54,712

The accompanying notes are an integral part of these consolidated financial statements.

ELITE EXPRESS HOLDING INC. (SUCCESSOR) AND JAR TRANSPORTATION INC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Elite Express Holding Inc. (“ETS” or the “Company”) was incorporated on April 3, 2024, under the laws of the State of Delaware. The Company is a holding entity that was formed for the purpose of acquiring JAR Transportation Inc (“JAR”).

JAR was incorporated in the State of California on May 27, 2020 as a S-Corporation under Subchapter S of the Internal Revenue Code. The Company operated as an Independent Service Provider (“ISP”) for Federal Ground Package System, Inc. (“FXG”), providing last-mile package delivery services. As part of FedEx Corporation’s “One FedEx” consolidation, effective June 1, 2024, FXG merged into Federal Express Corporation (“FedEx”). JAR’s ISP contract with FXG remained in place until October 12, 2024, after which the subsequent agreement was signed with FedEx. Unless otherwise specified, references to “FedEx” in this document include FXG for periods before October 12, 2024, and Federal Express Corporation thereafter.

On October 25, 2024, the Company acquired all issued and outstanding shares of JAR for a total consideration of $1,367,169 in cash, pursuant to a stock purchase agreement dated September 16, 2024 along with Amendment No.2 to stock purchase agreement dated November 22, 2024 (the “JAR Acquisition”). As of October 25, 2024, JAR ceased to be an S-Corporation and became a wholly owned subsidiary of Elite, a C-Corporation. Refer to Note 7. Acquisition, for additional information.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the Company after the JAR Acquisition. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of JAR.

The Company operates exclusively within the State of California. As an ISP, the Company is granted relative exclusivity in certain service areas by FedEx, which minimizes direct competition within those regions and enables a focus on operational efficiency and service quality.

Details of the subsidiaries of the Company as of reporting date were set out below:

Name of Entity	Date of Incorporation	State of Incorporation	% of Ownership	Principal Activities
Elite Express Holding Inc.	April 3, 2024	Delaware	Parent, 100%	Holding company
Subsidiary of the parent:
JAR Transportation Inc	May 27, 2020	California	100%	Route business operator and last-mile delivery services

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the U.S. (the “U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses of accounts receivables, useful lives of property and equipment, the recoverability of long-lived assets, impairment of goodwill, revenue recognition, and the realization of deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The operations of the Company are located in the U.S., with its business activities primarily focused on route delivery services as an ISP for FedEx. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by economic, regulatory, and operational environments in the U.S., as well as the general state of the U.S. economy. The Company’s results may be subject to the following risks and uncertainties:

·	The Company generates 100% of its revenue from FedEx, its sole customer. Any material change in the terms of the agreement, service demand, or the relationship itself could adversely affect the Company’s financial performance.

·	The route delivery industry is competitive, and the Company faces competition from both large national service providers and smaller regional operators. Changes in competitive dynamics may impact pricing, service demand, and profitability.

·	Seasonal demand fluctuations, particularly during peak periods such as holidays, may create challenges in resource allocation and operational scalability, potentially affecting the Company’s performance.

·	The Company is subject to various local, state, and federal transportation regulations. Changes in these regulations, or non-compliance with them, may result in increased costs or disruptions to operations.

·	The Company’s operations may also be affected by external events such as natural disasters, extreme weather conditions, and other events beyond its control, which could disrupt delivery schedules and operations.

Cash

Cash includes deposits held by banks that can be added or withdrawn without limitation.

Accounts receivable, net

The Company adopted Accounting Standards Update (“ASU”) 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (Accounting Standards Codification (“ASC”) 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

Accounts receivable represent amounts due to the Company upon the completion of performance obligations for last-mile delivery services. Revenue is recognized in accordance with the Company’s revenue recognition policy, as verified by the Weekly Independent Service Provider Charge Statement. Payments are typically received within two days of invoicing, and the Company does not extend credit or maintain significant outstanding receivables. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment patterns, its current credit-worthiness and financial condition, and current market conditions and economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of November 30, 2024 and 2023, no allowance for credit losses was recorded, as all outstanding balances were considered fully collectible.

Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and impairment charges. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Depreciation is calculated primarily based on the straight-line method over the estimated useful lives of the assets:

Property	Estimated useful life
Vehicles	5 years
Office equipment	5 years

Impairment of Long-lived Assets

The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If an impairment indicator is present, the Company evaluates recoverability by comparing the carrying amount of the asset group to the sum of the undiscounted expected future cash flows over the remaining useful life of the asset group. If the carrying amount exceeds the recoverable amount, an impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset. The Company estimates fair value using the expected future cash flows discounted at a rate consistent with the risks associated with the recovery of the assets. Based on the above analysis, no impairment loss was recognized for the period from October 26, 2024 through November 30, 2024 (Successor).

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

·	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

·	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

·	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, prepaid expenses and other current assets, accounts payable, due to a related party, other payables and other current liabilities, approximate the fair value of the respective assets and liabilities as of November 30, 2024 and 2023, based upon the short-term nature of the assets and liabilities.

Business Combinations

Business combinations are accounted for using the acquisition method of accounting. Amounts paid for an acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The accounting for business combinations requires estimates and judgment in determining the fair value of assets acquired, liabilities assumed, and contingent consideration transferred, if any, regarding expectations of future cash flows of the acquired business, and the allocation of those cash flows to the identifiable intangible assets. The determination of fair value is based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. If actual results differ from these estimates, the amounts recorded in the financial statements could result in a possible impairment of intangible assets and goodwill. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses are expensed when incurred.

Goodwill and Intangible Assets

The Company records goodwill as the excess of the consideration transferred over the fair value of net assets acquired in business combinations. Goodwill was recognized in connection with the acquisition of JAR on October 25, 2024 (See Note 7, “Acquisition”). Goodwill is not amortized but is tested for impairment annually at the reporting unit level or more frequently if events or changes in circumstances indicate that it may be impaired. The Company has an option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit which is described in more detail below, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

The Company tests goodwill and intangible assets that are not subject to amortization for impairment annually on November 30, and the Company’s goodwill impairment review involves the following steps: 1) qualitative assessment – evaluate qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The factors the Company considers include, but are not limited to, macroeconomic conditions, industry and market considerations, cost factors, financial performance, or events specific to that reporting unit. If, or when, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount, including goodwill, the Company would change to the quantitative method; 2) quantitative method –the Company performs the quantitative fair value test by comparing the fair value of a reporting unit with its carrying amount and an impairment charge is measured as the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The Company has one reporting unit. Impairment is measured as the amount by which the carrying amount of the reporting unit exceeds its fair value, not to exceed the carrying value of goodwill. No impairment of goodwill was recorded for the period from October 26, 2024 through November 30, 2024 (Successor).

The Company’s intangible asset consists of customer relationship acquired as part of the JAR Acquisition. The asset is amortized on a straight-line basis over their estimated useful lives, as outlined below:

Intangible assets	Estimated useful life
Customer Relationship	10 years

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to receive in exchange for those goods or services as performance obligations are satisfied. ASC 606 applies a five-step model for revenue recognition, which requires the Company to: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company is engaged in providing last-mile delivery services as an ISP for FedEx. The Company derives revenue from both fixed service charges and activity-based charges under its ISP Agreement. Performance obligations include (i) weekly service coverage (fixed weekly service charges), (ii) delivery and pickup stops (stop charges and e-commerce stop charges), (iii) handling and delivering packages (package charges, including e-commerce and large package deliveries), and (iv) compliance with branding requirements (apparel and vehicle branding).

Revenue is recognized as follows:

·	Over Time: Fixed weekly service charges and branding-related revenue (e.g., apparel and vehicle branding) are recognized evenly over the service period.

·	Point-in-Time: Activity-based revenue, including stop charges, package charges, and fuel surcharges, is recognized upon completion of the respective performance obligation, such as completing a delivery or pickup stop.

The Company recognizes revenue on a gross basis under the ISP Agreement with FedEx. The Company is responsible for fulfilling the promised services, managing operational resources, and ensuring compliance with FedEx’s performance standards. All contracts with FedEx contain a single performance obligation for each revenue stream, with no separately identifiable promises.

Cost of revenue

Cost of revenue primarily includes direct expenses incurred to fulfill the Company’s obligations under the ISP Agreement with FedEx. These costs consist of (i) driver compensation and benefits; (ii) depreciation and amortization expenses; (iii) fuel expenses; (iv) vehicle maintenance and leasing costs; (v) insurance premiums related to vehicle and liability coverage, and (vi) other operational expenses such as route management systems, uniforms, and branding compliance. All costs are directly attributable to the Company’s delivery operations and are recognized in the same period as the corresponding revenue

Concentration of Credit Risk

The Company is subject to concentration of credit risk due to its reliance on a single customer, FedEx, which accounted for 100% of the Company’s revenue for all period presented in this report. Accounts receivable are unsecured and derived from revenue earned under the Company’s ISP Agreement with FedEx. The Company’s accounts receivable are typically collected within two days of invoicing, and no allowance for credit loss was recorded as of November 30, 2024 and 2023. The Company’s reliance on FedEx represents a significant concentration of revenue and accounts receivable. This concentration reflects the Company’s business model as an exclusive service provider to FedEx under its ISP Agreement.

Income Taxes

Income taxes are accounted for using the asset and liability method, as prescribed under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

Prior to its acquisition by the Company, JAR (the Predecessor), as an S-Corporation, was not subject to federal corporate income taxation, and its taxable income, deductions, and credits were passed through to its stockholders. the Predecessor was subject to the California corporate franchise tax under RTC § 23802, which requires S-Corporations to pay the greater of a minimum tax of $800 or 1.5% of net taxable income derived from California sources. In accordance with ASC 740-10-15-4, deferred tax assets and liabilities were recognized for state-level temporary differences and net operating loss (“NOL”) carryforwards. Following the Acquisition, the Predecessor became a wholly owned subsidiary of the Company, a C-Corporation, and is subject to corporate income taxation under the Internal Revenue Code and applicable state tax laws.

ASC 740 requires a tax position to meet a recognition threshold before it is recognized in the financial statements. The Company assesses uncertain tax positions based on management’s evaluation of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. This assessment includes consideration of any potential appeals or litigation processes based on the technical merits of the tax position. Because significant assumptions and judgments are involved in determining whether a tax benefit is more likely than not to be sustained, actual results may differ from estimates under different assumptions or conditions. The Company recognizes interest and penalties related to unrecognized tax benefits as part of the income tax provision in the consolidated statements of income.

Loss per share

The Company computes loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the period from October 26, 2024 to November 30, 2024, there were no dilutive shares outstanding.

Net losses for the Predecessor incurred during the period from December 1, 2023 through October 25, 2024 and the year ended November 30, 2023 were entirely allocable to Predecessor members. Additionally, due to the impact of the JAR Acquisition, the Company’s capital structure for the Predecessor and Successor periods is not comparable. As a result, the presentation of loss per share for the periods prior to such transaction is not meaningful and only loss per share for periods subsequent to the JAR Acquisition are presented herein.

Related parties and transactions

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition.

Segment reporting

The Company uses the management approach in determining reportable operating segments. The management approach considers the internal reporting used by the Company’s chief operating decision maker for making operating decisions about the allocation of resources and the assessment of performance. Management has determined that the Company operates as a single reportable segment, providing last-mile delivery services under its ISP Agreement with FedEx.

Recently Adopted Accounting Standards

In October 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805), which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in ASC 606, Revenue from Contracts with Customers. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The Company adopted this guidance in connection with the acquisition of JAR. in October 2024, and accounted for the transaction using the acquisition method, consistent with the requirements of Topic 805.

Cumulative Effect of Change in Accounting Principle

Effective December 1, 2022, JAR adopted the accrual basis of accounting, transitioning from the cash basis previously used for financial reporting. This change was implemented in preparation for compliance with GAAP reporting requirements and was applied retrospectively in accordance with ASC 250, Accounting Changes and Error Corrections.

The cumulative effect of this accounting change was recognized in retained earnings as of December 1, 2022, with additional adjustments recorded in the year ended November 30, 2023 (Predecessor) to finalize the transition. The key adjustments included:

·	Accounts Receivable Recognition – Revenue was adjusted to reflect earned but unpaid amounts, increasing assets.

·	Interest Payable Recognition – Previously unrecorded interest obligations were recognized as liabilities.

·	Payroll Liabilities – Accrued but unpaid wages and benefits were properly recorded.

·	Reversal of Goodwill Amortization – The Company previously amortized goodwill under tax-based accounting, which is not permitted under GAAP. This amortization was reversed, increasing retained earnings.

The cumulative effect of these changes was as follows:

·	December 1, 2022 (Predecessor): $238,567 decrease in retained earnings due to the initial application of accrual accounting.

·	For the year ended November 30, 2023 (Predecessor), an additional adjustment of $4,637 was recorded as a reduction to retained earnings to finalize the transition.

New Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose significant expenses for their reportable segments on an interim and annual basis. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with retrospective application to prior periods presented. As the Company operates as a single reportable segment, management is currently evaluating the potential impact of this ASU on the disclosures in the consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities to disclose specific categories in the rate reconciliation and additional details for reconciling items that meet a quantitative threshold. This update is effective for annual periods beginning after December 15, 2024, with early adoption permitted. Management is currently assessing the potential impact of this ASU on the Company’s income tax disclosures in the consolidated financial statements.

NOTE 3 — LIQUIDITY

The Company was incorporated on April 3, 2024, with minimal operational activity until October 25, 2024, when it completed the acquisition of JAR, a FedEx ISP. The Company’s financial results for the Successor period ended November 30, 2024, primarily reflect the post-acquisition period from October 26, 2024 through November 30, 2024, a limited timeframe that does not capture the full operational potential of the Company following the acquisition.

The Company incurred a net loss of $300,703 during the period from October 26, 2024 through November 30, 2024 (Successor), primarily due to one-time acquisition-related expenses and integration costs. As of November 30, 2024, the Company had a working capital deficit of $8,758, resulting from acquisition-related outflows. However, the Company benefits from a stable and reliable cash flow structure under its ISP Agreement with FedEx, which provides weekly settlements, eliminating significant receivables collection risks and ensuring a consistent cash inflow.

To further support its liquidity position, on February 4, 2025, the Company secured two separate $2.0 million revolving credit facilities from its major stockholders, providing a total of $4.0 million in available liquidity. These facilities bear an annual interest rate of 12%, with quarterly interest payments and full principal repayment due at the end of the 24-month term. Additionally, the Company has the option to extend the facilities for an additional 12-month period (See Note 8).

Management has assessed the Company’s ability to continue as a going concern in accordance with ASC 205-40, Presentation of Financial Statements – Going Concern. Despite the initial losses and working capital deficit, management believes that the Company’s consistent cash inflows from FedEx and secured credit facilities mitigate any substantial doubt about its ability to continue operations for at least the next 12 months. Accordingly, management has concluded that there is no substantial doubt regarding the Company’s ability to continue as a going concern, and these financial statements have been prepared on a going concern basis.

NOTE 4 — ERROR CORRECTION

Subsequent to the issuance of the Company’s consolidated financial statements for the period from October 26, 2024 to November 30, 2024 (Successor Company), the period from December 1, 2023 to October 25, 2024 (Predecessor Company) and for the year ended November 30, 2023 (Predecessor Company), the Company determined that vehicles’ depreciation expense and amortization of intangible assets were incorrected grouped and reported as general and administrative expenses and the Company has corrected its consolidated statements of operations to reclassify depreciation and amortization expenses in cost of revenue for the period from October 26, 2024 to November 30, 2024 (Successor Company), the period from December 1, 2023 to October 25, 2024 (Predecessor Company) and for the year ended November 30, 2023 (Predecessor Company). The correction of the errors resulted in an increase in cost of revenue, a decrease in gross profit (loss) and a decrease in general and administrative expenses for the operation results of the Successor and Predecessor, which in the aggregate had no impact on the Company’s net operating result for the period from October 26, 2024 to November 30, 2024 (Successor Company), the period from December 1, 2023 to October 25, 2024 (Predecessor Company) and for the year ended November 30, 2023 (Predecessor Company).

The effects of the correction of the consolidated statements of operations are summarized in the following table:

	Successor
	For the period from October 26, 2024 to November 30, 2024
	As previous reported	Correction adjustment	As Corrected
Cost of revenue	$276,816	$25,323	$302,139

Gross loss	$(25,767)	$(25,323)	$(51,090)

General and administrative expenses	$317,039	$(25,323)	$291,716

	Predecessor
	For the Period from December 1, 2023 to October 25, 2024			For the Year Ended November 30, 2023
	As previous reported	Correction adjustment	As Corrected	As previous reported	Correction adjustment	As Corrected
Cost of revenue	$1,905,048	$220,858	$2,125,906	$2,023,822	$230,947	$2,254,769

Gross profit	$287,845	$(220,858)	$66,987	$402,204	$(230,947)	$171,257

General and administrative expenses	$343,320	$(220,858)	$122,462	$591,720	$(230,947)	$360,977

NOTE 5 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	Successor	Predecessor
	November 30, 2024	November 30, 2023
Accounts receivable	$56,485	$98,041
Less: allowance for credit loss	-	-
Accounts receivable, net	$56,485	$98,041

The November 30, 2024 and 2023 accounts receivable balances have been fully collected as of the date the Company’s consolidated financial statements are released.

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	Successor	Predecessor
	November 30, 2024	November 30, 2023
Vehicles	$295,912	$1,137,150
Office equipment	-	14,838
Subtotal	295,912	1,151,988
Less: accumulated depreciation	(16,122)	(589,211)
Property and equipment, net	$279,790	$562,777

As of October 25, 2024, upon acquisition, the Successor revalued its vehicles to a fair value of $295,912. No additional asset transfers occurred post-acquisition, and the Predecessor’s vehicles, with a historical cost of $1,137,130, were fully retained.

Depreciation expense was $16,122 for the period from October 26, 2024 through November 30, 2024 (Successor), and $220,858 and $230,947 for the period from December 1, 2023 through October 25, 2024, and the year ended November 30, 2023 (Predecessor), respectively.

NOTE 7 — ACQUISITION

On September 16, 2024, the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) to acquire 100% of JAR with the total gross price of $1,475,000 as specified in the original Purchase Agreement. In accordance with the terms of the Purchase agreement, the Company made initial payment of $44,250 (“First Payment”) to the Escrow Account within three days after the Purchase Agreement was signed. The Company subsequently made payment of $398,250 (“Second Payment”) on October 22, 2024. Following these payments, the transaction terms were revised through two amendments. Following revisions in the first amendment, the final consideration was reduced to $1,367,169. Pursuant to the second amendment, the stock transfer date was set as October 25, 2024, which is considered the acquisition date for accounting purposes under ASC 805, Business Combinations. The Company made additional two payments in total of $899,669 (“Third and Fourth Payments”) after the acquisition date of October 25, 2024 and prior to the transaction’s official close date of December 3, 2024.

Prior to the Acquisition, JAR was owned and managed by different un-related parties. There was no common control between the Company and JAR prior to the Acquisition. Immediately after the acquisition date on October 25, 2024, the management of the Company took over the control of JAR in accordance with the Purchase Agreement. No members of JAR remained on the governance or management position in the Company’s post-acquisition. Based on the above factors, the Company assessed the appropriate accounting treatment under ASC 805, Business Combination and concluded that the Company is the accounting acquirer. JAR became a 100% owned subsidiary of the Company after the acquisition date of October 25, 2024.

As part of the transaction structure, certain assets and liabilities, including cash, accounts receivable, and outstanding debt, were excluded from the acquisition and remained the responsibility of the sellers of JAR. The Acquisition was accounted for as a business combination using the purchase method of accounting. In accordance with ASC 805, Business Combinations (“ASC 805”), the purchase price was allocated to the acquired assets and assumed liabilities based on their estimated fair values at the acquisition date.

The Company completed the initial purchase price allocation for the acquisition of JAR as of October 25, 2024. Assets (vehicles) acquired were recorded at estimated fair values as of acquisition date based on management’s estimates, available information, and supportable assumptions that management considered reasonable. No liabilities were assumed per Purchase Agreement.

As part of the purchase price allocation, a deferred tax liability (“DTL”) was recognized for the basis difference in the acquired identifiable intangible asset—customer relationships. In accordance with ASC 805-740-25-3, no DTL was recognized for the reported amount of goodwill that is not deductible for tax purposes. The recognition of the DTL related to customer relationships resulted in a corresponding increase in goodwill, as required under ASC 805. Although the Company recognized a portion of DTL and goodwill based on its initial assessment, the valuation process is ongoing, and the final purchase price allocation, including the measurement of goodwill and deferred taxes, may be subject to further adjustments. The Company will continue to evaluate and refine the allocation based on additional information obtained during the measurement period in accordance with ASC 805.

The allocation of the purchase price to the major classes of assets as of October 25, 2024 is as follows:

Property and equipment	295,912
Customer relationship	552,000
Deferred tax liabilities	(149,601)
Goodwill	668,858
Total purchase consideration	$1,367,169

The fair value of customer relationship was determined using assumptions that are representative of those typically used by a market participant in estimating fair value.

The fair value of identified intangible assets, i.e. customer relationship, and its estimated useful life as of November 30, 2024 are as follow

		Average
		Useful Life
	Successor	(in Years)
Customer relationship	$552,000	10
Less: accumulated amortization	(9,200)
Total intangible assets, net	$542,800

Amortization expense was $9,200 for the period from October 26, 2024 through November 30, 2024 (Successor).

NOTE 8 — RELATED PARTY TRANSACTIONS

a. Nature of relationship with related parties

Name	Relationship with Our Company
Mr. Huan Liu	Chairman of the Board of Directors
Mr. Raymond June	Former President and former stockholder of JAR
Centurion Tech Holdings Limited	Stockholder
Eternal Blessing Holdings Limited	Stockholder
Grand Bright International Holdings Ltd	Stockholder

b. Due to a related party

Amount due to a related party represents funds borrowed from the Company’s Chairman of the Board of Directors, Mr. Huan Liu, to support its operating working capital purpose and investing activities, specifically for the acquisition of JAR. These payables are unsecured, non-interest bearing, and due on demand. During the period from October 26, 2024 through November 30, 2024 (Successor), the Company borrowed an aggregate of $100,088 from Mr. Huan Liu, either directly or through his third-party business contacts on behalf of Mr. Huan Liu. The funds were primarily used for investing activities related to the acquisition of JAR. The Company also made repayments to Mr. Huan Liu in the amount of $71,050. Subsequently, on December 2, 2024, the Company received an additional fund of $120,000 from Mr. Huan Liu again through his third-party business contacts on behalf of Mr. Huan Liu, which was fully repaid as of the date of this report. As a result of these transactions, the balance due to Mr. Huan Liu was $29,038 as of November 30, 2024.

On March 31, 2025, the Company issued a promissory note to Mr. Huan Liu, pursuant to which the Company may periodically borrow up to $120,000 from Mr. Huan Liu to fund its working capital needs. Borrowings made pursuant to this note are unsecured, non-interest bearing and repayable upon demand of Mr. Huan Liu.

c. Capital contribution from shareholders

During the period from October 26, 2024 to November 30, 2024, the Company received capital contribution of $589,000 from two shareholders, which included $300,000 from one shareholder Grand Bright International Holdings Limited and $289,000 from Mr. Huan Liu with fund received from his third-party business contacts on behalf of Mr. Huan Liu.

d. Stockholder Loan for Litigation Settlement

On November 20, 2023, JAR entered into a secured loan agreement with a stockholder for a principal amount of $166,847, with an annual interest rate of 7.0%. The loan is secured by JAR’s property and equipment and accounts receivable, and required 60 monthly payments of $3,303.77, beginning December 20, 2023. The loan was used to fund the settlement of a class-action lawsuit (see Note 13).

During the period from December 1, 2023 through October 25, 2024 (Predecessor), JAR made loan repayments of $33,038, including principal and interests of $23,904 and $9,134 respectively.

On November 22, 2024, the Company and JAR entered into a second amended stock purchase agreement, establishing October 25, 2024, as the effective acquisition date. In accordance with the agreement, the remaining balance of the stockholder loan was fully repaid prior to closing of the transaction in November 2024, and no related party balances remained outstanding as of November 30, 2024.

e. Business Loan Guarantees

Between August 2020 and January 2022 (Predecessor period), JAR entered into multiple secured term loan agreements with three financial institutions to finance vehicle acquisitions. These included six separate term loans from 1st Source Bank, six from Ford Motor Credit Company, and four from Community Wide Federal Credit Union. The aggregate principal amount of these borrowings was approximately $845,588. Mr. Raymond June, former president and stockholder of JAR, personally provided unlimited guarantees in connection with eleven of the above loans at the time of origination, with an aggregate principle amount of $544,394.

In connection with the acquisition of JAR by the Company on October 25, 2024, the outstanding balances of these loans were fully repaid at carrying value by JAR’s former stockholders, and the personal guarantees provided by Mr. June were released prior to the closing of the transaction (see Note 9).

f. Revolving credit

In February 2025, the Company secured two separate $2.0 million revolving credit facilities from the major stockholders Centurion Tech Holdings Limited and Eternal Blessing Holdings Limited, providing a total liquidity buffer of $4.0 million. These facilities carry a 12% annual interest rate, require quarterly interest payments, and full principal repayment due at the end of the 24-months term and offer a flexible extension option for an additional 12 months.

NOTE 9- LONG -TERM BORROWINGS

The Company’s long-term borrowings consist of various loans from financial institutions, stockholder loan, and other financing arrangements. The following table summarizes the Company's outstanding debt balances as of November 30, 2024 (Successor) and November 30, 2023 (Predecessor):

	Successor	Predecessor
	November 30,	November 30,
	2024	2023
1st Source Bank (1)	$-	$238,986
Ford Motor Credit (2)	-	119,302
Community Wide Federal Credit Union (3)	-	83,363
Stockholder Loan (4)		166,847
Scanner Loans (5)	-	38,825
Total long-term debt	$-	$647,323

Current portion of long-term debt	$-	$225,301

Non-current portion of long-term debt	$-	$422,022

(1)	Between July 2021 and January 24, 2022, JAR (Predecessor) entered six separate term loans from 1st Source Bank to fund vehicle purchases, with the vehicles’ titles pledged as collateral. These loans carried fixed interest rates ranging from 5.39% to 5.54%, with maturity dates extending through February 1, 2027. The fixed monthly payments of these loans, including principal and interest, were $7,044. All six loans were fully repaid by JAR stockholders at carrying value upon acquisition closing, releasing the associated vehicle collateral. At the time of origination, one of the loans were personally guaranteed by Mr. Raymond June, then President and stockholder of JAR with principal amount of $66,994.

(2)	In August and September 2020 and April 2021, JAR (Predecessor) obtained six separate term loans from Ford Motor Credit to finance vehicle purchases. These loans were secured by the purchased vehicles and carried a fixed interest rate ranging from 5.19% to 5.99%, with maturity dates ranging from July 18, 2025, to April 22, 2026. Fixed monthly payments, including both principal and interest, totaling $5,471 for all loans. Upon the acquisition closing, JAR’s stockholders fully repaid the outstanding balances at their carrying values, releasing the associated vehicle collateral. These loans were also personally guaranteed by Mr. Raymond June. The total guaranteed amounts under these arrangements were $287,039, representing the full principal exposure.

(3)	During the fourth quarter of 2020, JAR (Predecessor) secured four term loans from Community Wide Federal Credit Union to fund additional vehicle acquisitions. These loans were collateralized by the purchased vehicles, carried a fixed interest rate of 5.49%, and had maturity dates extending through December 9, 2025. Monthly payments, covering both principal and interest, amount to $3,643 in total. At the time of the acquisition closing, JAR stockholders repaid the full outstanding balances at their carrying values, and the associated vehicle liens were released. These loans were personally guaranteed by Mr. Raymond June at the time of execution, with guarantee exposure of $190,361, equal to the original principal borrowed.

(4)	On November 20, 2023, JAR (Predecessor) entered into a secured loan agreement with a stockholder for a principal amount of $166,847, with an annual interest rate of 7.0%. The loan is secured by JAR’s property and equipment and accounts receivable, and required 60 monthly payments of $3,303.77, beginning December 20, 2023. The loan was used to fund the settlement of a class-action lawsuit.

(5)	In July 2020 and May 2022, JAR (Predecessor) entered into three separate term loan agreements (the "Scanner Loan") to finance technology upgrades. These unsecured loans were interest-free and with fixed monthly payments totaling $3,482.31, with maturity dates ranging from April 19, 2024, to June 4, 2025. Each loan required fixed monthly payments covering the principal, and all loans were fully repaid at their carrying value upon acquisition closing, with no remaining obligations.

The Company recorded interest expenses of $27,060 and $28,955 for the period from December 1, 2023 to October 25, 2024 (Predecessor) and the year ended November 30, 2023 (Predecessor), respectively.

NOTE 10 — INCOME TAXES

The Company and its operating subsidiary in United States are subject to the tax law of the United States. The Company elected to file income taxes as a corporation for the tax year ended November 30, 2024.

(i)	The components of the income tax provision were as follows:

	Successor	Predecessor
	For the Period from October 26, 2024 to November 30, 2024	For the Period from December 1, 2023 to October 25, 2024	For the Year Ended November 30, 2023
Current tax provision
Federal	$-	$-	$-
State	800	800	800
	800	800	800
Deferred tax benefit
Federal	(29,350)	(1,184)	(3,154)
State	(13,553)	-	-
	(42,903)	(1,184)	(3,154)
Income tax benefit	$(42,103)	$(384)	$(2,354)

(ii)	Reconciliations of the statutory income tax rate to the effective income tax rate were as follows:

	Successor	Predecessor
	For the Period from October 26, 2024 to November 30, 2024	For the Period from December 1, 2023 to October 25, 2024	For the Year Ended November 30, 2023
Federal statutory tax rate	21.0%	-	-
State statutory tax rate	3.0%	-	1.1%
Non-deductible expenses	(11.7)%	0.5%	-
Effective tax rate	12.3%	0.5%	1.1%

(iii)	Deferred tax liabilities were composed of the following:

	Successor	Predecessor
	November 30, 2024	November 30, 2023
Deferred tax assets:
Net operating loss carry-forwards	40,265	5,437
Depreciation expense	2,400	-
Total deferred tax assets	42,665	5,437

Deferred tax liabilities:
Customer relationship recognized upon JAR Acquisition	(149,363)	-
Total deferred tax liabilities	(149,363)	-
Total deferred tax assets(liabilities), net	$(106,698)	$5,437

Valuation Allowance

The Company recognizes income taxes using the asset and liability method. We establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards. Realization of our gross deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were generated. When we assess our ability to realize deferred tax assets, we consider all available evidence and we record valuation allowances to reduce deferred tax assets to the amounts that management conclude are more-likely-than-not to be realized. As of November 30, 2024, the Company believes that a valuation allowance is not needed.

Uncertain Tax Position

The Company recognize income tax benefits associated with uncertain tax positions, when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more likely than not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority. The Company has concluded that there are no uncertain tax positions requiring recognition in its financial statements as of November 30, 2024.

State Income Tax

To the extent there is state nexus based on sales, location of employees, inventory, and/or other property, a tax provision is being prepared. In 2024, the Company identified nexus in CA.

NOTE 11 — CONCENTRATIONS

Credit risk

As of November 30, 2024, all of the Company’s cash was on deposit at financial institutions in the U.S., which are insured by the Federal Deposit Insurance Corporation (FDIC) subject to applicable insurance limits. The Company has not experienced any losses in such accounts. Accounts receivable are unsecured and derived entirely from revenue earned under the Company’s ISP Agreement with FedEx.

Concentrations

The Company’s sole customer, FedEx, accounted for 100% of the Company’s revenue for the period from October 26, 2024 through November 30, 2024 (Successor), the period from December 1, 2023 through October 25, 2024, and the year ended November 30, 2023 (Predecessor). As of November 30, 2024 and 2023, all accounts receivable were derived from FedEx. The revenue and accounts receivable concentration reflects the Company’s business model as an exclusive service provider under its ISP Agreement with FedEx.

NOTE 12 — STOCKHOLDERS’ EQUITY

Common Stock

The Company was incorporated on April 3, 2024, under the laws of the State of Delaware. Under the Company’s amended and restated articles of incorporation on December 19, 2024, the total authorized number of shares of common stock is 1,000,000,000 with par value of $0.000001, which consists of 900,000,000 shares of Class A common stock and 100,000,000 shares of Class B common stock. The Company also has the authority to issue 5,000,000 shares of preferred stock as deemed necessary with a par value per share equal to the par value per share of the Class A common stock. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to 15 votes. Class B common stock is convertible into Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Class A common stock is not convertible into shares of any other class. The numbers of authorized and outstanding common stock were retroactively applied as if the transaction occurred at the beginning of the period presented.

On August 27, 2024, the Company entered into two separate subscription agreements with two investors, Eternal Blessing Holdings Limited and Centurion Tech Holdings Limited (the “Investors”), whereby the Company agreed to sell, and each Investor agreed to purchase, 500,000 shares of Class A common stock at a purchase price of $0.90 per share. The gross proceeds from each subscription agreement were $450,000, respectively, resulting in total proceeds of $900,000. As of November 30, 2024, all proceeds were fully received by the Company.

During the period from October 26, 2024 to November 30, 2024, the Company received capital contribution of $589,000 from two shareholders, which included $300,000 from one shareholder Grand Bright International Holdings Limited and $289,000 from Mr. Huan Liu with fund received from his third-party business contacts on behalf of Mr. Huan Liu.

Reverse Stock Split

On December 19, 2024, the Company’s board of directors approved and adopted the Amended and Restated Certificate of Incorporation, pursuant to Sections 242 and 245 of the Delaware General Corporation Law (DGCL), which authorized a reverse stock split at a ratio of one for six. The Company subsequently filed the Amended and Restated Certificate of Incorporation with the State of Delaware, and the Reverse Stock Split became effective at 12:00 AM, Eastern Time, on December 23, 2024. All share information included in this financial statement has been retrospectively adjusted to reflect the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented.

As of November 30, 2024, there were 8,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock issued and outstanding.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

On April 26, 2021, a class action lawsuit was filed against JAR(Predecessor) and Raymond Paul June in the Superior Court of California, County of Los Angeles, by a former employee, Joaquin Rojas. The lawsuit alleged various wage and hour violations, including failure to pay wages, overtime, and meal and rest break violations, as well as claims under the California Private Attorneys General Act (“PAGA”).

On November 6, 2023, the Superior Court of California granted final approval of a settlement agreement between the parties, under which JAR agreed to pay a Gross Settlement Amount of $165,000. The settlement covered payments to class members, attorney fees, and a $10,000 PAGA penalty. Following court approval, JAR fully funded the settlement account and, as of December 11, 2023, settlement payments were distributed to the eligible class members, attorneys, and other recipients.

As of June 8, 2024, any unclaimed settlement funds will be remitted to the Controller of the State of California under the Unclaimed Property Law (California Civil Code § 1500). With this, the settlement process is considered completed.

As of November 30, 2024, the Company did not have any other material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations, and cash flows.

NOTE 14 — SUBSEQUENT EVENTS

On January 7, 2025, the Company’s previous Chief Executive Officer, Shenrui Yin and current Chief Executive Officer, Yidan Chen entered into a share transfer agreement, under which Shenrui Yin transferred 1,666,667 shares of Class B common stock of the Company to Yidan Chen. As part of the agreement, Yidan Chen agreed to make a payment of $2,000 to Shenrui Yin for the transferred shares.

On January 18, 2025, the Company entered into separate stock purchase agreements with two last-mile delivery service providers, Wandun Enterprise Inc (“Wandun”) and WJ, along with all of their respective stockholders, to acquire the 100% equity interest in each company. Amendment No. 1 to both agreements was executed on February 7, 2025. However, on March 28, 2025, both stock purchase agreements were terminated by mutual consent. The terminations were primarily driven by the fact that, following the Company’s assumption of operational control, the financial performance of the target businesses did not meet the Company’s expectations.

On February 4, 2025, the Company secured two separate $2.0 million revolving credit facilities from its two major stockholders, providing a total of $4.0 million in available liquidity. These facilities bear an annual interest rate of 12%, with quarterly interest payments and full principal repayment due at the end of the 24-month term. Additionally, the Company has the option to extend the facilities for an additional 12-month period.

On March 31, 2025, the Company issued a promissory note to Mr. Huan Liu, pursuant to which the Company may periodically borrow up to $120,000 from Mr. Huan Liu to fund its working capital needs. Borrowings made pursuant to this note are unsecured, non-interest bearing and repayable upon demand of Mr. Huan Liu.

The Company has performed an evaluation of subsequent events through February 20, 2025, which was the date of the audited consolidated statements were issued, and through the date of this prospectus, and determined that no other events that would have required adjustment or disclosure in the consolidated financial statements.

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor	Successor
	May 31,	November 30,
	2025	2024
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$55,027	$170,157
Accounts receivable	48,843	56,485
Deferred offering cost	296,078	-
Prepaid expenses and other current assets	23,400	113,260
TOTAL CURRENT ASSETS	423,348	339,902
NONCURRENT ASSETS:
Property and equipment, net	183,053	279,790
Intangible assets, net	515,200	542,800
Goodwill	668,858	668,858
TOTAL ASSETS	$1,790,459	$1,831,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,908	$21,000
Due to a related party	24,038	29,038
Accrued liabilities and other current liabilities	202,124	298,622
TOTAL CURRENT LIABILITIES	247,070	348,660
NONCURRENT LIABILITY:
Deferred tax liability	-	106,698
TOTAL LIABILITIES	247,070	455,358

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Common stock, $0.000001 par value, 1,000,000,000 shares authorized; 12,916,672 shares issued and outstanding, including: *
Class A common stock, $0.000001 par value - 900,000,000 shares authorized; 8,750,005 shares issued and outstanding	9	9
Class B common stock, $0.000001 par value - 100,000,000 shares authorized, 4,166,667 shares issued and outstanding	4	4
Additional paid-in capital	2,164,988	1,684,988
Accumulated deficit	(621,612)	(309,009)
TOTAL STOCKHOLDERS’ EQUITY	1,543,389	1,375,992

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,790,459	$1,831,350

*Retrospectively adjusted for the reverse split of the Company’s common stock at a ratio of 1-for-6, which took effect on December 23, 2024 (the “Reverse Stock Split”). See also Note 10.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	May 31,		May 31,
	2025	2024	2025	2024
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
REVENUE	$630,250	$589,720	$1,322,393	$1,223,940

COST OF REVENUE
Cost of service	49,851	39,112	120,010	87,063
Cost of Labor	347,132	331,459	737,940	640,813
Depreciation and amortization	62,168	60,618	124,336	119,827
Fuel	102,033	98,067	209,946	215,863
Maintenance and repairs	51,064	77,051	144,566	145,064
Total cost of revenue	612,248	606,307	1,336,798	1,208,630

GROSS PROFIT (LOSS)	18,002	(16,587)	(14,405)	15,310

OPERATING EXPENSES
General and administrative expenses	141,762	34,003	425,381	69,019
Total operating expenses	141,762	34,003	425,381	69,019

LOSS FROM OPERATIONS	(123,760)	(50,590)	(439,786)	(53,709)

OTHER INCOME (EXPENSE)
Interest expense, net	-	(640)	-	(16,671)
Other income, net	16,556	2,812	21,285	3,185
Total other expense, net	16,556	2,172	21,285	(13,486)

LOSS BEFORE INCOME TAX BENEFIT	(107,204)	(48,418)	(418,501)	(67,195)

Income Tax benefits	400	294	(105,898)	800

NET LOSS	$(107,604)	$(48,712)	$(312,603)	$(67,995)

Loss per common share - basic and diluted	$(0.01)	$-	$(0.02)	$-
Weighted average shares - basic and diluted*	12,916,672	-	12,916,672	-

*Retrospectively adjusted for the reverse split of the Company’s common stock at a ratio of 1-for-6, which took effect on December 23, 2024 (the “Reverse Stock Split”). See Note 10.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MAY 31 2025 AND MAY 31, 2024

	Capital Stock		Additional	Stockholder’s		Total
	Capital stock	Amount	paid-in capital	Contributions (Distributions)	Accumulated Deficit	Stockholders’ Equity
Balance, November 30, 2023 (Predecessor)	330,000	$330,000	$22,000	$(9,873)	$(302,165)	$39,962

Cumulative Effect of Change in Accounting Principle (See Note 2)	-	-	-	-	(2,204)	(2,204)
Stockholder’s Contributions	-	-	-	10,457	-	10,457
Net loss for the period	-	-	-	-	(67,995)	(67,995)

Balance, May 31, 2024 (Predecessor)	330,000	$330,000	$22,000	$584	$(372,364)	$(19,780)

	Common Stock*
	Class A		Class B		Additional		Total
	Common		Common		paid-in	Accumulated	Stockholders’
	stock	Amount	stock	Amount	capital	Deficit	Equity
Balance, November 30, 2024 (Successor)	8,750,005	$9	4,166,667	$4	$1,684,988	$(309,009)	$1,375,992

Capital Contributions from a stockholder	-	-	-	-	480,000		$480,000
Net loss for the period	-	-	-	-	-	(312,603)	(312,603)

Balance, May 31, 2025 (Successor)	8,750,005	$9	4,166,667	$4	$2,164,988	$(621,612)	$1,543,389

*Retrospectively adjusted for the reverse split of the Company’s common stock at a ratio of 1-for-6, which took effect on December 23, 2024 (the “Reverse Stock Split”). See Note 10.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Successor	Predecessor
	For the Six Months Ended May 31, 2025	For the Six Months Ended May 31, 2024
Cash flows from operating activities:
Net loss	$(312,603)	$(67,995)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangible assets	27,600	-
Depreciation of property and equipment	96,736	119,827
Deferred tax provision (benefit)	(106,698)	5,437
Accrued current income tax expense	800	1,600
Changes in operating assets and liabilities:
Accounts receivable	7,642	58,076
Prepaid expenses and other current assets	89,860	(5,637)
Accounts payable	(92)	-
Other payables and other current liabilities	(97,297)	42,250
Net cash provided by (used in) operating activities	(294,052)	153,558

Cash flows from financing activities:
Capital contributions from stockholders	480,000	10,457
Payments for deferred offering costs	(296,078)
Repayments of long-term borrowings	-	(119,890)
Repayments made to a related party	(5,000)	-
Net cash provided by (used in) financing activities	178,922	(109,433)

Net increase (decrease) in cash	(115,130)	44,125
Cash, beginning of period	170,157	54,712
Cash, end of period	$55,027	$98,837

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELITE EXPRESS HOLDING INC. (SUCCESSOR) AND JAR TRANSPORTATION INC (PREDECESSOR)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Elite Express Holding Inc. (“ETS” or the “Company”) was incorporated on April 3, 2024, under the laws of the State of Delaware. The Company is a holding entity that was formed for the purpose of acquiring JAR Transportation Inc (“JAR”).

JAR was incorporated in the State of California on May 27, 2020 under Subchapter S of the Internal Revenue Code. The Company operated as an Independent Service Provider (“ISP”) for Federal Ground Package System, Inc. (“FXG”), providing last-mile package delivery services. As part of FedEx Corporation’s “One FedEx” consolidation, effective June 1, 2024, FXG merged into Federal Express Corporation (“FedEx”). JAR’s ISP contract with FXG remained in place until October 12, 2024, after which the subsequent agreement was signed with FedEx. Unless otherwise specified, references to “FedEx” in this document include FXG for periods before October 12, 2024, and Federal Express Corporation thereafter.

On October 25, 2024, the Company acquired all issued and outstanding shares of JAR for a total consideration of $1,367,169 in cash, pursuant to a stock purchase agreement dated September 16, 2024 along with Amendment No.2 to stock purchase agreement dated November 22, 2024 (the “JAR Acquisition”). As of October 25, 2024, JAR ceased to be an S-Corporation and became a wholly owned subsidiary of ETS, a C-Corporation. Refer to Note 7. Acquisition, for additional information.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the Company after the JAR Acquisition. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of JAR.

The Company operates exclusively within the State of California. As an ISP, the Company is granted relative exclusivity in certain service areas by FedEx, which minimizes direct competition within those regions and enables the Company to focus on operational efficiency and service quality.

Details of the subsidiaries of the Company as of the reporting date are set out below:

Name of Entity	Date of Incorporation	State of Incorporation	% of Ownership	Principal Activities
Elite Express Holding Inc.	April 3, 2024	Delaware	Parent, 100%	Holding company
Subsidiary of the parent:
JAR Transportation Inc	May 27, 2020	California	100%	Route business operator and last-mile delivery services

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the U.S. (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the fiscal year ended November 30, 2024 and 2023 included in the Company’s Registration Statement on Form S-1. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the unaudited condensed consolidated financial statements not misleading have been included. Operating results for the interim period ended May 51, 2025 are not necessarily indicative of the results that may be expected for the fiscal year ended November 30, 2025. The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses of accounts receivables, useful lives of property and equipment, the recoverability of long-lived assets, impairment of goodwill, revenue recognition, and the realization of deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The operations of the Company are located in the U.S., with its business activities primarily focused on route delivery services as an ISP for FedEx. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by economic, regulatory, and operational environments in the U.S., as well as the general state of the U.S. economy. The Company’s results may be subject to the following risks and uncertainties:

·	The Company generates 100% of its revenue from FedEx, its sole customer. Any material change in the terms of the agreement, service demand, or the relationship itself could adversely affect the Company’s financial performance.

·	The route delivery industry is competitive, and the Company faces competition from both large national service providers and smaller regional operators. Changes in competitive dynamics may impact pricing, service demand, and profitability.

·	Seasonal demand fluctuations, particularly during peak periods such as holidays, may create challenges in resource allocation and operational scalability, potentially affecting the Company’s performance.

·	The Company is subject to various local, state, and federal transportation regulations. Changes in these regulations, or non-compliance with them, may result in increased costs or disruptions to operations.

·	The Company’s operations may also be affected by external events such as natural disasters, extreme weather conditions, and other events beyond its control, which could disrupt delivery schedules and operations.

Cash

Cash includes deposits held by banks that can be added to or withdrawn without limitation.

Accounts receivable, net

The Company adopted Accounting Standards Update (“ASU”) 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (Accounting Standards Codification (“ASC”) 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

Accounts receivable represent amounts due to the Company upon the completion of performance obligations for last-mile delivery services. Revenue is recognized in accordance with the Company’s revenue recognition policy, as verified by the Weekly Independent Service Provider Charge Statement. Payments are typically received within two days of invoicing, and the Company does not extend credit or maintain significant outstanding receivables. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment patterns, its current credit-worthiness and financial condition, and current market conditions and economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of May 31, 2025 and November 30, 2024, no allowance for credit losses was recorded, as all outstanding balances were considered fully collectible.

Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and impairment charges. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Depreciation is calculated primarily based on the straight-line method over the estimated useful lives of the assets:

Property	Estimated useful life
Vehicles	5 years
Office equipment	5 years

Impairment of Long-lived Assets

The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If an impairment indicator is present, the Company evaluates recoverability by comparing the carrying amount of the asset group to the sum of the undiscounted expected future cash flows over the remaining useful life of the asset group. If the carrying amount exceeds the recoverable amount, an impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset. The Company estimates fair value using the expected future cash flows discounted at a rate consistent with the risks associated with the recovery of the assets. Based on the above analysis, no impairment loss was recognized for the three and six months ended May 31, 2025 (Successor).

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

·	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

·	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

·	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, prepaid expenses and other current assets, accounts payable, due to a related party, other payables and other current liabilities, approximate the fair value of the respective assets and liabilities as of May 31, 2025 and November 30, 2024, based upon the short-term nature of the assets and liabilities.

Business Combinations

Business combinations are accounted for using the acquisition method of accounting. Amounts paid for an acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The accounting for business combinations requires estimates and judgment in determining the fair value of assets acquired, liabilities assumed, and contingent consideration transferred, if any, regarding expectations of future cash flows of the acquired business, and the allocation of those cash flows to the identifiable intangible assets. The determination of fair value is based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. If actual results differ from these estimates, the amounts recorded in the financial statements could result in a possible impairment of intangible assets and goodwill. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Acquisition-related expenses are expensed when incurred.

Goodwill and Intangible Assets

The Company records goodwill as the excess of the consideration transferred over the fair value of net assets acquired in business combinations. Goodwill was recognized in connection with the acquisition of JAR on October 25, 2024 (See Note 6, “Acquisition”). Goodwill is not amortized but is tested for impairment annually at the reporting unit level or more frequently if events or changes in circumstances indicate that it may be impaired. The Company has an option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit which is described in more detail below, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

The Company tests goodwill and intangible assets that are not subject to amortization for impairment annually on November 30, and the Company’s goodwill impairment review involves the following steps: 1) qualitative assessment – evaluate qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The factors the Company considers include, but are not limited to, macroeconomic conditions, industry and market considerations, cost factors, financial performance, and events specific to that reporting unit. If, or when, the Company determines it is more likely than not that the fair value of a reporting unit is less than the carrying amount, including goodwill, the Company would then change to the quantitative method; 2) quantitative method –the Company performs the quantitative fair value test by comparing the fair value of a reporting unit with its carrying amount and an impairment charge is measured as the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The Company has one reporting unit. Impairment is measured as the amount by which the carrying amount of the reporting unit exceeds its fair value, not to exceed the carrying value of goodwill. No impairment of goodwill was recorded for the three and six months ended May 31, 2025 (Successor).

The Company’s intangible asset consists of the customer relationship acquired as part of the JAR Acquisition. The asset is amortized on a straight-line basis over the estimated useful life, as outlined below:

Intangible assets	Estimated useful life
Customer Relationship	10 years

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to receive in exchange for those goods or services as performance obligations are satisfied. ASC 606 applies a five-step model for revenue recognition, which requires the Company to: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company is engaged in providing last-mile delivery services as an ISP for FedEx. The Company derives revenue from both fixed service charges and activity-based charges under its ISP Agreement. Performance obligations include (i) weekly service coverage (fixed weekly service charges), (ii) delivery and pickup stops (stop charges and e-commerce stop charges), (iii) handling and delivering packages (package charges, including e-commerce and large package deliveries), and (iv) compliance with branding requirements (apparel and vehicle branding).

Revenue is recognized as follows:

·	Over Time: Fixed weekly service charges and branding-related revenue (e.g., apparel and vehicle branding) are recognized evenly over the service period.

·	Point-in-Time: Activity-based revenue, including stop charges, package charges, and fuel surcharges, is recognized upon completion of the respective performance obligation, such as completing a delivery or pickup stop.

The Company recognizes revenue on a gross basis under the ISP Agreement with FedEx. The Company is responsible for fulfilling the promised services, managing operational resources, and ensuring compliance with FedEx’s performance standards. All contracts with FedEx contain a single performance obligation for each revenue stream, with no separately identifiable promises.

Cost of revenue

Cost of revenue primarily includes direct expenses incurred to fulfill the Company’s obligations under the ISP Agreement with FedEx. These costs consist of (i) driver compensation and benefits; (ii) depreciation and amortization expenses; (iii) fuel expenses; (iv) vehicle maintenance and leasing costs; (v) insurance premiums related to vehicle and liability coverage, and (vi) other operational expenses such as route management systems, uniforms, and branding compliance. All costs are directly attributable to the Company’s delivery operations and are recognized in the same period as the corresponding revenue.

Concentration of Credit Risk

The Company is exposed to a concentration of credit risk due to its reliance on a single customer, FedEx, which accounted for 100% of the Company’s revenue for all periods presented in this report. Accounts receivable are unsecured and derived from revenue earned under the Company’s ISP Agreement with FedEx. The Company’s accounts receivable are typically collected within two days of invoicing, and no allowance for credit loss was recorded as of May 31, 2025, and November 30, 2024. The Company’s reliance on FedEx represents a significant concentration of revenue and accounts receivable. This concentration reflects the Company’s business model as an exclusive service provider to FedEx under its ISP Agreement.

Income Taxes

Income taxes are accounted for using the asset and liability method, as prescribed under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

Prior to its acquisition by the Company, JAR (the Predecessor), as an S-Corporation, was not subject to federal corporate income tax, and its taxable income, deductions, and credits were passed through to its stockholders. The Predecessor was subject to the California corporate franchise tax under RTC § 23802, which requires S-Corporations to pay the greater of a minimum tax of $800 or 1.5% of net taxable income derived from California sources. In accordance with ASC 740-10-15-4, deferred tax assets and liabilities were recognized for state-level temporary differences and net operating loss (“NOL”) carryforwards. Following the Acquisition, the Predecessor became a wholly owned subsidiary of the Company, a C-Corporation, and is subject to corporate income tax under the Internal Revenue Code and applicable state tax laws.

ASC 740 requires a tax position to meet a recognition threshold before it is recognized in the financial statements. The Company assesses uncertain tax positions based on management’s evaluation of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. This assessment includes consideration of any potential appeals or litigation processes based on the technical merits of the tax position. Because significant assumptions and judgments are involved in determining whether a tax benefit is more likely than not to be sustained, actual results may differ from estimates under different assumptions or conditions. The Company recognizes interest and penalties related to unrecognized tax benefits as part of the income tax provision in the consolidated statements of income.

Loss per share

The Company computes loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the three and six months ended May 31, 2025, there were no dilutive shares outstanding.

Net losses for the Predecessor incurred during the three and six months ended May 31, 2024, was entirely allocable to Predecessor members. Additionally, due to the impact of the JAR Acquisition, the Company’s capital structure for the Predecessor and Successor periods is not comparable. As a result, the presentation of loss per share for the periods prior to such transaction is not meaningful and only loss per share for periods subsequent to the JAR Acquisition are presented herein.

Related parties and transactions

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition.

Segment reporting

The Company uses the management approach in determining reportable operating segments. The management approach considers the internal reporting used by the Company’s chief operating decision maker for making operating decisions about the allocation of resources and the assessment of performance. Management has determined that the Company operates as a single reportable segment, providing last-mile delivery services under its ISP Agreement with FedEx.

Recently Adopted Accounting Standards

In October 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805), which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in ASC 606, Revenue from Contracts with Customers. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The Company adopted this guidance in connection with the acquisition of JAR in October 2024, and accounted for the transaction using the acquisition method, consistent with the requirements of Topic 805.

Cumulative Effect of Change in Accounting Principle

Effective December 1, 2022, JAR adopted the accrual basis of accounting, transitioning from the cash basis previously used for financial reporting. This change was implemented in preparation for compliance with U.S. GAAP reporting requirements and was applied retrospectively in accordance with ASC 250, “Accounting Changes and Error Corrections”.

The cumulative effect of this accounting change was recognized in retained earnings as of December 1, 2022, with additional adjustments recorded in the year ended November 30, 2023 (Predecessor) to finalize the transition. The key adjustments included:

·	Accounts Receivable Recognition – Revenue was adjusted to reflect earned but unpaid amounts, increasing assets.

·	Interest Payable Recognition – Previously unrecorded interest obligations were recognized as liabilities.

·	Payroll Liabilities – Accrued but unpaid wages and benefits were properly recorded.

·	Reversal of Goodwill Amortization – The Company previously amortized goodwill under tax-based accounting, which is not permitted under GAAP. This amortization was reversed, increasing retained earnings.

The cumulative effect of these changes was as follows:

·	December 1, 2022 (Predecessor): $238,567 decrease in retained earnings due to the initial application of accrual accounting.

·	For the year ended November 30, 2023 (Predecessor), an additional adjustment of $4,637 was recorded as a reduction to retained earnings to finalize the transition.

For the six months ended May 31, 2024 (Predecessor), an additional adjustment of $2,204 was recorded as a reduction to retained earnings to finalize the transition.

New Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose significant expenses for their reportable segments on an interim and annual basis. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with retrospective application to prior periods presented. Management is currently evaluating the potential impact of this ASU on the disclosures in the consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities to disclose specific categories in the rate reconciliation and additional details for reconciling items that meet a quantitative threshold. This update is effective for annual periods beginning after December 15, 2024, with early adoption permitted. Management is currently assessing the potential impact of this ASU on the Company’s income tax disclosures in the consolidated financial statements.

NOTE 3 — LIQUIDITY

The Company incurred a net loss of $312,603 during the six months ended May 31, 2025 (Successor), primarily due to increased general and administrative expenses. The increase was mainly attributable to professional services required for financial reporting, regulatory compliance, and integration support following the acquisition of JAR in late 2024. Management expects these elevated costs to normalize in future periods as the Company completes its initial integration and regulatory setup. As of May 31, 2025, the Company had cash of $55,027 and positive working capital of $176,278. The Company continues to benefit from a stable and reliable cash flow structure under its ISP Agreement with FedEx, which provides weekly settlements, eliminating significant receivables collection risks and facilitating a consistent cash inflow.

To further support its liquidity position, on February 4, 2025, the Company secured two separate $2.0 million revolving credit facilities from its major stockholders, providing a total of $4.0 million in available liquidity. These facilities bear an annual interest rate of 12%, with quarterly interest payments and full principal repayment due at the end of the 24-month term. Additionally, the Company has the option to extend the facilities for an additional 12-month period. As of May 31, 2025, no amounts had been drawn under these facilities. (See Note 7.)

Management has assessed the Company’s ability to continue as a going concern in accordance with ASC 205-40, “Presentation of Financial Statements – Going Concern”. Based on current cash, available credit lines, and ongoing cash inflows from FedEx, management believes the Company has sufficient liquidity to meet its operating needs for at least the next 12 months. Accordingly, management has concluded that there is no substantial doubt regarding the Company’s ability to continue as a going concern, and these financial statements have been prepared on a going concern basis.

NOTE 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	Successor	Successor
	May 31, 2025	November 30, 2024
	(Unaudited)
Accounts receivable	$48,843	$56,485
Less: allowance for credit loss	-	-
Accounts receivable, net	$48,843	$56,485

The May 31, 2025, and November 30, 2024, accounts receivable balances have been fully collected as of the issuance date of the Company’s unaudited condensed consolidated financial statements.

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	Successor	Successor
	May 31, 2025	November 30, 2024
	(Unaudited)
Vehicles	$295,912	$295,912
Office equipment	-	-
Subtotal	295,912	295,912
Less: accumulated depreciation	(112,859)	(16,122)
Property and equipment, net	$183,053	$279,790

As of October 25, 2024, upon acquisition, the Successor revalued its vehicles to a fair value of $295,912. No additional asset transfers occurred post-acquisition, and the Predecessor’s vehicles, with a historical cost of $1,137,130, were fully retained.

Depreciation expense was $48,368 and $60,619, respectively, for the three months ended May 31, 2025 (Successor) and May 31, 2024 (Predecessor), and $96,736 and $119,827, respectively, for the six months ended May 31, 2025 (Successor), and May 31, 2024 (Predecessor).

NOTE 6 — ACQUISITION

On September 16, 2024, the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) to acquire 100% of JAR with the total gross price of $1,475,000 as specified in the original Purchase Agreement. In accordance with the terms of the Purchase agreement, the Company made an initial payment of $44,250 (“First Payment”) to the Escrow Account within three days after the Purchase Agreement was signed. The Company subsequently made payment of $398,250 (“Second Payment”) on October 22, 2024. Following these payments, the transaction terms were revised through two amendments. Following revisions in the first amendment, the final consideration was reduced to $1,367,169. Pursuant to the second amendment, the stock transfer date was set as October 25, 2024, which is considered the acquisition date for accounting purposes under ASC 805, Business Combinations (“ASC 805”). The Company made two additional payments totaling $899,669 (“Third and Fourth Payments”) after the acquisition date of October 25, 2024 and prior to the transaction’s official closing date of December 3, 2024. The remaining $25,000, which is contractually due within thirty days of the first anniversary of the Fourth Payment, has been accrued and included in the total purchase consideration recognized in connection with the acquisition.

The Company and JAR are unrelated parties. There was no common control between the Company and JAR prior to JAR’s acquisition by the Company. Immediately after the acquisition date on October 25, 2024, the Company took control of JAR in accordance with the Purchase Agreement. No members of JAR remain in governance or management positions in the Company post-acquisition. Based on the above factors, the Company assessed the appropriate accounting treatment under ASC 805 and concluded that the Company is the accounting acquirer. JAR became a 100% owned subsidiary of the Company after the acquisition date of October 25, 2024.

As part of the transaction structure, certain assets and liabilities, including cash, accounts receivable, and outstanding debt, were excluded from the acquisition and remained the responsibility of the sellers of JAR. The Acquisition was accounted for as a business combination using the purchase method of accounting. In accordance with ASC 805, the purchase price was allocated to the acquired assets and assumed liabilities based on their estimated fair values at the acquisition date.

The Company completed the initial purchase price allocation for the acquisition of JAR as of October 25, 2024. Assets (vehicles) acquired were recorded at estimated fair values as of acquisition date based on management’s estimates, available information, and supportable assumptions that management considered reasonable. No liabilities were assumed per the Purchase Agreement.

As part of the purchase price allocation, a deferred tax liability (“DTL”) was recognized for the basis difference in the acquired identifiable intangible asset—customer relationships. In accordance with ASC 805-740-25-3, no DTL was recognized for the reported amount of goodwill that is not deductible for tax purposes. The recognition of the DTL related to customer relationships resulted in a corresponding increase in goodwill, as required under ASC 805. Although the Company recognized a portion of DTL and goodwill based on its initial assessment, the valuation process is ongoing, and the final purchase price allocation, including the measurement of goodwill and deferred taxes, may be subject to further adjustments. The Company will continue to evaluate and refine the allocation based on additional information obtained during the measurement period in accordance with ASC 805.

The allocation of the purchase price to the major classes of assets as of October 25, 2024 is as follows:

Property and equipment	$295,912
Customer relationship	552,000
Deferred tax liabilities	(149,601)
Goodwill	668,858
Total purchase consideration	$1,367,169

The fair value of customer relationship was determined using assumptions that are representative of those typically used by a market participant in estimating fair value.

The fair value of the identified intangible asset, i.e. customer relationship, and its estimated average useful life as of May 31, 2025 and November 30, 2024 are as follows:

			Average
	May 31, 2025	November 30, 2024	Useful Life
	Successor	Successor	(in Years)
Customer relationship	$552,000	$552,000	9.33
Less: accumulated amortization	(36,800)	(9,200)
Total intangible assets, net	$515,200	$542,800

Amortization expense of customer relationship was $13,800 and $27,600 for the three and six months ended May 31, 2025 (Successor).

NOTE 7 — RELATED PARTY TRANSACTIONS

a. Nature of relationship with related parties

Name	Relationship with Our Company
Mr. Huan Liu	Chairman of the Board of Directors
Mr. Raymond June	Former President and former stockholder of JAR
Centurion Tech Holdings Limited	Stockholder
Eternal Blessing Holdings Limited	Stockholder
Grand Bright International Holdings Ltd	Stockholder

b. Due to a related party

Amount due to a related party represents funds borrowed from the Company’s Chairman of the Board of Directors, Mr. Huan Liu, to support its operating working capital purpose and investing activities, specifically for the acquisition of JAR. These payables are unsecured, non-interest bearing, and due on demand. During the period from October 26, 2024 through November 30, 2024 (Successor), the Company borrowed an aggregate of $100,088 from Mr. Huan Liu, either directly or through his third-party business contacts on his behalf. The funds were primarily used for investing activities related to the acquisition of JAR. The Company also made repayments to Mr. Huan Liu in the amount of $71,050. Subsequently, on December 2, 2024, the Company received additional funding of $120,000 from Mr. Huan Liu again through his third-party business contacts on his behalf, which was fully repaid as of `the date of this prospectus. During the six months ended May 31, 2025, the Company made an additional $5,000 repayment to Mr. Huan Liu. As a result of these transactions, the balance due to Mr. Huan Liu was $24,038 as of May 31, 2025, and as of the date of this prospectus.

On March 31, 2025, the Company issued a promissory note to Mr. Huan Liu, pursuant to which the Company may periodically borrow up to $120,000 from Mr. Huan Liu to fund its working capital needs. Borrowings made pursuant to this note are unsecured, non-interest bearing and repayable upon demand of Mr. Huan Liu.

c. Capital contribution from shareholders

During the six months ended May 31, 2025, the Company received a capital contribution of $480,000 from two shareholders, which included $430,000 from one shareholder, Grand Bright International Holding Ltd. and $50,000 from Mr. Huan Liu through his third-party business contacts on his behalf.

On June 17, 2025, the Company received a capital contribution of $100,000 from one shareholder, Apex Management Limited.

d. Stockholder Loan for Litigation Settlement

On November 20, 2023, JAR entered into a secured loan agreement with a stockholder for a principal amount of $166,847, at an annual interest rate of 7.0%. The loan was secured by JAR’s property and equipment and accounts receivable, and required 60 monthly payments of $3,303.77, beginning December 20, 2023. The loan was used to fund the settlement of a class-action lawsuit (see Note 11).

During the six months ended May 31, 2024 (Predecessor), JAR made loan repayments of $136,561, including principal and interest of $119,890 and $16,671, respectively.

On November 22, 2024, the Company and JAR entered into a second amended stock purchase agreement, establishing October 25, 2024, as the effective acquisition date. In accordance with the agreement, the remaining balance of the stockholder loan was fully repaid prior to closing of the transaction in November 2024, and no related party balances remained outstanding as of November 30, 2024.

e. Business Loan Guarantees

Between August 2020 and January 2022 (Predecessor period), JAR entered into multiple secured term loan agreements with three financial institutions to finance vehicle acquisitions. These included six separate term loans from 1st Source Bank, six from Ford Motor Credit Company, and four from Community Wide Federal Credit Union. The aggregate principal amount of these borrowings was approximately $845,588. Mr. Raymond June, former president and stockholder of JAR, personally provided unlimited guarantees in connection with eleven of the above loans at the time of origination, with an aggregate principle amount of $544,394. The guaranteed amounts included the full principal balance as well as any accrued interest associated with the respective borrowings.

In connection with the acquisition of JAR by the Company on October 25, 2024, the outstanding balances of these loans were fully repaid at carrying value by JAR’s former stockholders, and the personal guarantees provided by Mr. June were released prior to the closing of the transaction.

f. Revolving credit

In February 2025, the Company obtained two separate $2.0 million revolving credit facilities from the major stockholders, Centurion Tech Holdings Limited and Eternal Blessing Holdings Limited, providing a total liquidity buffer of $4.0 million. These facilities carry a 12% annual interest rate, require quarterly interest payments, full principal repayment due at the end of the 24-month term and offer a flexible extension option for an additional 12 months. As of May 31, 2025, the Company had not drawn under these revolving credit facilities.

NOTE 8 — INCOME TAXES

The Company and its operating subsidiary in United States are subject to the tax law of the United States. The Company elected to file income taxes as a corporation for the tax year ended November 30, 2024.

(i)	The components of the income tax provision were as follows:

	Successor	Predecessor	Successor	Predecessor
	For the Three Months Ended 31-May-25	For the Three Months Ended 31-May-24	For the Six Months Ended 31-May-25	For the Six Months Ended 31-May-24
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Current tax provision
Federal	$-	$-	$-	$-
State	400	0	800	800
	400	0	800	800
Deferred tax benefit
Federal	0	-	(72,992)	-
State	0	294	(33,706)	-
	0	294	(106,698)	-
Income tax provision (benefit)	$400	$294	$(105,898)	$800

(ii)	Reconciliations of the statutory income tax rate to the effective income tax rate were as follows:

	Successor	Predecessor	Successor	Predecessor
	For the Three Months Ended 31-May-25	For the Three Months Ended 31-May-24	For the Six Months Ended 31-May-25	For the Six Months Ended 31-May-24
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Federal statutory tax rate	21.0%	-%	21.0%	-%
State statutory tax rate	(7.3)%	1.4%	8.9%	0.3%
Non-deductible expenses	(14.0)%	(2.0)%	(4.6)%	(1.5)%
Effective tax rate	(0.3)%	(0.6)%	25.3%	(1.2)%

(iii)	Deferred tax liabilities were composed of the following:

	Successor	Successor
	May 31, 2025	November 30, 2024
	(Unaudited)
Deferred tax assets:
Net operating loss carry-forwards	$95,234	$40,265
Depreciation expense	-	2,400
Less: Valuation allowance	26,401	-
Total deferred tax assets	121,635	42,665

Deferred tax liabilities:
Customer relationship recognized upon JAR Acquisition	(120,402)	(149,363)
Depreciation expense	(1,233)	-
Total deferred tax liabilities	(121,635)	(149,363)
Total deferred tax assets (liabilities), net	$-	$(106,698)

Valuation Allowance

The Company recognizes income taxes using the asset and liability method. Management establishes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards. Realization of the Company’s gross deferred tax asset depends on its ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits are generated. In assessing its ability to realize deferred tax assets, the Company considers all available evidence and records valuation allowances to reduce deferred tax assets to the amounts that management concludes are more-likely-than-not to be realized. As of May 31, 2025, the Company believes that a valuation allowance of $26,401 is appropriate. As of November 30, 2024, no valuation allowance is required as the Company was in a net deferred tax liability position.

Uncertain Tax Position

The Company recognizes income tax benefits associated with uncertain tax positions, when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more likely than not recognition threshold, management initially and subsequently measures the tax benefit as the largest amount judged to have a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority. The Company has concluded that there are no uncertain tax positions requiring recognition in its financial statements as of May 31, 2025.

State Income Tax

To the extent there is state nexus based on sales, location of employees, inventory, and/or other property, a tax provision is prepared and recorded. In 2025, the Company identified nexus in California.

For the three months ended May 31, 2025 (Successor) and May 31, 2024 (Predecessor), the Company recorded a tax provision of $400 and $294, respectively. For the six months ended May 31, 2025 (Successor) and May 31, 2024 (Predecessor), the Company recorded a tax (benefit) provision of $ (105,898) and $800, respectively.

NOTE 9 — CONCENTRATIONS

Credit risk

As of May 31, 2025 and November 30, 2024, all of the Company’s cash was on deposit at financial institutions in the U.S. and insured by the Federal Deposit Insurance Corporation (FDIC) subject to applicable insurance limits. The Company has not experienced any losses in such accounts. Accounts receivable are unsecured and derived entirely from revenue earned under the Company’s ISP Agreement with FedEx.

Concentrations

The Company’s sole customer, FedEx, accounted for 100% of the Company’s revenue for both the six months ended May 31, 2025 (Successor) and the six months ended May 31, 2024 (Predecessor). Accordingly, all of the accounts receivable are derived from FedEx. The Company’s revenue and accounts receivable concentration is consistent with its business model as an exclusive service provider under the ISP Agreement with FedEx.

NOTE 10 — STOCKHOLDERS’ EQUITY

Common Stock

The Company was incorporated on April 3, 2024, under the laws of the State of Delaware. Under the Company’s amended and restated articles of incorporation on December 19, 2024, the total authorized number of shares of common stock is 1,000,000,000 with a par value of $0.000001, which consists of 900,000,000 shares of Class A common stock and 100,000,000 shares of Class B common stock. The Company also has the authority to issue 5,000,000 shares of preferred stock as deemed necessary with a par value per share equal to the par value per share of the Class A common stock. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. With respect to matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to 15 votes. Class B common stock is convertible into Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Class A common stock is not convertible into shares of any other class. The numbers of authorized and outstanding common stock have been retroactively adjusted to reflect the 1-for-6 reverse stock split effected on December 23, 2024, as if it had occurred at the beginning of all periods presented. All per-share amounts in the financial statements have also been adjusted accordingly.

On August 27, 2024, the Company entered into two separate subscription agreements with two investors, Eternal Blessing Holdings Limited and Centurion Tech Holdings Limited (the “Investors”), whereby the Company agreed to sell, and each Investor agreed to purchase, 500,000 shares of Class A common stock at a purchase price of $0.90 per share. The gross proceeds from each subscription agreement were $450,000, respectively, resulting in total gross proceeds of $900,000. As of November 30, 2024, all proceeds were fully received by the Company.

During the period from October 26, 2024 to November 30, 2024, the Company received a capital contribution of $589,000 from two shareholders, consisting of $300,000 from one shareholder, Grand Bright International Holdings Limited, and $289,000 from Mr. Huan Liu through his third-party business contacts on his behalf.

During the three and six month periods ended May 31, 2025, the Company received capital contributions of $nil and $480,000, respectively, from two shareholders, which included $430,000 from Grand Bright International Holdings Ltd. and $50,000 from Mr. Huan Liu though his third-party business contacts on his behalf.

Reverse Stock Split

On December 19, 2024, the Company’s board of directors approved and adopted the Amended and Restated Certificate of Incorporation, pursuant to Sections 242 and 245 of the Delaware General Corporation Law (DGCL), which authorized a reverse stock split at a ratio of one share of new common stock for each six shares of old common stock. The Company subsequently filed the Amended and Restated Certificate of Incorporation with the State of Delaware, and the Reverse Stock Split became effective at 12:00 AM, Eastern Time, on December 23, 2024. All share information included in the financial statements has been retrospectively adjusted to reflect the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented.

As of May 31, 2025, there were 8,750,005 shares of Class A common stock and 4,166,667 shares of Class B common stock issued and outstanding.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be a party to various legal actions arising in the ordinary course of business. The Company accrues expenses associated with these matters when they become probable and the amount can be reasonably estimated. Legal expenses incurred in connection with loss contingencies are expensed as incurred.

On April 26, 2021, a class action lawsuit was filed against JAR(Predecessor) and Raymond Paul June in the Superior Court of California, County of Los Angeles, by a former employee, Joaquin Rojas. The lawsuit alleged various wage and hour violations, including failure to pay wages, overtime, and meal and rest break violations, as well as claims under the California Private Attorneys General Act (“PAGA”).

On November 6, 2023, the Superior Court of California granted final approval of a settlement agreement between the parties, under which JAR agreed to pay a Gross Settlement Amount of $165,000. The settlement covered payments to class members, attorney fees, and a $10,000 PAGA penalty. Following court approval, JAR fully funded the settlement account and, as of December 11, 2023, settlement payments were distributed to the eligible class members, attorneys, and other recipients.

Settlement funds unclaimed after June 8, 2024 will be remitted to the Controller of the State of California under the Unclaimed Property Law (California Civil Code § 1500). This completes the settlement process.

In February 2025, Pablo Aguero (a former employee of JAR, the subsidiary, the “Applicant”) filed a workers’ compensation claim with the California Workers’ Compensation Appeals Board (WCAB Case No: ADJ20520242). This claim relates to his employment in or around May 2023, prior to the acquisition of JAR. While the WCAB filing does not specify a monetary demand, the Applicant previously issued a pre-litigation demand letter asserting claims totaling approximately $46,600. Pursuant to the terms of the stock purchase agreement for the acquisition of JAR, liabilities arising from pre-closing employment matters remain the responsibility of the sellers. Accordingly, the claim is currently being handled by the sellers and legal counsel designated by JAR’s employment practices liability insurance carrier. The Company has requested their assistance in responding to subpoenas issued in connection with the WCAB proceeding, which seek personnel and payroll records related to the Applicant, and they are currently in the process of providing the requested documents. Based on the information available to date, the Company does not antipate that the outcome of this proceeding will have a material impact on the Company’s business or financial condition.

In June 2025, Rafael Perez Linarez (a former employee of JAR, our subsidiary) filed a workers’ compensation claim with the California Workers’ Compensation Appeals Board (WCAB Case No: unassigned). This claim relates to his employment from around July 2020 to June 2022, prior to our acquisition of JAR. Pursuant to the terms of the stock purchase agreement for the acquisition of JAR, liabilities arising from pre-closing employment matters remain the responsibility of the sellers.

In June 2025, Elma Asusena Oliveros filed a workers’ compensation claim with the California Workers’ Compensation Appeals Board (WCAB Case No: ADJ21112337). This claim relates to her employment from around May 2025. As of the date of this prospectus, this matter has been referred to our workers’ compensation insurance carrier and no cost estimates are currently available.

As of May 31, 2025, the Company did not have any other material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s unaudited condensed consolidated financial position, results of operations, and cash flows.

NOTE 12 — SUBSEQUENT EVENTS

In June 2025, the company purchased three electric trucks with an original value of $378,932. After deducting a HVIP incentive amount of $299,025, the net book value of the trucks is $79,907.

On June 17, 2025, the Company received a capital contribution of $100,000 from one shareholder, Apex Management Limited.

The Company has performed an evaluation of subsequent events occurring since June 1, 2025 and has determined that, except for the matters mentioned above, no adjustment to or disclosure in the unaudited condensed consolidated financial statements is required.

Until [●], 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

4,000,000 Shares of Class A Common Stock

ELITE EXPRESS HOLDING INC.

Prospectus dated [●], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the sale of the Class A common stock being registered. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$2,817.04
FINRA Filing Fee	$3,260
Exchange Listing Fee	$75,000
Legal Fees and Other Expenses	$350,000
Accounting Fees and Expenses	$50,000
Printing Expenses	$38,000
Underwriter Out of Pocket Accountable	150,000
Non-accountable expenses to underwriters	$160,000
Miscellaneous Expenses	$10,000
Total Expenses	$839,077.04

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits, and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our Certificate of Incorporation provides that we shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as the same many be amended and supplemented, any and all persons whom it shall have power to indemnity under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. We shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our Bylaws also have similar provisions on indemnification and advancement of expenses.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933 (the “Securities Act”).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A common stock
Huan Liu	April 23, 2024	4,166,670 Class A common stock	$25.00
Huan Liu	April 23, 2024	4,166,667 Class B common stock	$25.00
Hillhouse Venture Capital Limited	July 5, 2024	766,667 Class A common stock	$460.00
Hawkeyes Investment Ltd	July 5, 2024	766,667 Class A common stock	$460.00
Shouqian Jiang	July 3, 2024	766,667 Class A common stock	$460.00
Jiping Yin	July 3, 2024	766,667 Class A common stock	$460.00
Zhaoxia Song	July 3, 2024	516,667 Class A common stock	$310.00
Centurion Tech Holdings	November 7, 2024	500,000 Class A common stock	$450,000.00
Eternal Blessing Holdings	November 22, 2024	500,000 Class A common stock	$450,000.00

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Laguna Hills, State of California, on July 14, 2025.

Elite Express Holding Inc.

By:	/s/ Yidan Chen
Yidan Chen
Chief Executive Officer, President, and Director
(Principal Executive Officer)

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yidan Chen as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yidan Chen	Chief Executive Officer, President, and Director	July 14, 2025
Name: Yidan Chen	(Principal Executive Officer)

/s/ Robert Cook	Chief Financial Officer	July 14, 2025
Name: Robert Cook	(Principal Financial and Accounting Officer)

/s/ Huan Liu	Chairman of the Board of Directors	July 14, 2025
Name: Huan Liu

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Incorporation

3.2*	Amended and Restated Bylaws

4.1*	Specimen Stock Certificate

5.1*	Opinion of Hunter Taubman Fischer & Li LLC

10.1†*	Employment Agreement dated January 7, 2025 by and between Yidan Chen, the Registrant’s CEO, and the Registrant

10.2†*	Employment Agreement dated November 1, 2024 by and between Robert Cook, the Registrant’s CFO, and the Registrant

10.3*	Form of Indemnification Agreement by and between the Registrant’s directors or officers and the Registrant

10.4*	Director Offer Letter dated June 29, 2024 by and between Huan Liu, the Registrant’s chairman of the board of directors, and the Registrant

10.5†*	Director Offer Letter dated January 23, 2025 by and between Francis A. Braun III, the Registrant’s director, and the Registrant

10.6†*	Director Offer Letter dated January 22, 2025 by and between Ninoslav Vasic, the Registrant’s director, and the Registrant

10.7†*	Director Offer Letter dated December 10, 2024 by and between Adam Eilenberg, the Registrant’s director, and the Registrant

10.8†*	Director Offer Letter dated January 7, 2025 by and between Yidan Chen, the Registrant’s director, and the Registrant

10.9†*	Independent Service Provider Agreement by and between FedEx and the Registrant, dated October 12, 2024

10.10*	Consulting Agreement by and between WJ Management Inc and the Registrant, dated September 16, 2024, amended on January 14, 2025

10.11†*	Commission Fee Agreement by and between WJ Management Inc and the Registrant, dated September 16, 2024

10.12†*	Stock purchase agreement by and among JAR, JAR stockholders and the Registrant, dated September 16, 2024, as amended on November 1, 2024 and November 22, 2024

10.13*	Revolving Line of Credit Agreement by and between Eternal Blessing Holdings Limited and the Registrant, dated February 4, 2025

10.14*	Revolving Line of Credit Agreement by and between Centruion Tech Holdings Limited and the Registrant, dated February 4, 2025

10.15†*	Secured Loan Agreement by and between JAR and Mr. Raymond June, dated November 20, 2023

10.16*	Promissory Note issued by the Registrant, dated March 31, 2025

14.1*	Code of Business Conduct and Ethics of the Registrant

19.1*	Insider Trading Policy of the Registrant

21.1*	List of Subsidiaries

23.1	Consent of Golden Eagle CPAs LLC

23.2*	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1*	Audit Committee Charter

99.2*	Compensation Committee Charter

99.3*	Nomination and Corporate Governance Committee Charter

99.4*	Consent of Adam Eilenberg

99.5*	Consent of Ninoslav Vasic

99.6*	Consent of Francis A. Braun III

107*	Filing Fee Table

* Previously filed.

† Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.